PARTICIPATION AGREEMENT

dated as of December 20, 2007

among

DRESSER-RAND S.A. (FRANCE)
as Construction Agent and Lessee,

CITIBANK INTERNATIONAL PLC (PARIS BRANCH)
as Lessor

THE PERSONS NAMED HEREIN
as Note Holders,

and

CITIBANK INTERNATIONAL PLC (PARIS BRANCH)
as Agent

i

ii

Schedule I	-	Manner of Payment and Communications to Parties
Schedule II	-	Fees
Schedule III	-	Pricing Grid
Exhibit A	-	Purchase Procedures
Exhibit B	-	Form of Requisition
Exhibit C	-	Form of Officer's Certificate of Completion
Appendix A	-	Definitions

iii

PARTICIPATION AGREEMENT (as it may be amended from time to time, this "Agreement"), dated as of December 20, 2007, among Dresser-Rand S.A. (France), a French société anonyme, having its registered office at 31 boulevard Winston Churchill, 76600 Le Havre, France, registered with the Commercial and Companies Register of Le Havre under No. 562 060 269 (the "Company" or in its capacity as lessee under the Lease, the "Lessee" or in its capacity as construction agent under the Agency Agreement, the "Construction Agent"); Citibank International plc (Paris Branch), a finance institution established under the laws of England and qualified in France as a credit establishment of the European Economic Area (the "Lessor"); the Persons named from time to time on Schedule I hereto as note purchasers (collectively, the "Note Holders"); and Citibank International plc (Paris Branch), in its capacity as administrative agent for the Note Holders and the Lessor (the "Agent"). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in Appendix A hereto.

PRELIMINARY STATEMENT

In accordance with the terms of the Operative Documents, the parties desire to enter into this Agreement to effect the transactions described in Part I of Appendix A hereto.

In consideration of the agreements herein and in the other Operative Documents and in reliance upon the representations and warranties set forth herein and therein, the parties agree as follows:

ARTICLE I

FINANCING

Section 1.01. Note Holder Commitments. (a) Subject to the terms and conditions in this Agreement, each A-Note Holder hereby agrees, severally and not jointly and severally, to make advances (each, an "Advance") to the Lessor pursuant to the Loan Agreement from time to time on each Funding Date to occur prior to the Commitment Termination Date in amounts equal to its Funding Percentage of the A-Portion of Actual Project Costs specified in any Requisition issued for such Funding Date. Subject to the terms and conditions in this Agreement, each B-Note Holder hereby agrees, severally and not jointly and severally, to make Advances to the Lessor pursuant to the Loan Agreement from time to time on each Funding Date to occur prior to the Commitment Termination Date in amounts equal to its Funding Percentage of the B-Portion of Actual Project Costs specified in any Requisition issued for such Funding Date.

(b) No Note Holder shall have any obligation to make any Advance (including an Advance under Section 1.03(b)) for any amount in excess of its aggregate Note Commitment less the aggregate amount of all outstanding Advances made by such Note Holder. Advances under the A-Notes shall be limited to 80% of Actual Project Costs (exclusive of A-Note Capitalized Amounts, B-Note Capitalized Amounts and Investment Capitalized Amounts), and Advances under the B-Notes shall be limited to 15% of Actual Project Costs (exclusive of A-Note Capitalized Amounts, B-Note Capitalized Amounts and Investment Capitalized Amounts).

Section 1.02. Investment Commitments.

(a) Subject to the terms and conditions in this Agreement, the Lessor hereby agrees to make investments (each, an "Investment") from time to time on each Funding Date to occur prior to the Commitment Termination Date in amounts equal to the Lessor's Funding Percentage of the Investment Portion of Actual Project Costs specified in any Requisition issued for such Funding Date.

(b) The Lessor shall not have any obligation to make any Investment (including an Investment pursuant to Section 1.03(b)) for any amount in excess of its aggregate Investment Commitment less the aggregate amount of all outstanding Investments made by the Lessor. Investments made, net of amounts used to fund Investment Capitalized Amounts payable to the Lessor, shall in all events and at all times be in amounts not less than 5% of Actual Project Costs. All Investment Capitalized Amounts payable during the Construction Period shall be funded solely from the proceeds of Investments, and the Lessor hereby agrees to make, on each Payment Date during the Construction Period, an Investment (based on its Funding Percentage) for the payment of such amounts.

Section 1.03. Procedures for Advances and Investments.

(a) Requisitions.

(i) No later than 1:00 P.M. (London time) on the third Business Day prior to the date on which a Funding is desired, the Construction Agent must submit to the Agent an irrevocable requisition for Actual Project Costs (a "Requisition") substantially in the form attached as Exhibit B. The Agent will give notice of such Requisition to the Note Holders and the Lessor not less than three (3) Business Days prior to the applicable Funding Date. Such notice by the Agent shall specify the amount of the Advances to be made by each Note Holder and the amount of the Investments to be made by the Lessor.

(ii) Each Requisition (A) shall be irrevocable and executed by an authorized Officer of the Construction Agent, (B)  shall request a Funding of an amount at least equal to €2,000,000 or such lesser amount as shall be equal to the lesser of (x) the aggregate amount of the unused Commitments available at such time or (y) the amount of the final Requisition and (C) shall request that the Note Holders make Advances and that the Lessor make Investments for Actual Project Costs, exclusive of interest, Distributions, Commitment Fees and other amounts that are capitalized and funded as set forth in Section 1.03(b), incurred or to be incurred as specified in the Requisition. Each Requisition shall also specify (1) the proposed Funding Date and (2) the Interest Period for such Funding. No more than one (1) Requisition may be submitted during any calendar month. Each Requisition shall constitute a representation and warranty by the Construction Agent that all the conditions precedent to such Funding have been satisfied except as otherwise indicated in the Requisition.

(b) Funding of A-Note Capitalized Amounts, B-Note Capitalized Amounts and Investment Capitalized Amounts.

(i) Subject to the terms in this Agreement, (x) each A-Note Holder hereby agrees, severally and not jointly and severally, to make an Advance to fund its Funding Percentage of the A-Note Capitalized Amounts at any time such A-Note Capitalized Amounts are due and payable hereunder during the Construction Period, (y) each B-Note Holder hereby agrees, severally and not jointly and severally, to make an Advance to fund its Funding Percentage of the B-Note Capitalized Amounts at any time such B-Note Capitalized Amounts are due and payable hereunder during the Construction Period, and (z) the Lessor hereby agrees to make an Investment to fund its Funding Percentage of the Investment Capitalized Amounts at any time such Investment Capitalized Amounts are due and payable hereunder during the Construction Period.

(ii) No Requisition shall be necessary to permit the Agent (x) to request each A-Note Holder to make Advances in an amount equal to its Funding Percentage of the A-Note Capitalized Amounts due hereunder during the Construction Period, (y) to request each B-Note Holder to make Advances in an amount equal to its Funding Percentage of the B-Note Capitalized Amounts due hereunder during the Construction Period or (z) to request the Lessor to make an Investment in an amount equal to its Funding Percentage of the Investment Capitalized Amounts due hereunder during the Construction Period. There shall be no conditions precedent to a Funding by the Note Holders and the Lessor to pay amounts payable under this Section 1.03(b).

(c) Funding Advances and Investments. On the date specified for any Funding, each Note Holder and/or the Lessor shall, before 1:00 P.M. (London time), make available to the Agent, on behalf of the Lessor, an amount equal to the Advance and/or the Investment, as the case may be, to be made by it on such Funding Date, at the Agent's address referred to in Schedule I hereto, in immediately available funds.

(d) Non-Funding Note Holder or Lessor. Unless the Agent shall have received notice from a Note Holder or the Lessor prior to any Funding Date that such Note Holder or the Lessor will not make available to the Agent an Advance or Investment, as applicable, the Agent may assume that such Note Holder or the Lessor has made its funds available to the Agent in accordance with Section 1.03(c) and the Agent may (but shall not be required to), in reliance upon such assumption, make available to the Construction Agent (on behalf of the Lessor) on such date a corresponding amount. If and to the extent that such Note Holder or the Lessor shall not have so made such Advance or Investment available to the Agent on such date, such Note Holder or the Lessor agrees to repay the Agent on demand by the Agent such corresponding amount, together with interest thereon, for each day from the date such amount is made available to the Construction Agent, until the date such amount is repaid to the Agent, at the EURIBOR Rate. If such Note Holder or the Lessor shall repay to the Agent such corresponding amount, such amount so repaid (excluding any amounts for interest paid to the Agent) shall constitute such Note Holder's funding of its Advance or the Lessor's funding of its Investment, as applicable, for purposes of this Agreement. The failure of any Note Holder to make an Advance shall not relieve any other Note Holder or the Lessor of its obligations, if any, hereunder and the failure of the Lessor to make an Investment shall not relieve any Note Holder of its obligations, if any, hereunder, but no Note Holder shall be responsible for the failure of any other Note Holder or the Lessor to make an Advance or Investment, as applicable, and the Lessor shall not be responsible for the failure of any Note Holder to make an Advance.

(e) Company as Beneficiary. The funding obligations of the Note Holders and the Lessor in this Section 1.03 are for the benefit of the Company, as Construction Agent on behalf of the Lessor.

(f) Funding of Retainage Amounts. The final Requisition for Actual Project Costs shall include a request for a Funding of Advances and Investments to provide for the payment of amounts representing the Retainage Amount, if any. The aggregate amount of the proceeds of such Funding representing the Retainage Amount shall be held by the Construction Agent until such amount is due and payable to the applicable Contractor, Vendor or Supplier under the applicable Facility Agreement, and at such time paid to the applicable Contractor Vendor or Supplier in accordance with the applicable Facility Agreement.

(g) The Lessee acknowledges that the Lessor has obtained financing for the Actual Project Costs and in consideration therefor has assigned its right, title and interest in and to any and all amounts due from the Construction Agent, the Lessee or any third Person under the Operative Documents to the Agent.

Section 1.04. Use of Proceeds. Upon the Agent's receipt of funds from the Note Holders and the Lessor in accordance with Section 1.03(c) for the applicable Funding and upon fulfillment of the applicable conditions set forth in Article II, the Agent will apply the funds as set forth in this Section 1.04.

(a) Requisition Fundings. Promptly upon the receipt by the Agent of the proceeds of Advances and Investments made pursuant to a Requisition on a Funding Date (and not later than 1:00 P.M. (London time) on such Funding Date if the Agent has timely received such proceeds) such proceeds shall be applied by the Agent in immediately available funds as follows:

(i) First, to pay all Transaction Costs, if any, set forth in the Requisition for such Funding Date.

(ii) Second, the balance to the Construction Agent or as directed by the Construction Agent, in accordance with the Requisition, for application to other Actual Project Costs.

(b) Fundings for Other Capitalized Amounts. The proceeds of Advances and Investments made pursuant to Section 1.03(b) shall be applied by the Agent to pay the amounts for which such Advances and Investments are made.

Section 1.05. Financing of Actual Project Costs. (a) Anything contained herein to the contrary notwithstanding, no Note Holder shall be obligated to perform any duty, covenant or condition required to be performed by the Lessor hereunder, and any such duty, covenant or condition shall be and remain the sole obligation of the Lessor.

(b) During the Lease Term, so long as no Event of Default has occurred and is continuing, the Lessor hereby grants to the Lessee the exclusive right to consent on the Lessor's behalf under Section 5.03(b) to an assignment of all or a portion of a Note Holder's Note, which consent shall not be unreasonably withheld or delayed.

Section 1.06. Payments to the Agent. (a) The parties hereto agree that notwithstanding the terms of the Operative Documents, any payment required to be made pursuant to any Operative Document by the Company (individually or in its capacity as Construction Agent or Lessee) to the Lessor, or by or on behalf of the Lessor to the Lessor or any Note Holder, out of amounts paid by the Company (individually or in its capacity as Construction Agent or Lessee) to the Lessor, shall be made directly to or at the direction of the Agent (which direction may change from time to time with prior reasonable written notice, so long as such direction does not require the Company to make any payment due on an date to more than one Person) for application in accordance with the terms of the Operative Documents on behalf of the applicable payee(s).

(b) (i) All payments made by the Company to or at the direction of the Agent in accordance with this Section 1.05 shall be deemed to have been applied by the Agent to the purposes for which such payments were made in accordance with the terms of the Operative Documents and (ii) upon delivery of good funds to the Agent in any such case, the Company's and the Lessor's payment obligations in the particular instance shall be deemed satisfied to the extent of the funds so furnished. All amounts payable to or at the direction of the Agent hereunder shall be paid without any setoff, counterclaim or other deduction in Euros and in immediately available funds by 1:00 P.M. (London time) on the applicable Payment Date or on the date when due, unless any such date is not a Business Day, in which case payment shall be due and payable on the next succeeding Business Day, at the Agent's address as set forth in Schedule I hereto, or at such other address or to such other Person as the Agent, from time to time, may designate to the Company by written instructions.

(c) Notwithstanding anything to the contrary set forth herein, any payment to be made by or on behalf of the Company pursuant to any Operative Document during the Construction Period shall be paid solely from the proceeds of Advances and Investments as Actual Project Costs, provided, however, that any such payment obligation which arises (i) out of a Fully Indemnifiable Event or (ii) upon the Company's election to proceed under Section 6.02(g) or Section 6.04 shall not be paid from the proceeds of Advances or Investments, but shall be paid by the Company from other funds of the Company (the "Construction Period Funding Requirement").

ARTICLE II

CONDITIONS PRECEDENT

Section 2.01. Conditions Precedent to Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) that it is duly authorized, executed and delivered by the Company, the Lessor, the Note Holders and the Agent.

Section 2.02. Conditions Precedent to Initial Funding Date The obligations of the Note Holders to make Advances and the Lessor to make Investments shall be subject to the fulfillment, on or prior to January 10, 2008, of the following conditions precedent:

(a) Due Authorization, Execution and Delivery of Documents. The following documents shall have been duly authorized, executed and delivered by all parties thereto, and shall be in full force and effect:

(i) the Loan Agreement;

(ii) the A-Notes;

(iii) the B-Notes;

(iv) the Construction Agency Agreement;

(v) the Parent Guaranty;

(vi) the Instrument Guaranty;

(vii) the Ground Lease;

(viii) the Sub-Ground Lease; and

(ix) the Lease.

(b) Representations and Warranties. The representations and warranties of each of the Company, the Guarantor and the Lessor, respectively, set forth in the Operative Documents shall be true and correct in all material respects as if made on and as of the Initial Funding Date or, as applicable, on and as of the date specified in such representation or warranty.

(c) Company and Guarantor Documents. The Agent shall have received on or before the Initial Funding Date the following, each dated as of the Initial Funding Date (unless otherwise specified), and in form and substance satisfactory to the Agent (unless otherwise specified):

(i) Corporate Documents of the Company. An official extract from the Commercial and Companies Register of Le Havre (“extrait K-bis”) with respect to the Company and a copy of the articles of incorporation (“statuts”) of the Company certified by such Companies Register;

(ii) Good Standing Certificate. A good standing certificate from the Secretary of State of Delaware for the Guarantor

(iii) Secretary's Certificate. A certificate of the Chairman (Président Directeur Générale) of the Company and the Secretary or an Assistant Secretary of the Guarantor certifying (A) the certificate of incorporation and by-laws, or other equivalent documents, of the Company or the Guarantor, as applicable, (B) the resolutions of the relevant governing board or other authority of the Company or the Guarantor, as applicable, approving the execution, delivery and performance of each Operative Document to which the Company or the Guarantor, as applicable, is or will be a party and (C) the names and true signatures of the Officers of the Company and the Guarantor authorized to sign each Operative Document to which the Company or the Guarantor, as applicable, is or will be a party and the other documents or certificates to be delivered hereunder and thereunder;

(iv) Officer's Certificate. A certificate of each of the Company and the Guarantor signed by an authorized Officer of the Company or the Guarantor, as applicable, certifying as to (A) the truth and correctness in all material respects of the representations and warranties made by the Company or the Guarantor, as applicable, in each Operative Document to which the Company or the Guarantor, as applicable, is or will be a party and (B) the absence of any event occurring and continuing that constitutes a Default, Event of Default or Unwind Event;

(v) Legal Opinions. 1. Favorable opinions of senior corporate counsel of the Company and the Guarantor addressed to the Agent, the Lessor and each Note Holder;

(b) A favorable opinion of Baker & McKenzie LLP, special New York counsel to the Company and the Guarantor, addressed to the Agent, the Lessor and each Note Holder;

(c) A favorable opinion of Baker & McKenzie LLP, special French counsel to the Company and the Guarantor, addressed to the Agent, the Lessor and each Note Holder; and

(vi) Other Documents. Such other approvals, certificates or documents as the Agent may reasonably request to evidence satisfaction of the conditions set forth in this Section 2.02 (including accuracy in all material respects of the representations and warranties of the Company set forth in Section 3.01).

(d) Lessor Documents. The Agent and the Company shall have received on or before the Initial Funding Date the following, each dated as of the Initial Funding Date (unless otherwise specified) and in form and substance satisfactory to the Agent and the Company:

(i) Secretary's Certificate. A certificate of the Secretary or an Assistant Secretary of the Lessor certifying (A) the certificate of incorporation and by-laws, or other equivalent documents, of the Lessor, (B) the resolutions of the relevant governing board or other authority of the Lessor approving the execution, delivery and performance by the Lessor of each Operative Document to which the Lessor is or will be a party, and (C) the names and true signatures of the officers of the Lessor authorized to sign each Operative Document to which the Lessor is or will be a party and the other documents or certificates to be delivered hereunder and thereunder;

(ii) Officer's Certificate. An Officer's Certificate of the Lessor certifying as to the truth and correctness of the representations and warranties made by the Lessor in each Operative Document; and

(iii) Legal Opinion. A favorable opinion of Chadbourne & Parke LLP, special New York counsel to the Lessor, addressed to the Agent, each Note Holder and the Company.

(e) Insurance Certificates. The Agent and the Lessor shall have received on or before the Initial Funding Date certificates of insurance or other satisfactory assurances evidencing compliance with the Insurance Requirements.

(f) Updates to Construction Documents. The Agent and the Lessor shall have received on or before the Initial Funding Date copies of updates to the Plans and Specifications, the Construction Budget and the Construction Schedule (each in form and substance satisfactory to the Agent).

(g) Taxes. All taxes, charges, fees and costs, if any, payable in connection with the execution, delivery, recording and filing of the Operative Documents and the transactions contemplated to be consummated pursuant thereto shall have been paid in full on or before the Initial Funding Date, or arrangements for such payment (including through a Requisition) shall have been made to the satisfaction of the Agent.

(h) Proceedings Satisfactory and Other Evidence. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by the Operative Documents and all documents, papers and authorizations relating thereto shall be satisfactory to the Agent, the Note Holders, the Lessor, the Company and their respective counsel.

(i) Legality. The funding of Advances under the Notes by the Note Holders and the funding and maintenance of Investments shall not be subject to the registration requirements of the Act or any state securities or blue sky Law, and shall not be prohibited by any applicable Law (including Regulation T, Regulation U or Regulation X and any applicable usury Laws) and shall not subject the Lessor, the Agent, or any Note Holder to any Tax (other than Excluded Charges), penalty or liability under or pursuant to any applicable Law.

(j) No Default or Unwind Event. No Default, Event of Default or Unwind Event shall have occurred and be continuing on the Initial Funding Date.

(k) Permits and Certain Property Matters. All Permits with respect to the Property (including Permits necessary for the construction of the Facility) that are or will become Applicable Permits shall have been obtained or modified to conform with the transactions contemplated by this Agreement on or before the Initial Funding Date, except Applicable Permits customarily obtained or which are permitted by Law to be obtained after the Initial Funding Date (in which case the Company, having completed appropriate due diligence in connection therewith, shall reasonably believe that such Permits will be granted in the usual course of business prior to the date that such Permits are required by Law).

(l) Consents and Approvals. ii) The Port shall have authorized the Beneficiary to grant the Sub-Ground Lease.

(ii) All Governmental Actions and other approvals and consents required to be taken, given or obtained, as the case may be, by or from any Governmental Authority or another Person, or by or from any trustee or holder of any indebtedness or obligation of the Company and its respective Affiliates, in each case that are necessary in connection with the execution and delivery of the Operative Documents by such Persons and that are necessary as a matter of law or by the terms of a binding agreement to have been obtained by such Persons prior to the Initial Funding Date in connection with the transactions contemplated by the Operative Documents shall have been taken, given or obtained as the case may be, shall be in full force and effect, except for any such Governmental Actions, approvals, consents, licenses or easements the failure of which to obtain or maintain could not reasonably be expected to cause a Material Adverse Effect and except as otherwise provided in Section 2.02(k).

(iii) All Governmental Actions and other approvals, consents, licenses and easements required to be taken, given or obtained, as the case may be, by or from any Governmental Authority or another Person, or by or from any trustee or holder of any indebtedness or obligation of the Company, that are necessary in connection with the acquisition, construction or installation of the Facility and that are necessary as a matter of law or by the terms of a binding agreement to have been obtained prior to the Initial Funding Date shall have been taken, given or obtained, as the case may be, shall be in full force and effect, except for any such Governmental Actions, approvals, consents, licenses or easements that the failure of which to obtain or maintain could not reasonably be expected to cause a Material Adverse Effect and except as otherwise provided in Section 2.02(l).

(m) Recording and Filing. iii) The Ground Lease shall have been registered with the “conservation des hypothéques” of Le Havre.

(ii) Recorded Documents; Payment of Taxes. The Ground Lease, the Sub-Ground Lease and the Lease shall be in proper form to be duly recorded or filed, and, all recording and filing fees and Taxes with respect to any such recording or filing shall have been paid in full (or arrangements, satisfactory to the Agent and the Lessor (including through a Requisition), for such payment shall have been made) on or prior to the Initial Funding Date.

(n) Other Legal Opinions. The Agent shall have received an opinion of White & Case LLP, French counsel to the Agent, in form and substance satisfactory to the Lessor and the Agent.

In the event that the Initial Funding Date shall not occur on or before January 10, 2008, this Agreement shall automatically terminate and the Company shall immediately pay or shall cause to be paid to CNAI all transaction fees and expenses associated with this Agreement, the other Operative Documents and the transactions contemplated herein and therein as well as all other fees, charges, expenses, disbursements and out-of-pocket costs incurred by CNAI in connection with the preparation, execution, delivery and enforcement of this Agreement and the other Operative Documents (including but not limited to reasonable attorney’s fees and expenses of counsel).

Section 2.03. Conditions Precedent to Fundings on or Subsequent to the Initial Funding Date. Subject to Section 2.01 and Section 2.02, the obligations of each of the Note Holders to make Advances and of the Lessor to make Investments on or subsequent to the Initial Funding Date shall be subject to the fulfillment of the following conditions precedent:

(a) No Default, etc. (i) The Operative Documents shall be in full force and effect on such Funding Date and (ii) no condition or event shall exist or have occurred which would constitute a Default, an Event of Default, an Unwind Event or an Environmental Trigger.

(b) Representations and Warranties. The representations and warranties of the Company and the Guarantor set forth in the Operative Documents shall be true and correct in all material respects as if made on and as of such Funding Date or, as applicable, on and as of the date specified in such representation or warranty.

(c) Requisition. The Agent shall have received a duly executed Requisition in accordance with Section 1.03(a).

(d) Insurance. The Construction Agent shall be in compliance with all Insurance Requirements.

Section 2.04. Conditions Precedent to Completion Date. The Completion Date shall be deemed to have occurred for purposes of the Operative Documents on the earliest date on which each of the following events shall have occurred:

(a) Completion Certificate. The Lessor and the Agent shall have received an Officer's Certificate of completion from the Construction Agent substantially in the form of Exhibit C hereto (a "Completion Certificate"), together with (as applicable) the Document de Récolement and/or a Dossier d’intervention ulteriéures sur l’Ouvrage.

(b) Insurance. The Lessee shall have delivered to the Agent and the Lessor certificates of insurance or other satisfactory assurances evidencing compliance with the Insurance Requirements.

(c) Permits. All Permits (including, without limitation, a temporary or permanent certificate of occupancy, or the equivalent thereof under French Law) that are or will become Applicable Permits in connection with the Property shall have been obtained, except Applicable Permits customarily obtained or which are permitted by Law to be obtained after the Completion Date (in which case, the Company, having completed all appropriate diligence in connection therewith, shall reasonably believe that such Permits will be granted in the usual course of business prior to the date that such Permits are required by Law).

(d) Lien Releases. The Construction Agent shall have delivered to the Agent and the Lessor a certificate signed by a Responsible Officer of the Construction Agent that final lien releases have been or shall be received from and all major contracting subcontractors and materialmen for work or services performed in connection with the construction of the Facility and such other work or services performed in connection with the Property, other than with respect to amounts being contested by the Lessee in accordance with Section 10.02 of the Lease.

(e) Services. The Agent shall have received evidence that all utility services and roadway or waterway access reasonably necessary for the use and operation of the Facility are available to the Facility.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01. Representations and Warranties of the Company. The Company represents and warrants to the Lessor, the Agent and the Note Holders that the following shall be true and correct on and as of the Effective Date and the Initial Funding Date and true and correct on and as of each Funding Date on which a Funding shall occur (except to the extent such representations and warranties relate expressly to an earlier date):

(a) Corporate Existence. The Company is a société anonyme duly organized and validly existing under the laws of France.

(b) Power and Authority. The execution, delivery and performance by the Company of this Agreement and the other Operative Documents to which it is or will be a party are within the Company's corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) the Company's charter or by-laws, or other equivalent documents, or (ii) any law or any contractual restriction, binding on or affecting the Company.

(c) Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by the Company of this Agreement and the other Operative Documents to which it is or will be a party, except (i) such as have been duly obtained or made and are in full force and effect, (ii) such permits contemplated by Section 2.02(k), (iii) such Governmental Actions, approvals, consents, licenses or easements the failure of which to obtain or maintain could not reasonably be expected to cause a Material Adverse Effect and (iv) such consent and approvals set forth in Section 2.02(l).

(d) Binding Effect. This Agreement and the other Operative Documents to which the Company is or will be a party, are the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity.

(e) Federal Regulation. The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or Investment will be used for any purpose which violates the provisions of the regulations of the Board of Governors of the Federal Reserve System.

(f) No Default, Etc. No Default, Event of Default or Unwind Event has occurred and is continuing.

(g) Construction Budget and Related Matters. The Construction Budget has been prepared in good faith on the basis of reasonable assumptions and accurately includes all Actual Project Costs currently anticipated to be incurred in connection with achieving completion of the Facility by the projected Completion Date. The Company expects that the construction of the Facility will be completed by the Date Certain and in accordance with the Plans and Specifications.

(h) No Event of Loss; Intended Use. No portion of the Property has suffered an Event of Loss or any other damage or destruction which would permit the termination of the Ground-Lease, and, under applicable Law, the Property may be used for its Intended Use, subject to obtaining all Applicable Permits.

(i) Insurance. The Company is in compliance with all Insurance Requirements, and all insurance policies required by the Construction Agency Agreement or the Lease, as applicable, are in full force and effect.

(j) Information Provided to Appraiser. All information and materials which have been provided by the Company to the Appraiser in connection with any Appraisal required pursuant to the Operative Documents are true and accurate on the date as of which such information and materials are dated or certified and are not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided, except for where any such untrue or misleading information or materials or any such omissions would not reasonably be expected to be material.

Section 3.02. Representations and Warranties of the Lessor. The Lessor hereby represents and warrants to the Company, the Note Holders and the Agent that the following statements are and shall be true and correct on and as of the Effective Date and the Initial Funding Date:

(a) Due Organization, etc. The Lessor is a finance institution under the laws of England and qualified in France as a credit establishment of the European Economic Area and has full power and authority to execute, deliver and perform its obligations under each Operative Document to which it is or will be a party and each other agreement, instrument and document to be executed and delivered by it in connection with or as contemplated by each such Operative Document to which it is or will be a party.

(b) Authorization; Enforceability. This Agreement and each other Operative Document to which the Lessor is or will be a party have been or will be, duly authorized, executed and delivered by or on behalf of the Lessor and are, or upon execution and delivery will be, legal, valid and binding obligations of the Lessor, enforceable against the Lessor in accordance with their respective terms except as enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors' rights generally and by general principles of equity.

(c) No Conflict. Neither the execution and delivery of this Agreement or the other Operative Documents to which the Lessor is or will be a party, nor the consummation of the transactions contemplated thereby, nor compliance by the Lessor with any of the terms and provisions thereof (i) requires any approval (other than as has been obtained), including any approval of any holders of any of its indebtedness or obligations, (ii) contravenes or will contravene any applicable Laws currently in effect applicable to or binding on it (except no representation or warranty is made as to any applicable Laws to which it or the Property, directly or indirectly, may be subject because of the lines of business or other activities of the Company or any of its Affiliates) or (iii) results in any breach of or constitutes any default under, any indenture, mortgage, chattel mortgage, deed of trust, lease, conditional sales contract, loan or credit arrangement, other material agreement or instrument, corporate charter, by-laws or other agreement or instrument to which it is a party or by which it or its properties may be bound or affected.

(d) Lessor Liens. The Property is free and clear of all Lessor Liens attributable to the Lessor.

(e) Litigation. There is no action, proceeding or investigation pending or, to the Lessor's knowledge, threatened affecting the Lessor which questions the validity of the Operative Documents to which the Lessor is or will be a party or any action taken or to be taken pursuant to the Operative Documents to which the Lessor is or will be a party, and there is no action, proceeding or investigation pending or, to the Lessor's knowledge, threatened which, if adversely determined, would have a material adverse effect on the Lessor or on the Lessor's ability to enforce its rights or perform its obligations under any of the Operative Documents.

(f) Consents, etc. No authorization, consent, approval, license or exemption from, nor any filing, declaration or registration with, any Governmental Authority, is or will be required in connection with the execution and delivery by the Lessor of the Operative Documents to which it is or will be a party or the performance by the Lessor of its obligations under the Operative Documents other than such Permits contemplated by Section 2.02(k).

(g) Non-Recourse Debt. The Lessor is not funding nor will it in the future fund the Investments from non-recourse debt.

Section 3.03. Representations and Warranties of the Note Holders. Each Note Holder, represents and warrants severally and only as to itself, to each other Note Holder, the Lessor, the Company and the Agent that the following statements are and shall be true and correct on and as of the Effective Date and the Initial Funding Date and on and as of each Funding Date:

(a) Due Organization, etc. It is duly organized and validly existing under the laws of the jurisdiction of its organization and has full power and authority to enter into and perform its obligations under each Operative Document to which it is or will be a party and each other agreement, instrument and document to be executed and delivered by it in connection with or as contemplated by each such Operative Document.

(b) Authorization; Enforceability, etc. This Agreement and each other Operative Document to which it is or will be a party have been or will be, duly authorized, executed and delivered by or on behalf of it and are, or upon execution and delivery will be, legal, valid and binding obligations of it, enforceable against it in accordance with their respective terms, except as enforceability may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors' rights generally and by general principles of equity.

ARTICLE IV

COVENANTS

Section 4.01. Covenants of the Company. The Company covenants and agrees as follows so long as the Commitments have not been terminated or any amounts owed by the Company (including as Lessee) under any Operative Document shall remain unpaid:

(a) Keep Books; Corporate Existence; Maintenance of Properties; Compliance with Laws; Insurance. The Company will:

(i) keep proper books of record and account, all in accordance with French general accounting standards;

(ii) preserve and keep in full force and effect its existence, and preserve and keep in full force and effect its licenses, rights and franchises to the extent it deems necessary to carry on its business;

(iii) maintain and keep, or cause to be maintained and kept, its properties (other than the Property, the maintenance of which is governed by the terms of the Lease) in good repair, working order and condition (ordinary wear and tear excepted), and from time to time make or cause to be made all necessary and proper repairs, renewals, replacements and improvements, in each case to the extent it deems necessary to carry on its business;

(iv) use its reasonable efforts to comply in all material respects with all material applicable statutes, regulations and orders of, and all material applicable restrictions imposed by, any governmental agency in respect of the conduct of its business and the ownership of its properties, to the extent it deems necessary to carry on its business, except such as are being contested in good faith by appropriate proceedings; and

(v) except with respect to the Property, which is governed by the insurance provisions set forth in the Construction Agency Agreement and the Lease, insure and keep insured its properties in such amounts (and with such self-insurance and deductibles) as it deems necessary to carry on its business and to the extent available on premiums and other terms which the Company deems appropriate. Any of such insurance may be carried by, through or with any captive or affiliated insurance company or by way of self-insurance as the Company deems appropriate.

Nothing in this Section 4.01(a) shall prohibit the Company from discontinuing any business, forfeiting any license, right or franchise or discontinuing the operation or maintenance of any of its properties to the extent it deems appropriate in the conduct of its business.

(b) Notices. The Company will promptly give notice to the Agent, the Lessor and each Note Holder:

(i) of the occurrence of any Default, Event of Default or Unwind Event; and

(ii) of the commencement of any litigation, investigation or proceeding affecting the Company or any of its Subsidiaries before any court, governmental authority or arbitrator which, in the reasonable judgment of the Company, could have a Material Adverse Effect.

Each notice pursuant to subsections (i) and (ii) shall be accompanied by a statement of the Company setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.

(c) Restriction on Fundamental Changes. The Company will not enter into any transaction of merger or consolidation, or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

(i) the corporation formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety shall be a corporation organized and existing under the laws of France or the United States of America, any state thereof or the District of Columbia, which has obtained all necessary Permits required in connection with such transaction (the "Successor Corporation") and shall expressly assume, by an instrument executed by the Company and such Successor Corporation in form and substance reasonably satisfactory to the Agent and the Lessor, the due and punctual payment of Rent, Additional Rent, Residual Value Amount, Permitted Lease Balance, Termination Value and other payments required to be made by the Company hereunder and under the other Operative Documents and the performance or observance of every covenant hereof and under the other Operative Documents on the part of the Company to be performed or observed;

(ii) immediately after giving effect to such transaction, no Default, Event of Default or Unwind Event shall have occurred and be continuing;

(iii) the Company shall have delivered to the Agent a certificate signed by an executive officer of the Company and a written opinion of counsel satisfactory to the Agent (who may be counsel to the Company), each stating that such transaction and such instrument described in clause (i) above comply with this Section 4.01(c) and that all conditions precedent herein provided for relating to such transaction have been satisfied; and

(iv) the Port has approved the Successor Corporation as the counterparty to the Ground Lease and has certified that no modification to the terms of such Ground Lease will be made as a result of such transaction.

(d) Use of Proceeds; Application of Proceeds to Actual Project Costs. The Company, as the Construction Agent, shall use proceeds of the Advances and the Investments received by it during the Construction Period solely to pay, or reimburse itself for, Actual Project Costs in accordance with Article I. The Company shall provide such evidence with respect to the use of such proceeds as may be reasonably requested by the Agent. None of the Advances or the Investments will be used in violation of any applicable Law, including Regulation T, Regulation U and Regulation X.

(e) Further Assurances. The Company shall take or cause to be taken from time to time all action necessary to assure that the intent of the parties pursuant to the Operative Documents is given effect, and that the Lessor, from the Effective Date and thereafter, holds a valid leasehold interest in the Land in accordance with the terms and provisions of the Sub-Ground Lease. The Company shall execute and deliver, or cause to be executed and delivered, to the Lessor from time to time, promptly upon request therefor, any and all other and further instruments (including correction instruments and security agreements, as appropriate) that may be reasonably requested by the Lessor to cure any deficiency in the execution and delivery of this Agreement or any other Operative Document to which it is a party.

(f) Transaction Costs. The Company shall cause a Requisition to be submitted to the Agent in accordance with this Agreement for payment, on the first Funding Date to occur following the Effective Date (which shall occur no later than five (5) Business Days after the Initial Funding Date), of all Transaction Costs accrued through such Funding Date, including, without limitation, the Transaction Costs set forth in Parts II and III of Schedule II hereto.

Section 4.02. Covenants of the Lessor. The Lessor hereby agrees that so long as this Agreement shall remain in effect:

(a) Discharge of Liens. The Lessor will not create or permit to exist at any time, and will, at its own cost and expense, promptly take such action as may be necessary duly to discharge, or to cause to be discharged, any Lessor Liens attributable to it; provided, however, that the Lessor shall not be required to so discharge any such Lessor Lien while the same is (with prior notice to the Company and the Agent) being contested in good faith by appropriate proceedings diligently prosecuted so long as such proceedings shall not involve any material danger of forfeiture or loss or diminution of value of, and shall not interfere with the use or disposition of the Property or any portion thereof, or any interest therein and shall not interfere with the use, operation or possession of the Property by the Lessee under the Lease; provided that, in the event the Company, or its designee, shall exercise its purchase rights with respect to the Property pursuant to Section 6.04, the Lessor shall be required to discharge all Lessor Liens attributable to it on the date of such purchase.

(b) Books and Records; Bank Accounts. The Lessor shall maintain separate books and records, and, to the extent it intends to maintain a bank account, shall maintain its own bank account in its own name.

(c) Quiet Possession. If and so long as no Event of Default shall have occurred and be continuing, none of the Lessor or any Person acting through or under the Lessor, will interfere with the Lessee's right to the use, possession and quiet enjoyment of the Property according to the terms hereof and of the other Operative Documents; provided, however, that the foregoing is not intended to limit (i) the Lessor's inspection rights under Section 6.07 of the Lease or (ii) the terms, covenants and provisions of the Sub-Ground Lease.

(d) FIN 46 Matters. The Lessor shall reasonably cooperate with the Company in response to requests from the Company's independent auditors for information with respect to the Lessor in connection with the requirements of FIN 46.

(e) Ground Lease. The Lessor shall not, without first obtaining the written consent of the Majority Note Holders, provide a consent or approval, exercise any of its rights, remedies or powers under, or otherwise take or refrain from taking any action, in connection with the Ground Lease.

ARTICLE V

THE NOTES AND THE INVESTMENT

Section 5.01. Interest and Yield.

(a) Applicable Rate. The outstanding principal amount of the Notes shall bear interest and the Investments shall earn current yield, in each case at a rate per annum equal to the Applicable Rate. The "Applicable Rate" for any Interest Period, shall be the sum of (x) the EURIBOR Rate, plus (y) the Applicable Margin, except as provided in Section 5.01(b).

(b) Default Rate. If all or a portion of the principal amount of the Notes, the Investments, any interest or Distributions payable thereon, or any other amount payable to the parties hereunder or under the other Operative Documents is not paid to the Agent when due (whether at stated maturity, by acceleration or otherwise), such overdue amount shall bear interest, to the extent permitted by Law, at a rate per annum equal to the Default Rate.

(c) [Intentionally Omitted]

(d) Continuations. Subject to the payment of all Break Costs, the Lessor may elect a different Interest Period for any Advance outstanding on three (3) Business Days prior notice to the Agent.

(e) Number of Elections. All elections by the Lessor (or by the Lessee on the Lessor's behalf) hereunder shall be subject to the limitations set forth in the definitions of "Interest Period", "Interest Setting Date" and "Payment Date".

(f) Computations. All computations of interest on the Notes, Distributions on the Investments and of any fee payable hereunder and under any other Operative Document (other than computations made for purposes of determining the Maximum Rate) shall be made by the Agent on the basis of a year of 360 days, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, Distributions or fee is payable.

(g) Rate Calculation by Agent. On each Interest Setting Date, the Agent shall calculate the EURIBOR Rate and promptly notify in writing the Company, the Note Holders and the Lessor thereof. Each calculation by the Agent of an interest rate hereunder or under any other Operative Document shall be conclusive and binding for all purposes, absent manifest error.

(h) Interest and Distribution Payments. Interest and Distributions accrued and unpaid on the Notes and Investments, respectively, shall be payable on each Payment Date; provided, however, that during the Construction Period such amounts of interest on the outstanding principal of the Notes and Distributions on the Investments shall be paid from proceeds from Advances and Investments pursuant to Section 1.03(b).

Section 5.02. Increased Costs, Illegality, Etc.

(a) EURIBOR Rate Unavailable. If on or before any Interest Setting Date:

(i) the Agent determines (which determination shall be conclusive absent manifest error) that by reason of any changes arising after the Effective Date, adequate and reasonable means do not exist for ascertaining the EURIBOR Rate; or

(ii) the Agent is advised by the Majority Holders that the EURIBOR Rate will not adequately and fairly reflect the cost to such Persons of making or maintaining their Advances or Investments, as applicable; or

(iii) any Note Holder or the Lessor shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation in each case after the Effective Date makes it unlawful, or any central bank or other governmental authority having jurisdiction over any Note Holder or the Lessor asserts after the Effective Date that it is unlawful, for any such Person, or the office through which such Person makes Fundings at the EURIBOR Rate, or compliance by any Note Holder or the Lessor (or its lending office) with any request or directive (whether or not having the force of law) of any Governmental Authority made after the Effective Date shall make it impossible, to perform its obligations hereunder with respect to the EURIBOR Rate or to fund or maintain Advances or Investments; or

(iv) an Event of Default or Unwind Event shall have occurred and be continuing;

then, and in any such event, the Agent shall give notice thereof (by telephone, promptly confirmed in writing) to the Company and the Lessor of such determination. Any request for a Funding pursuant to Section 1.03 shall in be ineffective; provided, however, if the circumstances giving rise to the notice given by the Agent do not affect all the Note Holders and the Lessor, then requests for Fundings shall be effective for those Persons not affected by such notice.

(b) Increased Costs. If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the EURIBOR Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority having jurisdiction over any Note Holder or the Lessor (whether or not having the force of Law) introduced or made after the Effective Date, there shall be any increase in the cost to any Note Holder or the Lessor of making or maintaining Advances or Investments at the EURIBOR or any reduction in the amount of any sum received or receivable by any Note Holder or the Lessor hereunder or under any other Operative Document (whether of principal, interest, Investments, Distributions or otherwise) (excluding for purposes of this Section 5.02(b) any such increased costs resulting from (i) Taxes (as to which Section 5.04 shall govern) and (ii) Excluded Charges), then the Lessor shall pay to the Agent for the account of such Note Holder or the Lessor additional amounts sufficient to compensate such Person for such increased cost or reduction suffered ("Increased Costs").

(c) Capital Adequacy. If any Note Holder or the Lessor shall determine that the adoption of any applicable Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof, in each case, after the Effective Date, by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Note Holder or the Lessor (or its lending office) with any request or directive made after the Effective Date regarding capital adequacy (whether or not having the force of Law) of any such Governmental Authority, has or would have the effect of reducing the rate of return on capital of such Note Holder or the Lessor (or any Person controlling such Note Holder) as a consequence of such Note Holder's or the Lessor's obligations hereunder to a level below that which such Person (or such Person controlling such Note Holder) could have achieved but for such adoption or change (taking into consideration such Note Holder's or the Lessor's policies and the policies of such Person controlling such Note Holder with respect to capital adequacy), then from time to time the Lessor shall pay to the Agent for the account of such Note Holder or the Lessor such additional amount or amounts as will compensate such Note Holder or the Lessor (or such Person controlling such Note Holder) for such reduction suffered ("Capital Adequacy Costs").

(d) [Intentionally Omitted]

(e) Certificates. A certificate of a Note Holder or the Lessor, as applicable, setting forth the amount or amounts necessary to compensate such Person as specified in Section 5.02(b) shall be delivered to the Agent, the Company and the Lessor and shall be prima facie evidence of such amount or amounts. A certificate of a Note Holder or the Lessor, as applicable, setting forth the amount or amounts necessary to compensate such Person (or the Person controlling such Note Holder, as the case may be), as specified in Section 5.02(c) shall be delivered to the Agent, the Company and the Lessor and shall be conclusive absent manifest error. The Lessor shall pay such Person the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(f) Delay in Requests. Failure or delay on the part of any Note Holder or the Lessor, as applicable, to demand compensation pursuant to this Section 5.02 shall not constitute a waiver of such Person's right to demand such compensation; provided that the Lessor shall not be required to compensate a Note Holder or the Lessor pursuant to this Section 5.02 for any Increased Costs or Capital Adequacy Costs incurred more than 90 days prior to the date that such Person notifies the Agent, the Company and the Lessor of the introduction or change in law giving rise to such Increased Costs or Capital Adequacy Costs and of such Person's intention to claim compensation therefor; provided, further that, if the introduction or change in law giving rise to such Increased Costs or Capital Adequacy Costs is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

(g) Break Costs. If (i) for any reason (other than a default by a Note Holder, the Lessor or the Agent), a Funding does not occur on the date specified therefor in the Requisition (whether or not withdrawn), (ii) any payment under the Operative Documents occurs on a date which is not the last day of an Interest Period, (iii) any payment of the Residual Value Amount, Permitted Lease Balance or Termination Value occurs on a date that is not the last day of an Interest Period or on a date different from the date required therefor under the Operative Documents or (iv) as a consequence of any payment on the Notes or the Investments due to any other Default, Event of Default, Unwind Event, or Event of Loss, subject to the Construction Period Funding Requirement, then, in any such event, the Company shall pay the Agent for the account of each Note Holder or the Lessor, as applicable, for the loss, cost and expense attributable to such event (excluding any amount which is a Tax (as to which Section 5.04 shall govern) or an Excluded Charge) (each of (i)-(iv) above being "Break Costs"). A certificate of any Note Holder or the Lessor, as applicable, prepared in good faith and setting forth in reasonable detail any amount or amounts that such Person is entitled to receive pursuant to this Section 5.02(g) shall be delivered to the Agent, the Company and the Lessor and shall be conclusive absent manifest error. Subject to the Construction Period Funding Requirement, the Company shall pay the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 5.03. Assignments and Participations.

(a) No Assignment by the Company. Except for the right of the Company to designate another Person to exercise, or otherwise assign, its rights under Section 6.04, and except as provided in Section 6.08 of the Lease and Section 4.01(c) hereof, the Company may not assign its rights or delegate its obligations under this Agreement, the Lease or the other Operative Documents without the prior written consent of the Agent, the Lessor and all of the Note Holders (such consent not to be unreasonably withheld). Upon an assignment to and assumption by a Person of the rights and obligations of the Company under and in compliance with this Agreement and the other Operative Documents, the representations, warranties and covenants of the Company and the conditions applicable to the Company hereunder and thereunder shall, to the extent assigned, thereafter apply to such Person and not to the Company.

(b) Assignment of Notes and Note Commitments. In addition to the assignments permitted under Section 5.03(h), each of the Note Holders may at any time assign to one or more Eligible Assignees all or a portion of the Notes then held by it and its rights and obligations thereunder, under this Agreement (including all or a portion of its Note Commitment and/or the Advances under its Notes) and the other Operative Documents; provided, however, that (i) the aggregate principal amount of the Notes being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than €5,000,000 in original principal amount and in integral multiples of €1,000,000 in excess thereof; (ii) no such assignment shall be made if as a result thereof after giving effect to such assignment, any assigning Note Holder's aggregate Note Commitment or, after the Commitment Termination Date, aggregate principal amounts of its Outstanding Notes is less than €5,000,000 (in each case determined as of the date of the Assignment and Acceptance with respect to such assignment); provided, however, that the required denominations for portions of the Notes being assigned under this Section 5.03(b) shall not be construed to prevent an assignment of the entire principal amount of the Notes then held by a Note Holder; and (iii) the parties to each such assignment shall execute and deliver to the Agent for its acceptance and recording in the Record an assignment and acceptance in form and substance satisfactory to the Agent (the "Assignment and Acceptance"), with an administrative fee of €4,000 to be paid by the Assignor (as defined below) to the Agent, provided that such administrative fee shall not be payable if the Assignor is an Affiliate of the assigning Note Holder. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder (the "Assignee") shall be a party hereto and to the other Operative Documents to which the Note Holders are parties and, to the extent that rights and obligations hereunder have been assigned to and assumed by it, have the rights and obligations of a Note Holder hereunder and under the other Operative Documents and (y) the assignor thereunder (the "Assignor") shall, to the extent that rights and obligations hereunder have been assigned by it, relinquish its rights (other than any rights to indemnification it may have hereunder or under the other Operative Documents) and be released from its obligations under this Agreement (other than the confidentiality obligations set forth in Section 9.16) and the other Operative Documents with respect to all or such portion, as the case may be, of its Note Commitments (and, in the case of an Assignment and Acceptance covering all or the remaining portion of Assignor's rights and obligations under the Agreement and the other Operative Documents, such Assignor shall, except as set forth above, cease to be a party hereto).

(c) Assignment and Acceptance. By executing and delivering an Assignment and Acceptance, the Assignor thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement and the other Operative Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Operative Documents or any other instrument or document furnished pursuant hereto or thereto; (ii) such Assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or the performance or observance by the Company of any of its obligations under any Operative Document, or any other instrument or document furnished pursuant hereto; (iii) such Assignee confirms that it has received a copy of this Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision with respect to entering into such Assignment and Acceptance; (iv) such Assignee will, independently and without reliance upon the Agent, the Lessor, such Assignor or any other Note Holder and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Operative Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; (vi) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Note Holder; and (vii) such Assignee makes the representations and warranties set forth in Section 3.03.

(d) Record. The Agent shall maintain at its address listed on Schedule I hereto a copy of each Assignment and Acceptance and shall update the Record to give effect to the transaction contemplated by each such Assignment and Acceptance.

(e) Assignment Procedures. Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee, and consented to by the Company (which consent shall not be unreasonably withheld or delayed and shall not be required during the existence of an Event of Default or Unwind Event), the Agent shall, if such Assignment and Acceptance has been completed, give prompt oral (which shall be promptly confirmed in writing) or written notice to the Company and the Lessor and (i) accept such Assignment and Acceptance, and (ii) record the information contained therein in the Record. The Agent shall provide the Company with a current list of all Note Holders at the Company's reasonable request, but no more frequently than quarterly.

(f) Participations. Each Note Holder and the Lessor may sell participations to one or more banks or other entities in or to all or a portion of the Notes then held by it or Investments made by it (as the case may be) and its rights and obligations thereunder and under this Agreement and the other Operative Documents; provided, however, that (i) the obligations of such Note Holder or the Lessor (as the case may be) under this Agreement (including its Note Commitment and Investment Commitment (as the case may be)) and the other Operative Documents shall remain unchanged and such Note Holder or the Lessor (as the case may be) shall remain solely responsible to the other parties hereto for the performance of such obligations; (ii) such Note Holder shall remain the holder of such Note, and the Lessor shall remain the maker of such Investment, for all purposes under this Agreement and the other Operative Documents, and the Company, the Agent, the Lessor and the Note Holders shall continue to deal solely and directly with such Note Holder or the Lessor (as the case may be) in connection with the rights and obligations of such Note Holder or the Lessor (as the case may be) under this Agreement; and (iii) no Note Holder or the Lessor shall assign or grant a participation that conveys to the participant the right to vote or consent under this Agreement, other than the right to vote upon or consent to any reduction of the principal of or Investment or the interest or yield to be paid on such Person's participation interest in the Notes or the Investment (as the case may be) or any postponement of any date for the payment of any amount payable in respect of such Person's participation interest in the Notes or the Investment (as the case may be).

(g) Permitted Disclosure; Confidentiality. Any Note Holder or the Lessor may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 5.03, disclose to the assignee or participant or proposed assignee or participant any information relating to the Company and the Property furnished to such Note Holder or the Lessor (as the case may be) by or on behalf of the Company; provided that prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree in writing with the Company and the Agent to preserve the confidentiality of any confidential information relating to the Company, the Property or the transactions contemplated by the Operative Documents (including, the general structure of this transaction) received by it from such Note Holder or the Lessor (as the case may be) in a manner no less favorable to the Company than the manner set forth in Section 9.16.

(h) Other Permitted Assignments. Anything in this Section 5.03 to the contrary notwithstanding, any Note Holder or the Lessor may assign and pledge, as collateral, without notice to or consent of the Company, all or any of the Notes held by it or Investments made by it (as the case may be) and any of its rights (including rights to payment of the principal or Investment and interest or yield thereon) under this Agreement and the other Operative Documents to any Federal Reserve Bank, the United States Treasury as collateral security pursuant to Regulation A of the Federal Reserve Board and any operating circular issued by the Federal Reserve System and/or the Federal Reserve Bank or otherwise. No such assignment and/or pledge set forth in the preceding sentence shall release the assigning and/or pledging Note Holder or the Lessor from its obligations hereunder.

(i) Tax Forms. If any participant in any Note or Investment or any assignee of any Note (each such assignee or participant, a "Transferee") is organized under the laws of any jurisdiction other than the United States or any State thereof, then such Transferee shall (as a condition precedent to acquiring any Note or participating in any Note or Investment) (i) furnish to the Agent and the Company in duplicate, for each taxable year of such Transferee during the Term, a properly completed and executed copy of either Internal Revenue Service Form W-8 ECI or Internal Revenue Service Form W-8 BEN and Internal Revenue Service Form W-8 or Internal Revenue Service Form W-9 and any additional form (or such other form) as is necessary to claim complete exemption from United States withholding taxes on all payments thereunder, and (ii) provide to the Agent and the Company a new Internal Revenue Service Form W-8 ECI or Internal Revenue Service Form W-8 BEN and Internal Revenue Service Form W-8 or Internal Revenue Service Form W-9 and any such additional form (or any successor form or forms) upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments, duly executed and completed by such Transferee, and to comply at all times such Transferee shall beneficially own a Note or Investment with all applicable United States laws and regulations and all provisions of any applicable tax treaty with regard to such withholding tax exemption. By its acceptance of a participation in any Note or Investment or assignment of a Note, each Transferee shall be deemed bound by the provisions set forth in this Section 5.03(i) and to represent on the date it becomes a Transferee that there is no applicable withholding requirement.

(j) Transfer of Property. (i) Subject to the provisions of Sections 5.03(j)(ii) and 5.03(j)(iii), the Lessor shall have the right to transfer, assign or otherwise dispose of (collectively, "Transfer") its interest in the Property to any Person (the "Lessor Transferee") (subject to the Company's rights under Section 6.04), so long as the following conditions are satisfied:

(A) the Lessor shall give the Company, the Agent and the Note Holders at least 90 days' prior written notice of such Transfer, which notice shall set forth the identity of the Lessor Transferee, a brief description of the Lessor Transferee and include any financial information regarding the Lessor Transferee reasonably available to the Lessor at such time;

(B) the Lessor Transferee shall (w) be a Person organized under the laws of the United States of America, any State thereof, the District of Columbia or France, having a Tangible Net Worth greater than $100,000,000 on the date of such Transfer, which Tangible Net Worth such Person must covenant to maintain for so long as this Agreement remains in effect, (x) not be a competitor of the Company or any of its Affiliates engaged in the liquefied natural gas business, (y) not be among the four largest international manufacturers or distributors of testing compressors, gas turbines, electric motors, together with all similar and associated equipment and (z) not be a party (with adverse interests to the Company or any of its Affiliates) to any pending or threatened litigation or arbitration (whether as plaintiff or defendant) with, and not be attempting a hostile takeover of, the Company or any of its Affiliates, provided that for the avoidance of doubt, a leasing company, a finance company or other financial institution or subsidiary of a financial institution which is in the business of financing and leasing facilities for the production of testing compressors, gas turbines, electric motors, together with all similar and associated equipment shall not be a competitor of the Company or any of its Affiliates under clause (x) above. For purposes of this paragraph (B), "Tangible Net Worth" for any Person shall mean the total tangible assets of such Person and its consolidated Subsidiaries, less the total liabilities of such Person and its consolidated Subsidiaries, all determined in accordance with GAAP;

(C) Lessor Transferee shall (x) not be a "variable interest entity" under FIN 46 or (y) be a "variable interest entity" under FIN 46, provided that after giving effect to such Transfer, the Company would not be the "primary beneficiary" of such Lessor Transferee under FIN 46;

(D) such Transfer shall not (x) violate or cause the violation of any applicable Laws, (y) cause any adverse change to any of the rights or obligations of any other party under the Operative Documents or under applicable Law and (z) result in there being more than one Lessor at any one time;

(E) the Lessor Transferee shall agree to all of the covenants and agreements that the Lessor has provided to the Company and the Note Holders;

(F) the Lessor shall, simultaneously with the delivery of the notice set forth in clause (A) above request the consent of the Majority Note Holders to the assumption of the Lessor's obligations under the Notes, the Loan Agreement and the other Operative Documents by the Lessor Transferee, which consent must be received at least 30 days in advance of the closing date of such Transfer and shall not be unreasonably withheld or delayed. If the Majority Note Holders consent to such assumption, and the Company has not exercised its rights under Section 6.04, on the closing date of such Transfer: (x) the Lessor Transferee and the Lessor shall execute and deliver instruments reflecting an assignment and assumption of the Lessor's rights and obligations under the Operative Documents, which instruments shall be reasonably satisfactory to the Majority Note Holders and the Company, (y) the Lessor and the Lessor Transferee shall execute and deliver instruments reflecting a conveyance of the Lessor's right, title and interest in the Property, subject to the Liens created under the Operative Documents, which instruments shall be reasonably satisfactory to the Majority Note Holders and the Company, and (z) the Lessor shall be released from all of its obligations under the Operative Documents arising after the closing date of such Transfer;

(G) the Lessor Transferee and/or the Lessor shall pay all transaction costs and expenses (including any transfer taxes) incurred in connection with the Transfer; and

(H) the Lessor Transferee shall deliver to the Company, the Lessor and the Agent an opinion of counsel as to the due authorization, execution, delivery, validity and enforceability of the agreements and instruments referred to in paragraph (F) above to which it is a party, in form and substance reasonably satisfactory to the Company, the Lessor and the Agent; and

(I) the Lessor shall have obtained the prior written consent of the Port to such Transfer.

(ii) Notwithstanding the provisions contained in Section 5.03(j)(i) above, the Lessor shall have the right to Transfer its interest in the Property to any Lessor Transferee (subject to the Company's rights under Section 6.04), if as a result of, based on or in response to any introduction of, change in or interpretation of any law, regulation, directive, guideline or request from any Governmental Authority, (x) the Lessor reasonably determines that it can no longer own the Property or any part thereof or (y) subject to the last paragraph of this Section 5.03(j)(ii), the ownership of the Property by the Lessor subjects the Lessor to any material cost, material expense, material liability or an obligation to deposit a material amount of cash or a material amount of cash collateral with any Person, it being understood and agreed that for purposes of this clause (y), "material" shall mean material in relation to the transactions contemplated by the Operative Documents and the amount of the Commitments. Any Transfer pursuant to this Section 5.03(j)(ii) shall be referred to as an "Involuntary Transfer". The Lessor may make an Involuntary Transfer of its interest in the Property to a Lessor Transferee so long as the following conditions are satisfied:

(A) the Lessor shall give the Company, the Agent and the Note Holders at least 90 days' prior written notice of such Involuntary Transfer, or such shorter notice if such Involuntary Transfer is required to be consummated by a date which shall not permit the Lessor to comply with such 90 day notice requirement, which notice shall set forth the identity of the Lessor Transferee, a brief description of the Lessor Transferee and include any financial information regarding the Lessor Transferee reasonably available to the Lessor at such time;

(B) the Lessor Transferee shall (w) be a Person organized under the laws of France or the United States of America, any State thereof or the District of Columbia, (x) not be a competitor of the Company or any of its Affiliates engaged in the liquefied natural gas business, (y) not be among the four largest international manufacturers or distributors of testing compressors, gas turbines, electric motors, together with all similar and associated equipment and (z) not be a party (with adverse interests to the Company or any of its Affiliates) to any pending or threatened litigation or arbitration (whether as plaintiff or defendant) with, and not be attempting a hostile takeover of, the Company or any of its Affiliates, provided that for the avoidance of doubt, a leasing company, a finance company or other financial institution or subsidiary of a financial institution which is in the business of financing and leasing facilities for the production of testing compressors, gas turbines, electric motors, together with all similar and associated equipment, shall not be a competitor of the Company or any of its Affiliates under clause (x) above;

(C) such Transfer shall not (x) violate or cause the violation of any applicable Laws, (y) cause any adverse change to any of the rights or obligations of any other party under the Operative Documents or under applicable Law and (z) result in there being more than one Lessor at any one time;

(D) the Lessor Transferee shall agree to all of the covenants and agreements that the Lessor has provided to the Company and the Note Holders;

(E) on the closing date of such Transfer: (x) the Lessor Transferee and the Lessor shall execute and deliver instruments reflecting an assignment and assumption of the Lessor's rights and obligations under the Operative Documents, which instruments shall be reasonably satisfactory to the Majority Note Holders and the Company, (y) the Lessor and the Lessor Transferee shall execute and deliver instruments reflecting a conveyance of the Lessor's right, title and interest in the Property, subject to the Liens created under the Operative Documents, which instruments shall be reasonably satisfactory to the Majority Note Holders and the Company, and (z) and the Lessor shall be released from all of its obligations under the Operative Documents arising after the closing date of such Transfer;

(F) each of the Lessor Transferee, the Lessor and the Company shall be responsible for its own transaction costs and expenses incurred in connection with such Involuntary Transfer;

(G) the Lessor Transferee shall deliver to the Company, the Lessor and the Agent an opinion of counsel as to the due authorization, execution, delivery, validity and enforceability of the agreements and instruments referred to in paragraph (E) above to which it is a party, in form and substance reasonably satisfactory to the Company, the Lessor and the Agent; and

(H) The Lessor shall have obtained the prior written consent of the Port to such Transfer.

In connection with any Involuntary Transfer the Lessor agrees to reasonably cooperate with the Company such that such Involuntary Transfer is to a Lessor Transferee that is (x) not a "variable interest entity" under FIN 46 or (y) a "variable interest entity" under FIN 46, provided that after giving effect to such Involuntary Transfer, the Company would not be the "primary beneficiary" of such Lessor Transferee under FIN 46. The Lessor's agreement to reasonably cooperate with the Company as provided in the immediately preceding sentence shall in no way constitute a requirement that an Involuntary Transfer must be made to a Lessor Transferee that satisfies (x) or (y) of the immediately preceding sentence. In addition, the Company and the Note Holders agree to reasonably cooperate with the Lessor in connection with an Involuntary Transfer.

Notwithstanding the foregoing provisions of this Section 5.03(j)(ii), in the event that (1) the Lessor shall have provided notice that it intends to make an Involuntary Transfer solely as a result of an event or events giving rise to the existence of one or more of the conditions set forth in clause (y) of paragraph (ii) above, (2) the Debt Rating shall be at Rating Level I, Rating Level II or Rating Level III, and (3) the Guarantor shall have provided a written agreement, in form and substance reasonably satisfactory to the Lessor, indemnifying the Lessor with respect to the conditions set forth in clause (y) of paragraph (ii) above resulting from the event or events which gave rise to the notice referenced in clause (1) of this paragraph, then the Lessor shall not Transfer the Property pursuant to this Section 5.03(j)(ii) as a result of the occurrence of the event or events which gave rise to the delivery of the notice referenced in clause (1) above.

(iii) If an Event of Default or Unwind Event has occurred and is continuing, then, except as set forth in Section 6.02(g), there shall be no limitation or restriction whatsoever on the Lessor's right to Transfer its interest in the Property, including any limitation with respect to the Lessor Transferee.

Section 5.04. Taxes.

(a) Payments Free and Clear. Except as provided in the second sentence of this Section 5.04(a), all payments to or for the benefit of the Agent, the Lessor or the Note Holders under the Operative Documents (including payments of Fixed Rent and Additional Rent under the Lease, payments of principal and interest under the Notes and payments of the Investments and Distributions) shall be made free and clear of and without deduction for any and all present or future Charges. If the Company, the Agent, the Lessor, the Guarantor or any other Person ("Applicable Payor") shall be required by Law to deduct any Charges from or in respect of any amounts payable under this Agreement or any other Operative Document to or for the benefit of a Note Holder, the Agent, or the Lessor ("Applicable Payee"), (A) the amounts payable by such Applicable Payor (as rent, interest or otherwise) shall be increased by the amount necessary so that after making all such required deductions (including deductions applicable to additional sums payable under this Section 5.04) the Applicable Payee shall receive an amount equal to the sum it would have received had no such deductions been made, (B) the Applicable Payor shall make such deductions and (C) the Applicable Payor shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with all applicable Laws. The Company will indemnify, subject to the Construction Period Funding Requirement, each Indemnified Party on an After Tax Basis on demand for the full amount of any sums paid by such Indemnified Party pursuant to clause (A) of the second sentence of this Section 5.04(a) and any such liability the Indemnified Party may incur or be required to pay. Any payment pursuant to this indemnification shall be made upon demand by the Indemnified Party.

(b) Other Taxes. Subject to the Construction Period Funding Requirement, in addition, the Company shall timely pay any present or future transfer, stamp, license, value added, goods and services, sales, use or documentary Taxes, excise Taxes or any other property, transfer, transfer gains or recording, publication or filing Taxes, or any other Taxes in the nature of the foregoing imposed by any Governmental Authority which arise directly or indirectly from (i) the acquisition, ownership, operation, construction, occupancy, possession, use, non-use, mortgaging, financing, leasing, subleasing, or disposition or condition of the Property, or any other property or rights conveyed to the Lessor; (ii) any payment made under the Operative Documents; (iii) the execution, delivery or registration of, or otherwise with respect to the Operative Documents; (iv) the conveyance or transfer of the Property (or any part thereof) in compliance with any requirement of the Operative Documents; (v) the recording of any mortgage, deed of trust, financing statement or other collateral security document in any jurisdiction; or (vi) the transactions contemplated by any of the Operative Documents (collectively, the "Other Taxes"); provided, however, that Other Taxes shall not include (x) any such Taxes imposed or payable by a Lessor Party to the extent such Taxes would not have been imposed but for a breach by the Lessor Party or any Affiliate thereof of any representations, warranties or covenants set forth in the Operative Documents (unless such breach is caused by the Company's breach of its representations, warranties or covenants set forth in the Operative Documents); (y) any such Taxes imposed against or payable by a Lessor Party resulting from, or that would not have been imposed but for, the gross negligence or willful misconduct of such Lessor Party; or (z) any Tax imposed against or payable by a Lessor Party as a result of the failure of such Lessor Party to file any report, return or statement on a timely basis and to pay any Tax indicated as being due and payable on such report, return or statement, other than any withholding Tax or other Tax which may be paid by the Company directly except to the extent attributable to (A) the Company's failure to satisfy its obligations under Section 5.04(i) hereof or (B) the Company's failure to make any payment in respect of such Tax in accordance with the provisions of this Section 5.04.

(c) Indemnification. Subject to the Construction Period Funding Requirement, the Company shall pay and indemnify, defend and hold harmless each Indemnified Party on an After Tax Basis from and against the full amount of all Charges (including Other Charges) required to be paid by such Indemnified Party on its behalf or on behalf of any other Person, and such liability, arising therefrom or with respect thereto (including from any obligation to file any Tax return, report or statement with respect to any such Charges and any liability the Indemnified Party may incur or be required to pay pursuant to Section 9.26), whether or not such Charges were correctly or legally asserted. Notwithstanding the foregoing, the aggregate liability of the Company under this indemnity, this Agreement and the other Operative Documents during the Construction Period shall never exceed, in the aggregate, the Residual Value Amount, except if such liability arose as a result of a Fully Indemnifiable Event. Any payment pursuant to this indemnification shall be made upon demand by the Indemnified Party.

(d) Receipt. Within fifteen (15) days after the date of any deduction of any Charges, the Applicable Payor shall furnish to the Applicable Payee, the Lessor and the Agent the original or a certified copy of a receipt or other documentation evidencing payment thereof as is reasonably acceptable to such Applicable Payee.

(e) Withholdings Tax Exemption. Notwithstanding anything to the contrary above in this Section 5.04 or elsewhere herein or in any of the other Operative Documents, each Applicable Payor shall be entitled to the extent it is required to do so by Law, to deduct income or other similar Taxes imposed by the United States of America from amounts payable hereunder or under the other Operative Documents for the account of any Applicable Payee except to the extent, if applicable, said Applicable Payee has timely filed with the Agent or the appropriate party (who shall then promptly forward the same to the Company and the Lessor) Prescribed Forms for the applicable year indicating that deduction or withholding of such Taxes is not required or is reduced as a result of the filing of such Prescribed Forms. If the Applicable Payor shall so deduct or withhold any such Taxes, it shall provide a statement to the Applicable Payee setting forth the amount of such Taxes as deducted or withheld, the applicable rate and any other information or documentation which such Person may reasonably request for enabling such Person to obtain any allowable credits or deductions for the Taxes so deducted or withheld in the jurisdiction or jurisdictions in which such Person is subject to Taxes. In accepting and carrying out its duties with respect to withholding Taxes pursuant to this Section 5.04(e), the Lessor shall act as the duly authorized agent of the Company under the withholding provisions of Chapter 3 of the Code. The Company shall file notice of such appointment with the Director of Foreign Operations District of the Internal Revenue Service in accordance with Treas. Reg. §1.1441-7(b). Such agency shall terminate in the event that Laws are amended so as to release Company of the obligation to withhold Taxes with respect to payments made by the Company under the Lease and in any event upon termination or expiration of the Lease.

(f) Determinations. The determination of all Charges to be paid or indemnified against by the Company under this Section 5.04 shall be made (in good faith) by the affected Applicable Payee and shall be accompanied by a certification of the Applicable Payee as to the amount requested and the basis for determination thereof. Such determination shall state with reasonable clarity and detail the basis for such determination and shall, absent manifest error, be final, conclusive and binding on the Company. In no event shall the Company in connection with this Section 5.04 or for any other purpose whatsoever under any Operative Document have any right to examine any Tax return or related books and records of any Applicable Payee.

(g) Payments. Any Charges indemnifiable under this Section 5.04 or Section 9.26 shall be paid directly when due to the applicable taxing authority if direct payment is practicable and permitted. If direct payment to the applicable taxing authority is not permitted or is otherwise not made, any amount payable pursuant to Section 5.04 or Section 9.26 shall be paid within thirty (30) days after receipt of a written demand therefor, accompanied by a written statement describing in reasonable detail the amount so payable, but not before three Business Days prior to the date that the relevant Taxes are due. Any payments made pursuant to this Section 5.04 or Section 9.26 shall be made directly to the Indemnified Party or Lessor Party entitled thereto in immediately available funds at such bank or to such account as specified by such Person in written directions to the Company, or, if no such direction shall have been given, by check of the Company payable to the order of such Person by certified mail, postage prepaid at its address as set forth in this Agreement. Upon the request of any Person with respect to a Tax that the Company is required to pay, the Company shall furnish to such Person the original or a true and complete copy of a receipt for the Company's payment of such Tax or such other evidence of payment as is reasonably acceptable to such Person.

(h) Contests. If any claim shall be made against any Indemnified Party or Lessor Party or if any proceeding shall be commenced against any Indemnified Party or Lessor Party (including a written notice of such proceeding) for any Tax as to which there may be an indemnity obligation pursuant to this Section 5.04 or Section 9.26, such Indemnified Party or Lessor Party shall promptly (and in any event, within thirty (30) days) notify the Company in writing (provided that failure to so notify the Company within thirty (30) days shall not alter the Indemnified Party's or Lessor Party's rights under this Section 5.04 or Section 9.26, except to the extent such failure precludes or materially adversely affects the ability to conduct a contest of any indemnified Taxes) and shall not take any action with respect to such claim, proceeding or Tax without the written consent of the Company (such consent not to be unreasonably withheld or unreasonably delayed) for thirty (30) days after the receipt of such notice by the Company; provided, however, that in the case of any such claim or proceeding, if such Indemnified Party or Lessor Party shall be required by law or regulation to take action prior to the end of such 30-day period, such Indemnified Party or Lessor Party shall in such notice to the Company, so inform the Company, and such Indemnified Party or Lessor Party shall not take any action with respect to such claim, proceeding or Tax without the consent of the Company (such consent not to be unreasonably withheld or unreasonably delayed) for ten (10) days after the receipt of such notice by the Company unless such Indemnified Party or Lessor Party shall be required by law or regulation to take action prior to the end of such 10-day period.

The Company shall be entitled for a period of thirty (30) days from receipt of such notice from the Indemnified Party or Lessor Party (or such shorter period as the Indemnified Party or Lessor Party has notified the Company is required by law or regulation for the Indemnified Party or Lessor Party to commence such contest), to request in writing that the Indemnified Party or Lessor Party contest the imposition of such Tax, at the Company's sole cost and expense. If (x) such contest can be pursued in the name of the Company and independently from any other proceeding involving a Tax liability of such Indemnified Party or Lessor Party for which the Company has not agreed to indemnify such Indemnified Party or Lessor Party, (y) such contest must be pursued in the name of such Indemnified Party or Lessor Party, but can be pursued independently from any other proceeding involving a Tax liability of such Indemnified Party or Lessor Party for which the Company has not agreed to indemnify such Indemnified Party or Lessor Party or (z) such Indemnified Party or Lessor Party so requests, then the Company shall be permitted to control the contest of such claim, provided, that by taking control of the contest, the Company acknowledges that it is responsible for the Tax ultimately determined to be due by reason of such claim, provided further that in the case of a contest described in clause (x), (y) or (z), if such Indemnified Party or Lessor Party reasonably determines in good faith that such contest by the Company could have a material adverse impact on the business or operations of such Indemnified Party or Lessor Party and provides a written explanation to the Company of such determination, such Indemnified Party or Lessor Party may elect to control or reassert control of the contest, and provided further, that in determining the application of clauses (x) and (y) of this sentence, such Indemnified Party or Lessor Party shall take any and all reasonable steps to segregate claims for any Taxes for which the Company indemnifies hereunder from Taxes for which the Company is not obligated to indemnify hereunder, so that the Company can control the contest of the former. In all other claims requested to be contested by the Company, the Indemnified Party or Lessor Party shall control the contest of such claim and shall conduct such contest in good faith. In no event shall the Company be permitted to contest (or the Indemnified Party or Lessor Party be required to contest) any claim (A) if such Indemnified Party or Lessor Party provides the Company with a legal opinion of independent counsel that such action, suit or proceeding involves a material risk of imposition of criminal liability or could involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Lien) on the Property or any part of any thereof unless the Company shall have posted and maintained a bond or other security reasonably satisfactory to the relevant the Indemnified Party or Lessor Party in respect to such risk, (B) if an Event of Default has occurred and is continuing, unless the Company shall have posted and maintained a bond or other security satisfactory to the relevant Indemnified Party or Lessor Party in respect of the Taxes subject to such claim and any and all expenses for which the Company is responsible hereunder reasonably foreseeable in connection with the contest of such claim, (C) unless the Company shall have agreed in writing to pay and shall pay to the relevant Indemnified Party or Lessor Party within thirty (30) days of receipt of written demand therefor all reasonable out-of-pocket costs, losses and expenses that such Indemnified Party or Lessor Party may incur in connection with contesting such Tax including all reasonable legal, accounting and investigatory fees and disbursements, or (D) if such contest shall involve the payment of the Tax prior to the contest, unless the Company shall provide to the Indemnified Party or Lessor Party an interest-free advance in an amount equal to the Tax that the Indemnified Party or Lessor Party is required to pay (with no additional net after-tax costs (including Taxes) to such Indemnified Party or Lessor Party). In addition, for the Indemnified Party or Lessor Party controlled contests and claims contested in the name of the Indemnified Party or Lessor Party in a public forum, no contest shall be required (A) unless the amount of the potential indemnity (taking into account all similar or logically related claims that have been or could be raised in any audit involving such Indemnified Party or Lessor Party with respect to any period for which there may be an indemnity obligation under this Section 5.04 or Section 9.26) exceeds $75,000 and (B) unless, if requested by the Indemnified Party or Lessor Party, the Company shall have provided to the Indemnified Party or Lessor Party an opinion of independent tax counsel selected by the Company and reasonably acceptable to such Indemnified Party or Lessor Party, that a reasonable basis exists to contest such claim. In no event shall an Indemnified Party or Lessor Party be required to appeal an adverse judicial determination to the United States Supreme Court.

The party conducting the contest shall consult in good faith with the other party and its counsel with respect to the contest of such claim for Taxes (or claim for refund) but the decisions regarding what actions are to be taken shall be made by the controlling party in its sole judgment, provided, however, that if the Indemnified Party or Lessor Party is the controlling party and the Company recommends the acceptance of a settlement offer made by the relevant Governmental Authority and the Indemnified Party or Lessor Party rejects such settlement offer, then the amount for which the Company will be required to indemnify the Indemnified Party or Lessor Party with respect to the Taxes subject to such offer shall not exceed the amount which it would have owed if such settlement offer had been accepted. In addition, the controlling party shall keep the noncontrolling party and its counsel reasonably informed as to the progress of the contest, and shall provide the noncontrolling party and its counsel with a copy of (or appropriate excerpts from) any reports or claims issued by the relevant auditing agent or taxing authority to the controlling party thereof, in connection with such claim or the contest thereof.

The Indemnified Party or Lessor Party shall supply the Company with such information and documents (or relevant portions thereof) reasonably requested by the Company as are necessary or advisable for the Company to participate in any action, suit or proceeding to the extent permitted by this Section 5.04(h) and the Company shall promptly reimburse such Indemnified Party or Lessor Party for the reasonable expenses of supplying such information or documents; provided, however, that the Indemnified Party or Lessor Party shall not be required to provide to the Company copies of its tax returns or any other information, documentation or materials that it deems to be confidential or proprietary. No Indemnified Party or Lessor Party shall enter into any settlement or other compromise or fail to appeal an adverse ruling with respect to any claim which is entitled to be indemnified under this Section 5.04 or Section 9.26 (and with respect to which contest is required under this Section 5.04(h)) without the prior written consent of the Company (such consent not to be unreasonably withheld), unless the Indemnified Party or Lessor Party waives its right to be indemnified under this Section 5.04 or Section 9.26 with respect to such claim.

Notwithstanding anything contained herein to the contrary, the Indemnified Party or Lessor Party will not be required to contest (and the Company shall not be permitted to contest) a claim with respect to the imposition of any Tax if (i) the Indemnified Party or Lessor Party shall waive its right to indemnification under this Section 5.04 or Section 9.26 with respect to such claim (and any claim with respect to such year or any other taxable year the contest of which is materially adversely affected as a result of such waiver) or (ii) such Tax is the sole result of a claim of a continuing and consistent nature, which claim has previously been resolved against the relevant Indemnified Party or Lessor Party (unless a change in Law or facts has occurred since such prior adverse resolution and the Company provides an opinion of independent tax counsel reasonably acceptable to the Indemnified Party or Lessor Party to the effect that it is more likely than not that such change in Law or facts will result in a favorable resolution of the claim at issue).

(i) Reports. In the case of any report, return or statement (other than a report, return or statement that is filed by the Company with respect to both activities not contemplated by the Operative Documents and activities contemplated by the Operative Documents, which shall be filed by the Company without notice to the Indemnified Party or Lessor Party) required to be filed with respect to any Taxes that are subject to indemnification under this Section 5.04 or Section 9.26, the Company shall promptly notify the applicable Indemnified Party or Lessor Party of such requirement and, at the Lessee's expense (i) if the Lessee is permitted (unless otherwise requested by such Indemnified Party or Lessor Party) by Applicable Law, timely file such report, return or statement in its own name or (ii) if such report, return or statement is required to be in the name of or filed by such Indemnified Party or Lessor Party or such Indemnified Party or Lessor Party otherwise requests that such report, return or statement be filed by such Indemnified Party or Lessor Party, timely prepare such report, return or statement in such manner as shall be satisfactory to such Indemnified Party or Lessor Party and send the same to such Indemnified Party or Lessor Party for filing no later than fifteen (15) days prior to the due date therefore. In any case in which such Indemnified Party or Lessor Party will file any such report, return or statement, the Company shall, upon written request of such Indemnified Party or Lessor Party, provide such Indemnified Party or Lessor Party with such information as is reasonably necessary to allow such Indemnified Party or Lessor Party to file such report, return or statement.

(j) Refunds. If any Indemnified Party or Lessor Party determines, in its sole discretion, that it has actually and finally received a refund or credit of any Charges or Other Taxes paid or reimbursed pursuant to Section 5.04 or Section 9.26 that it would otherwise not have obtained, and that would result in the total payments under Section 5.04 or Section 9.26 exceeding the amount necessary to make such Indemnified Party or Lessor Party whole, such Indemnified Party shall pay to the Lessee or such Lessor Party shall pay to the Indemnified Party which in turn will pay to the Lessee, with reasonable promptness following the date on which it actually receives such refund or credit, an amount equal to the lesser of the amount of such refund or credit or the amount of such excess, in each case net of all out-of-pocket expenses in securing such refund or credit.

(k) Survival. Without prejudice to the survival of any other agreement of the Company hereunder, the agreements and obligations of the Company contained in this Section 5.04 and in Section 5.05 shall survive the payment in full of the principal of and interest on the Notes and the Investments and Distributions thereon.

(l) Defined Terms. As used in this Section 5.04, the terms "Charges", "Indemnified Party", "Other Charges" and "Lessor Party" shall have the meanings set forth in Appendix A hereto and in Appendix A to the Original Participation Agreement.

Section 5.05. Nature of Transaction.

(a) Characterization. It is the intent of the Company that the Lease will be treated as an operating lease for accounting purposes. It is the intent of the Company and each Lessor Party and the Company and each Lessor Party agree that for all U.S. tax purposes, the Lease and other Operative Documents shall be treated as the repayment and security provisions of a loan by each Lessor Party to the Company and that the Company will be treated as the legal and beneficial owner of the Property entitled to cost recovery deductions and all other tax benefits attributable to the ownership of the Property and all payments of Permitted Lease Balance, Termination Value, Residual Value Amount, Fixed Rent and Additional Rent during the Lease Term shall be treated as payments of interest and principal. Further, for purposes of bankruptcy and secured party enforcement purposes, the parties hereto intend that (i) the Lease and the other Operative Documents shall be treated as the repayment and security provisions of a loan to the Company and (ii) all payments of Permitted Lease Balance, Termination Value, Residual Value Amount, Fixed Rent and Additional Rent to the extent payable hereunder or under any other Operative Document shall be treated as payments of principal, interest and other amounts owing with respect to such loan, respectively. In the event that the transactions contemplated by the Operative Documents are not treated for tax and accounting purposes in a manner consistent with the intent of the parties as described in this Section 5.05(a), then, at the Company's reasonable request and at its sole cost and expense, each of the parties hereto hereby agrees that it shall reasonably cooperate with the Company to amend the Operative Documents to accomplish such intended treatment; provided that no amendments to the Operative Documents shall be entered into in connection with this provision if such amendments would in any way adversely affect any of such Person's rights or interests in the Property or any Operative Document, or cause any such Person to incur any additional risks or to incur any additional costs or expenses not otherwise satisfactorily indemnified by the Company.

(b) Reporting and Other Actions by the Company. The Company agrees that, unless compelled, in its reasonable opinion, by action of a Governmental Authority (i) neither it nor any of its Affiliates (whether or not consolidated or combined returns are filed with such Affiliates for federal, foreign, state or local Tax purposes) will at any time take any action, directly or indirectly, or file any return or other document inconsistent with the intended treatment described in Section 5.05(a), and (ii) it and its Affiliates will file such returns, maintain such records, take such actions and execute such documents (as reasonably requested by the Lessor, the Agent or the Note Holders from time to time) as may be appropriate to facilitate the realization of such intended treatment.

(c) Reporting and Other Actions by the Indemnified Party and Lessor Parties. Each of the Indemnified Parties and Lessor Parties agrees that, unless compelled, in its reasonable opinion, by action of a Governmental Authority (i) neither it nor any of its Affiliates (whether or not consolidated or combined returns are filed with such Affiliate for federal, foreign, state or local Tax purposes) will at any time take any action, directly or indirectly, or file any return or other document claiming, or asserting that it is entitled to, the Tax benefits, deductions or credits which, pursuant to the intended Tax treatment described in Section 5.05(a), would otherwise be claimed or claimable by the Company, and (ii) it and its Affiliates will file such returns, maintain such records, take such actions, and execute such documents (as reasonably requested by the Company from time to time) as may be appropriate (in the reasonable judgment of the Lessor, the Agent or the applicable Note Holder) to facilitate the realization of, and as shall be consistent with, such intended income Tax treatment; provided that none of the Lessor, any Lessor Party or any of its Affiliates shall be required to (A) take any action which it reasonably believes would be disadvantageous to it or (B) disclose any portion of any Tax return. If any such filing, maintenance, action or execution requested by the Company would result in any additional Tax liability payable by the Indemnified Party, or could reasonably be expected to result in liability payable by it, other than liability ordinarily related to the intended Tax treatment described in Section 5.05(a), then the Company will provide an indemnity against such unrelated Tax liability and any liability such Indemnified Party may incur or be required to pay pursuant to Section 9.26(b) satisfactory to such Indemnified Party, in its sole opinion, exercised reasonably and in good faith.

Section 5.06. Sharing of Payments, Etc.

(a) If any Note Holder shall obtain any payment (whether voluntary or involuntary), on account of the Notes held by it (other than on account of Additional Costs, the provisions of Section 5.03, 5.04 or any indemnification provision contained in the Operative Documents), in excess of its ratable share of payments on account of the Notes obtained by all the Note Holders and the Investments made by the Lessor, such Note Holder shall forthwith purchase from the other Note Holders or the Lessor (as the case may be) such participations in the Notes or Investments held or made by them as shall be necessary to cause such purchasing Note Holder to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Note Holder, such purchase from each Note Holder or the Lessor (as the case may be) shall be rescinded and each Note Holder or the Lessor (as the case may be) shall repay to the purchasing Note Holder the purchase price to the extent of such Note Holder's or the Lessor's (as the case may be) ratable share (according to the proportion of (i) the amount of the participation purchased from such Note Holder or the Lessor (as the case may be) as a result of such excess payment to (ii) the total amount of the participations purchased in respect of such excess payment) of such recovery together with an amount equal to such Note Holder's or the Lessor's (as the case may be) ratable share (according to the proportion of (A) the amount of such Note Holder's or Lessor's (as the case may be) required repayment to (B) the total amount so recovered from the purchasing Note Holder) of any interest or other amounts paid or payable by the purchasing Note Holders in respect of the total amount so recovered. Notwithstanding that such Note Holders shall have purchased a participation in such Notes or the Investment, the purchasing Note Holder shall be deemed to have acquired the voting rights under such Notes or the Investment to the extent of, and for the duration of, such participation, as if such Note Holder shall have been an Assignee thereof.

(b) If the Lessor shall obtain any payment (whether voluntary or involuntary) on the account of the Investments made by it (other than on account of Additional Costs, the provisions of Section 5.03, 5.04 or any indemnification provision contained in the Operative Documents), in excess of its ratable share of payments on account of the Investments made by the Lessor and the Notes held by all the Note Holders, then the Lessor shall remit such excess amount to the Agent for application to the Note Holders such that the Note Holders and the Lessor shall have received its ratable share of such payments.

Section 5.07. Maturity Date Extension.

(a) Procedures.

(i) Pursuant to Section 3.02 of the Lease, so long as no Default under Section 6.01(a), 6.01(d)(i) (with respect to Section 7(b) of the Guaranty) or Section 6.01(e) or no Event of Default or Unwind Event shall have occurred and be continuing, at the time the Company, as Lessee, delivers the Extension Request and such request is timely made pursuant to Section 3.02 of the Lease, the Company may request that the Lessor, the Agent and the Note Holders extend the Lease and the related financing (represented by the Notes and the Investments) for the Extension Term (such request by the Company is herein called the "Extension Request"). Each Note Holder and the Lessor shall have thirty (30) days from receipt of such request to inform the Agent whether such Person, in its sole and absolute discretion, agrees to the Extension Request. Failure of any such Person to indicate its acceptance or rejection by such time shall be deemed to constitute such Person's rejection thereof. If any Note Holder (a "Non-Accepting Holder") rejects (or is deemed to have rejected) the Extension Term, the Agent, at the request of the Company, shall have the right to cause such Non-Accepting Holder to transfer its interests under the Operative Documents to any other Note Holder that has agreed to the Extension Term or to a replacement Note Holder, which would be an Eligible Assignee hereunder. Existing Note Holders shall be offered the right, but shall not be required, to acquire a pro rata share of the Non-Accepting Holders' interests. Any such transfer shall be made pursuant to an Assignment and Acceptance executed by the Non-Accepting Holder and the Eligible Assignee. The date of transfer shall be the then-existing Maturity Date. If any Note Holder rejects the Extension Request and the Agent has been unable to locate a transferee of such Note Holder's or Note Holders' interests under the Operative Documents at least by the date which is ten (10) months prior to the then-existing Maturity Date, or if the Lessor rejects the Extension Request, then the Maturity Date shall not be extended or changed.

(ii) If the Company shall have made the Extension Request and at any time during the sixty (60) day period ending on the commencement date of the Extension Term an Event of Default or Unwind Event shall have occurred, then the Company's rights under this Section 5.07 shall automatically terminate, the Company shall not be entitled to the requested Extension Term and the Company shall be deemed to have elected to proceed under Section 6.06(a).

(b) General. The Company hereby agrees to pay all reasonable and properly documented costs and expenses (including reasonable and properly documented legal fees and expenses) incurred by the Lessor, the Agent and the Note Holders in connection with the provisions of this Section 5.07, including the costs of documenting such transfer; provided that, except as otherwise agreed as between the Company and the Eligible Assignee, the Eligible Assignee shall be obligated to pay all of its costs and expenses incurred in connection with any transfer to such Assignee, including any fees payable in connection therewith.

ARTICLE VI

EVENTS OF DEFAULT; REMEDIES;
UNWIND EVENT; NON-PERFORMANCE EVENTS;
OPTIONS UPON EXPIRATION; TERMINATION PAYMENTS

Section 6.01. Events of Default. If one or more of the following events shall have occurred and be continuing, it shall constitute an "Event of Default" hereunder (unless such event or events constitute an "Unwind Event" pursuant to and in accordance with Section 6.03, in which case such event or events shall be subject to the provisions of Section 6.03):

(a) the Company shall fail to pay to the Lessor (i) the Permitted Lease Balance, the Termination Value or the Residual Value Amount on the date on which payment thereof is due, or (ii) Fixed Rent or any Additional Rent payable by the Lessee or the Company under the Operative Documents within seven (7) days after the date on which such payment is due or after demand therefor if payment is due on demand;

(b) (i) any representation or warranty made or deemed made by the Guarantor in any Operative Document to which the Guarantor is a party or in any certificate, document or financial or other statement furnished at any time under or in connection with any Operative Document shall prove to have been false or misleading in any material respect on or as of the date made or deemed made or (ii) any representation or warranty made or deemed made by the Company in any Operative Document to which the Company is a party or in any certificate, document or financial or other statement furnished at any time under or in connection with any Operative Document shall prove to have been false or misleading in any material respect on or as of the date made or deemed made;

(c) default shall be made in the due observance or performance by the Company of any term, covenant or agreement contained in Section 4.01(d);

(d) (i) the Guarantor shall fail to observe or perform any term, covenant, or agreement to be observed or performed by it in any Operative Document to which it is a party other than those referred to elsewhere in this Section 6.01, and such failure shall continue unremedied for thirty (30) days after written notice by the Lessor or the Agent to the Guarantor of such failure or (ii) the Company shall fail to observe or perform any term, covenant, or agreement to be observed or performed by it in any Operative Document to which it is a party (other than those referred to in the other subsections of this Section 6.01), and such failure shall continue unremedied for thirty (30) days after written notice by the Lessor or the Agent to the Company of such failure;

(e) (i) the Guarantor shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Guarantor shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Guarantor any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against the Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) the Guarantor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) the Guarantor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(f) (i) the Company is unable or admits its inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness; or (ii) the Company is in a state of cessation des paiements, or the Company becomes insolvent for the purpose of any insolvency law; or (iii) a moratorium is declared in respect of any indebtedness of the Company;

(g) (i) any corporate action, legal proceedings or other procedure or step is taken in relation to: (w) a moratorium of any indebtedness in excess of $2,500,000, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Company, or the suspension of payments in connection therewith; (x) a composition, compromise, assignment or arrangement with any creditor of the Company in respect of any Debt of the Company in excess of $5,000,000; (y) the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Company or any of the assets of the Company; or (ii) any analogous procedure or step is taken in any jurisdiction; or (iii) the Company commences proceedings for conciliation in accordance with articles L.611-4 to L.611-15 of the French Code de Commerce; or (iv) a judgement for sauvegarde, redressement judiciaire or liquidation judiciaire is entered in relation to the Company under articles L.620-1 to L.670-8 of the French Code de Commerce.

(h) Any of the enforcement proceedings provided for in French law no.91-650 of 9 July 1991, or any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Company having an aggregate value of €5,000,000 and is not discharged within 30 days.

(i) an event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Debt of the Company or the Guarantor (other than any such Debt owed to any Note Holder or the Lessor or an affiliate of any Note Holder or the Lessor if such event of default shall relate solely to a restriction on Margin Stock), whether such Debt now exists or shall hereafter be created, shall happen and shall result in Debt of the Company or the Guarantor in excess of $50,000,000 principal amount becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such declaration shall not be rescinded or annulled, or the Company or the Guarantor shall fail to pay at maturity (or within five (5) calendar days after maturity) Debt of the Company or the Guarantor, as applicable, in excess of $50,000,000 principal amount;

(j) a Material Plan shall fail to maintain the minimum finding standards required by Section 412 of the Code for any plan year or a waiver of such standard is sought or granted under Section 412(d), or a Material Plan is, shall have been or will be terminated or the subject of termination proceedings under ERISA, or the Guarantor or any of its Subsidiaries or any ERISA Affiliate has incurred or will incur a liability to or on account of a Material Plan under Sections 4062, 4063 or 4064 of ERISA, and there shall result from any such event either a liability or a material risk of incurring a liability to the PBGC or a Material Plan (or a related trust) which will have a material adverse effect upon the business, operations or the condition (financial or otherwise) of the Guarantor and its Subsidiaries, taken as a whole;

(k) the Guarantor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with withdrawal liabilities (determined as of the date of such notification), will have a material adverse effect upon the business, operations or the condition (financial or otherwise) of the Guarantor and its Subsidiaries, taken as a whole;

(l) any pension scheme operated by or maintained for the benefit of members or employees of the Company fails to be funded to the extent required by law or otherwise fails to comply in all material respects with the requirements of any law applicable in the jurisdiction in which the relevant pension scheme is maintained, or the Company takes any action or omits to take any action in relation to any such pension scheme, in each case, where failure to do so could reasonably be expected to have a material adverse effect upon the business, operations or the condition (financial or otherwise) of the Company.

(m) the Company shall fail to comply with the Return Conditions as of such date on which the Return Conditions are required to be satisfied;

(n) the Company shall not have delivered to the Agent and the Lessor, on or prior to the Date Certain, a Completion Certificate and the other conditions set forth in Section 2.04 shall not have been satisfied by such date;

(o) the Company shall fail to comply with any Insurance Requirement;

(p) any Operative Document or any obligation of the Company or the Guarantor thereunder shall be revoked or repudiated by the Company in any respect or attempted to be revoked or repudiated by the Company or the Guarantor in any respect or any Operative Document shall cease to be the legal, valid, binding and enforceable obligation of the Company or the Guarantor (as applicable); or

(q) except as a result of any sales, transfers or releases effected in accordance with the terms of the Operative Documents, the Lessor or the Agent, as applicable, shall cease for any reason, other than directly as a result of their own or any other Lessor Group member's actions or omissions, (x) to have a Lien on, the Property, superior and prior to the rights of all third Persons and subject to no other Liens, except Permitted Encumbrances and Lessor Liens, or (y) to have a valid sub-leasehold interest in the Land (or any part thereof), or (z) to have unencumbered title to the Facility for any reason whatsoever, subject to Permitted Encumbrances and Lessor Liens.

The Agent shall promptly notify the Company in writing, with a copy to the Note Holders and the Lessor, of the occurrence of a Default or an Event of Default with respect to which it has actual knowledge (including by way of receipt by the Agent of notice from any Note Holder or the Lessor of the existence of a Default or Event of Default).

Section 6.02. Remedies upon an Event of Default. (a) Subject to Section 6.02(g) or 6.03, if an Event of Default has occurred and is continuing, each of the Lessor and the Agent may, and if directed in writing by the Majority Holders shall, to the extent permitted by applicable Law, exercise any of the rights or remedies granted to it under the other Operative Documents, in addition to any rights or remedies of such parties set forth in this Agreement.

(b) Subject to Section 6.03, upon the occurrence of an Event of Default and upon notice to the Company and the Lessor, the Agent may, and upon the written request of the Majority Holders the Agent shall, terminate the unused Commitments, if any, and declare the entire accrued and unpaid amount of interest on and the principal amount of the Notes and the Investments and unpaid Distributions thereon (if not then due and payable) to be due and payable immediately, notwithstanding anything contained in any Operative Document to the contrary. Notwithstanding the foregoing, including the occurrence of such Event of Default, the Company shall have the right to purchase the Lessor's interest in the Property pursuant to Section 6.02(g).

(c) If, however, a Bankruptcy Event occurs, then the entire accrued and unpaid amount of interest on and the principal amount of the Notes and the Investments and unpaid Distributions thereon shall automatically be and become due and payable immediately, without request, demand, presentment, protest or notice, notwithstanding anything contained in any Operative Document to the contrary, and any unused Commitments shall automatically and immediately terminate. Notwithstanding the foregoing, including the occurrence of a Bankruptcy Event, the Company shall have the right to purchase the Lessor's interest in the Property pursuant to Section 6.02(g).

(d) Subject to Section 6.03, if an Event of Default has occurred and is continuing, then each of the Lessor and the Agent may, and if directed in writing by the Majority Holders shall, take all steps necessary or advisable to protect and enforce its rights hereunder and under the other Operative Documents, whether by action, suit or proceeding at law or in equity, for the specific performance of any covenant, condition or agreement contained herein, or in aid of the execution of any power herein granted, or for the enforcement of any other appropriate legal or equitable remedy or otherwise as such party shall deem necessary or advisable. Notwithstanding the foregoing, including the occurrence of such Event of Default, the Company shall have the right to purchase the Lessor's interest in the Property pursuant to Section 6.02(g).

(e) After the occurrence of an Event of Default, the Company shall either:

(i) (A) within five (5) Business Days after the delivery of a Termination Notice pay to the Lessor an amount equal to the Permitted Lease Balance, (B) abandon and release its entire interest in the Property, and (C) arrange the sale of the Property, on behalf of the Lessor to a third party in an arms length transaction in accordance with Section 6.02(g); or

(ii) deliver an Offer to Purchase and proceed under Section 6.04.

If the Company pays the Permitted Lease Balance as required under clause (i)(A) of this Section 6.02(e) and the Property is sold as contemplated by Section 6.02(g), then any Sales Proceeds shall be applied in accordance with Section 7.01(e). If the Company pays the Permitted Lease Balance as required under clause (i)(A) of this Section 6.02(e), but fails to comply with clause (i)(B) of this Section 6.02(e) or fails to use commercially reasonable efforts to arrange for the sale of the Property in accordance with clause (i)(C) of this Section 6.02(e), a Liquidation Event shall be deemed to exist and the Company shall, within thirty (30) days of demand by the Lessor, satisfy each of the applicable Return Conditions. If the Company complies with all of the requirements of clause (i) of this Section 6.02(e) and the Property is not sold within the Remarketing Period (as defined in Section 6.02(g)), (x) the Company shall, as of the end of such Remarketing Period, satisfy each of the applicable Return Conditions, and (y) a Liquidation Event shall then be deemed to exist. If the Company does not pay the Permitted Lease Balance as required under clause (i)(A) of this Section 6.02(e), the Company shall be deemed to have elected to proceed under clause (ii) of this Section 6.02(e).

Notwithstanding anything contained herein or in any other Operative Document to the contrary, upon the occurrence and during the continuance of an Event of Default, so long as the Company complies with clause (i) of this Section 6.02(e), the aggregate maximum recourse liability of the Company to the Lessor or any Person claiming by, through or under the Lessor in accordance with the Operative Documents with respect to such Event of Default shall be limited to the Permitted Lease Balance.

(f) No right or remedy hereunder or under any other Operative Document shall be exclusive of any other right, power or remedy, but shall be cumulative and in addition to any other right or remedy hereunder or now or hereafter existing by law or in equity, and the exercise by a party hereto of any one or more of such rights, powers or remedies shall not preclude the simultaneous exercise of any or all of such other rights, powers or remedies. Any failure to insist upon the strict performance of any provision hereof or to exercise any option, right, power or remedy contained herein shall not constitute a waiver or relinquishment thereof for the future. The Lessor, the Note Holders, the Agent and the Company shall be entitled to injunctive relief in case of the violation or attempted or threatened violation of any of the provisions hereof by any other party hereto, a decree compelling performance of any of the provisions hereof or any other remedy allowed by law or in equity.

(g) If an Event of Default occurs and the Company does not elect, and is not deemed to have elected, to proceed under Section 6.02(e)(ii), the Company shall use commercially reasonable efforts during the 12-month period commencing on the date of occurrence of the Event of Default (for purposes of this Section 6.02(g) the "Remarketing Period") to obtain bids from unrelated third parties for the Property. All bids received by the Company will immediately be copied to the Lessor and the Agent in writing, setting forth the amount of such bid and the name and address of the Person submitting such bid. At the Company's election, the Lessor shall be required to accept any bona fide bid from an unrelated third party presented to the Lessor which will generate Sales Proceeds in an amount at least equal to the Termination Value less the amount of the Permitted Lease Balance paid by the Company, provided that the Company shall have certified that such bid was the highest and best bid the Company obtained after the exercise of its reasonable efforts, taking into account the provision contained in Section 9.20. Any such Sales Proceeds shall be applied in accordance with Section 7.01(e).

Section 6.03. Unwind Events and Non-Performance Events.

(a) Unwind Events. Notwithstanding anything to the contrary contained herein or in any other Operative Document, (i) the occurrence, during the Construction Period, of any fact, condition or circumstance which would otherwise have constituted an Event of Default which (A) is not based on an act of fraud, misapplication of funds, illegal acts or willful misconduct on the part of the Company and (B) is not based on a Bankruptcy Event, and (ii) the occurrence of a Non-Performance Event, each shall constitute an "Unwind Event" and not a Default or an Event of Default solely for the purpose of determining the remedies available to the Lessor, the Agent and the Note Holders and for the purpose of this Section 6.03, and the provisions of this Section 6.03 shall control.

(b) Unwind Event Procedures. After the occurrence of an Unwind Event, and within five (5) Business Days after the delivery of a Termination Notice, the Company shall either:

(i) (A) pay to the Lessor an amount equal to the Residual Value Amount, (B) abandon and release its interest in and with respect to the Property, and (C) arrange for the sale of the Lessor’s interest in the Property on behalf of the Lessor to a third party in an arms length transaction in accordance with Section 6.03(c) and, to the extent the Liquidation Property Interest is not sold within the Remarketing Period (as defined in Section 6.03(c)(i)), (x) the Company shall, as of the end of such Remarketing Period, satisfy each of the applicable Return Conditions (provided that, if such Unwind Event occurs during the Construction Period, the Company shall satisfy only those Return Conditions set forth in Sections 9.05(d), 9.05(f), 9.05(h), 9.05(j), and 9.05(l) of the Lease (but only to the extent of the Return Conditions described in the foregoing Sections)) and (y) a Liquidation Event shall be deemed to exist; or

(ii) deliver an Offer to Purchase and proceed with the purchase of the Lessor’s interest in the Property in accordance with the purchase procedures of Exhibit A hereto.

If the Company pays the Residual Value Amount and the Liquidation Property Interest is sold as contemplated by Section 6.03(c), then any Sales Proceeds shall be applied in accordance with Section 7.01(e). If the Company does not elect to proceed under clause (i) above or does not satisfy the requirements of clause (i) above, the Company shall be deemed to have elected to proceed under clause (ii) above.

(c) Remarketing Upon Unwind Event.

(i) If an Unwind Event occurs and the Company does not elect to proceed under Section 6.03(b)(ii), the Company shall use reasonable efforts during the 12-month period commencing on the date of occurrence of the Unwind Event (for purposes of this Section 6.03(c), the "Remarketing Period") to obtain bids from unrelated third parties for the Liquidation Property Interest. All bids received by the Company will immediately be copied to the Lessor and the Agent in writing, setting forth the amount of such bid and the name and address of the Person submitting such bid. At the Company's election, the Lessor shall be required to accept any bona fide bid from an unrelated third party presented to the Lessor which will generate Sales Proceeds in an amount at least equal to the Termination Value (less the amount of the Residual Value Amount previously paid by the Company), provided that the Company shall have certified that such bid was in its reasonable judgment the highest and best bid the Company obtained after the exercise of its reasonable efforts, taking into account the provisions contained in Section 9.20. Any such Sales Proceeds shall be applied in accordance with Section 7.01(e).

(ii) If the Liquidation Property Interest shall not have been sold before the expiration of the Remarketing Period, the Lessor may (in addition to all other remedies the Lessor may have in connection with the occurrence of a Liquidation Event), if not already completed, complete or cause the completion of the construction of the Property. In such event, upon completion of the construction of the Property, each of the Lessor and the Company shall be free to solicit bids for the Liquidation Property Interest from unrelated third parties.

(d) Non-Performance Events. Notwithstanding anything to the contrary contained herein, if at any time any Event of Default described in (i) Sections 6.01(b) or 6.01(d) occurs and, in each case, such event is specifically premised upon a Material Adverse Effect standard or a "materiality" or "material" standard, or in (ii) Section 6.01(i), (j), (k), (l) or (q) occurs and, in each case, such event does not relate solely to the Guarantor or Lessee, then any occurrence with respect thereto shall not constitute a Default or an Event of Default but shall be deemed a "Non-Performance Event" and the provisions of Sections 6.03(b) and 6.03(c) shall control mutatis mutandis as though an Unwind Event shall have occurred.

(e) Maximum Residual Value Amount. Notwithstanding anything contained herein or in any other Operative Document to the contrary, upon the occurrence and during the continuance of an Non-Performance Event or an Unwind Event, so long as the Company complies with clause (i) of Section 6.03(b), the aggregate maximum recourse liability of the Company to the Lessor or any Person claiming by, through or under the Lessor in accordance with the Operative Documents with respect to such Non-Performance Event or Unwind Event shall be limited to the Residual Value Amount.

Section 6.04. Offer to Purchase by the Company. At any time upon thirty (30) days prior written notice to the Agent and the Lessor, the Company may, in its sole discretion, deliver to the Lessor and the Agent, an Offer to Purchase and purchase the Lessor's interest in the Property in accordance with the purchase procedures of Exhibit A hereto.

Section 6.05. Termination After Event of Loss. (a) If (i) an Event of Loss occurs with respect to the Property during the Construction Period (ii) such Event of Loss is a Fully Indemnifiable Event and (iii) and the Company or the Lessor has delivered a Termination Notice pursuant to Section 6(d) of the Agency Agreement, then on the thirtieth (30th) day after delivery of such Termination Notice, the Company shall (x) be required to pay to the Lessor the Permitted Lease Balance, (y) release its interest in the Property subject to the Company's rights pursuant to Section 6.08 and (z) abandon the Property.

(b) If (i) an Event of Loss occurs with respect to the Property during the Construction Period, (ii) such Event of Loss is not a Fully Indemnifiable Event, (iii) the Company or the Lessor has delivered a Termination Notice pursuant to Section 6(d) of the Agency Agreement, and (iv) the Company has satasfied the other applicable requirements under the Operative Documents as a result of such termination, the Company shall have no financial or other obligations under any of the Operative Documents except (1) specific obligations of the Company in respect of Fully Indemnifiable Events that accrued prior to such termination and (2) obligations of the Lessee arising out of any Event of Default which (A) are independent of such Event of Loss, (B) do not occur solely as a result of such Event of Loss and (C) occur prior to such Event of Loss. Upon termination of the Operative Documents as a result of the occurrence of such Event of Loss, the Company shall use reasonable efforts during the 12-month period commencing on the date of such termination to obtain bids from unrelated third parties for the Property. All bids received by the Company will be immediately copied to the Lessor and the Agent in writing, setting forth the amount of such bid and the name and address of the Person submitting such bid.

(c) If an Event of Loss occurs with respect to the Property on or after the Completion Date and the Company or the Lessor has delivered a Termination Notice pursuant to Section 7.02 or 7.06 of the Lease, then on the thirtieth (30th) day after delivery of such Termination Notice, the Company shall (x) be required to pay to the Lessor the Permitted Lease Balance, (y)  release its interest in the Property and (z) abandon the Property.

(d) The foregoing provisions of this Section 6.05 shall in no event preclude the Company from proceeding under Section 6.04.

Section 6.06. Options Upon Expiration. If no Extension Term will become effective at the then applicable Expiration Date pursuant to Section 3.02 of the Lease, the Lessee will elect, by written notice given at least twelve (12) months prior to such Expiration Date, either to:

(a) deliver an Offer to Purchase and purchase the Lessor’s interest in the Property in accordance with the purchase procedures of Exhibit A hereto; or

(b) so long as no Default, Event of Default or Non-Performance Event has occurred and is continuing, and subject to the satisfaction of the Return Conditions set forth in Section 9.05 of the Lease and the other provisions set forth in Article IX of the Lease and subject to the remarketing provisions set forth in Section 6.07, terminate the Lease, abandon the Property and release all of its interest therein as of the then applicable Expiration Date and pay to the Lessor, on such Expiration Date, in addition to any Fixed Rent and Additional Rent then due and payable, an amount equal to the Residual Value Amount.

If, the Lessee is unable to satisfy one or more of the conditions set forth in Section 6.07 or Article IX of the Lease, or fails to timely make an election as provided in this Section 6.06, then the Lessee will be deemed to have elected to proceed under Section 6.06(a).

Section 6.07. Remarketing Upon Termination at Lease Expiry. Upon the election to terminate the Lease pursuant to Section 6.06(b), the Lessee shall use reasonable efforts during the period commencing on the date of the Lessee's delivery of notice to elect to proceed under Section 6.06(b) and ending on the Expiration Date (for purposes of this Section 6.07 the "Remarketing Period") to obtain bids from unrelated third parties for the Liquidation Property Interest. All bids received by the Lessee will immediately be copied to the Lessor and the Agent in writing, setting forth the amount of such bid and the name and address of the Person submitting such bid. At the Lessee's election, the Lessor shall be required to accept any bona fide unrelated third party bid presented to the Lessor which will generate Sales Proceeds (net of Closing Costs) in an amount at least equal to the Termination Value (less the Residual Value Amount paid by the Company), provided that the Lessee shall have certified that such bid was, in the Company's reasonable commercial judgment, the best bid the Lessee obtained after the exercise of its reasonable efforts, taking into account the provisions contained in Section 9.20. Any such Sales Proceeds shall be applied in accordance with Section 7.01(e). If the Liquidation Property Interest is not sold or otherwise transferred on or before the Expiration Date, a Liquidation Event shall be deemed to exist. The Lessee will be entitled to receive from the Lessor reasonable compensation for services rendered pursuant to this Section 6.07, in such amounts as may be agreed upon by the Lessor and the Lessee prior to the commencement of the Remarketing Period. If the Sales Proceeds (net of Closing Costs) are less than the Termination Value minus the Residual Value Amount paid by the Company, and it shall have been determined (pursuant to a current Appraisal of the Property by the Appraiser, at the cost and expense of the Lessee) that the fair market value of the Property shall have been impaired by excessive wear and tear, by reason of non-compliance by the Lessee of the maintenance provisions of the Lease, or by reason of any restoration, replacement or Alteration (or removal of any Alteration) done to the Property by the Lessee during the Lease Term, the Lessee shall pay to the Lessor within ten (10) days after receipt of the Lessor's written statement the amount of the decrease in the fair market value of the Property attributable to such excess wear and tear as determined by the Appraiser (the "Contingent Rent"); provided, however, that Contingent Rent will not exceed an amount equal to the Termination Value minus the sum of (i) the Residual Value Amount paid by the Company and (ii) Sales Proceeds (net of Closing Costs).

Section 6.08. Remarketing Upon Event of Loss. Upon the delivery of a Termination Notice pursuant to Section 6.05(a) or (c), the Company shall use reasonable efforts during the 12-month period commencing on the date of the delivery of such Termination Notice (for purposes of this Section 6.08 the "Remarketing Period") to obtain bids from unrelated third parties for the Liquidation Property Interest. All bids received by the Company, will immediately be copied to the Lessor and the Agent in writing, setting forth the amount of such bid and the name and address of the Person submitting such bid. At the Company's election, the Lessor shall be required to accept any bona fide unrelated third party bid presented to the Lessor which will generate Sales Proceeds (net of Closing Costs) in an amount at least equal to the Termination Value (as reduced as a result of any previous payment of Permitted Lease Balance), provided that the Company shall have certified that such bid was, in the Company's reasonable commercial judgment, the best bid the Company obtained after the exercise of its reasonable efforts, taking into account the provisions contained in Section 9.20. Any such Sales Proceeds shall be applied in accordance with Section 7.01(e).

Section 6.09. Power of Sale and Rights Upon a Liquidation Event. Notwithstanding anything to the contrary contained in any Operative Document, upon the occurrence of a Liquidation Event, the following provisions shall be applicable:

(a) Liquidation Event. If (i) a Termination Notice has been delivered by reason of the occurrence of an Event of Default or (ii) a Termination Notice has been delivered (other than by reason of an Event of Default) or the Company's right to possess the Property has otherwise been terminated and the Liquidation Property Interest has not been purchased or otherwise transferred or the applicable Remarketing Period has expired (each of (i) and (ii) being a "Liquidation Event"), the Agent (with prior written notice to the Company), upon the written request of the Majority Holders and receipt by the Agent of such additional indemnification in form and substance reasonably satisfactory to the Agent as the Agent may promptly and reasonably request, shall (x) with or without entry, personally or by its agents or attorneys, take all steps to protect and enforce any rights and remedies the Lessor and the Note Holders (or the Agent on their behalf) may have pursuant to the Operative Documents, by appropriate Proceedings and/or (y) sell or transfer the Liquidation Property Interest to any unrelated third party as the Agent (at the written direction the Majority Holders) may designate, for any purchase price acceptable to the Majority Holders. Any proceeds realized upon the sale, transfer or other disposition of the Liquidation Property Interest caused by a Liquidation Event shall be applied in accordance with Section 7.01(e).

(b) Rights of Note Holders. Upon the occurrence of a Liquidation Event, any and all of the Note Holders shall have the option (the "Senior Takeout Option") to purchase all but not less than all of the Investments from the Lessor. The Senior Takeout Option shall be exercisable by written notice (the "Senior Takeout Notice") to the Agent and the Lessor at a price, payable by wire transfer of immediately available funds, equal to the Investment Liquidation Amount, plus any other sums then due and owing to the Lessor under the Operative Documents and any Break Costs in connection with or as a result of such sale or realization by the Lessor (the "Senior Takeout Price"). Upon exercising its Senior Takeout Option, such Note Holders shall have an irrevocable obligation to purchase all of the Investments or, if more than one Note Holder has exercised the Senior Takeout Option, a percentage of the Investments equal to (A) the unpaid principal amount of the Notes held by such Note Holders over (B) the aggregate unpaid principal amount of the Notes held by the Note Holders exercising the Senior Takeout Option. The purchase of the Investments (the “Senior Takeout”) shall take place within five (5) Business Days (the "Senior Takeout Period") after the receipt by the Lessor of the Senior Takeout Notice.

(c) Rights of the Lessor. The Lessor shall have the option (the "Junior Takeout Option") to purchase all but not less than all of the Notes from the Note Holders. The Junior Takeout Option shall be exercisable by written notice (the "Junior Takeout Notice") to the Agent and the Note Holders at a price, payable by wire transfer of immediately available funds, equal to the entire accrued and unpaid interest on and aggregate principal amount of the Notes, plus any other sums then due and owing to the Note Holders under the Operative Documents and any Break Costs in connection with or as a result of such sale or realization by the Note Holders (the "Junior Takeout Price"). Upon exercising its Junior Takeout Option, the Lessor shall have an irrevocable obligation to purchase all of the Notes. The purchase of the Notes (the “Junior Takeout”) shall take place within five (5) Business Days (the "Junior Takeout Period") after the receipt by the Note Holders of the Junior Takeout Notice.

Section 6.10. Sales of Liquidation Property Interest. In connection with any sale of the Liquidation Property Interest pursuant to Sections 6.03, 6.07, 6.08 or 6.09, the Company shall (i) execute and deliver all documents and instruments reasonably requested by the Lessor or the applicable unrelated third party purchaser in order to transfer and assign to such unrelated third party purchaser all of the Company’s interest under the Ground Lease and (ii) use all commercially reasonable efforts to obtain the consent of the Port to such transfer and assignments in accordance with the terms and provisions of the Ground Lease.

ARTICLE VII

APPLICATION OF FUNDS AND
NET PROCEEDS; PREPAYMENT OF INSTRUMENTS

Section 7.01. Application of Funds. Moneys received by the Lessor (or the Agent on behalf of the Lessor) shall be applied as follows:

(a) Fixed Rent. Moneys received representing Fixed Rent shall be applied:

(i) first, to the payment of accrued and unpaid interest on the Notes, ratably in respect of the claims of the Note Holders; and

(ii) second, the excess, if any to the payment of accrued and unpaid Distributions due and owing to the Lessor.

(b) Additional Rent (other than Contingent Rent). Moneys received representing Additional Rent (other than Contingent Rent) shall be applied:

(i) first, to the purposes for which such moneys were paid; and

(ii) second, the excess, if any, to the Company.

(c) Termination Value and Permitted Lease Balance. Moneys received as payment of the Termination Value or Permitted Lease Balance shall be applied:

(i) first, to the payment of the Outstanding Notes at 100% of the outstanding principal amount thereof, together with accrued and unpaid interest thereon to the date of payment, ratably in respect of the claims of the Note Holders;

(ii) second, the excess, if any, to the payment of any unpaid amounts in respect of Unreimbursed Losses of the Note Holders together with interest thereon, from the date of incurrence through the date of such payment, at a rate per annum equal to the Applicable Unreimbursed Loss Rate, and any and all other amounts due and owing under the Operative Documents to or for the benefit of, the Note Holders;

(iii) third, the excess, if any, to the payment of the Investments at a price equal to the Investment Liquidation Amount through the date of payment;

(iv) fourth, the excess, if any, to the payment of any unpaid amounts in respect of Unreimbursed Losses of the Lessor together with interest thereon, from the date of incurrence through the date of such payment, at a rate per annum equal to the Applicable Unreimbursed Loss Rate, and any and all other amounts due and owing under the Operative Documents to or for the benefit of, the Lessor;

(v) fifth, the excess, if any, to the payment of Closing Costs; and

(vi) sixth, the excess, if any, to the Company.

(d) Residual Value Amount. Notwithstanding anything to the contrary herein, moneys received representing payment of the Residual Value Amount shall be applied:

(i) first, to the payment of the Outstanding A-Notes at 100% of the outstanding principal amount thereof, together with accrued and unpaid interest thereon to the date of payment, ratably in respect of the claims of the A-Note Holders; and

(ii) second, the excess, if any, to the payment of the Outstanding B-Notes at 100% of the outstanding principal amount thereof together with accrued and unpaid interest thereon to the date of payment, ratably in respect of the claims of the B-Note Holders.

(e) Sales Proceeds. Moneys received as payment of Sales Proceeds shall be applied:

(i) first, to the payment of amounts to reimburse the Lessor, the Agent or any Note Holder for Protective Expenditures made by such Person in accordance with Section 9.23;

(ii) second, to the payment of Closing Costs;

(iii) third, the excess, if any, to the payment of the Outstanding Notes at 100% of the outstanding principal amount thereof, together with accrued and unpaid interest thereon to the date of payment, ratably in respect of the claims of the Note Holders;

(iv) fourth, the excess, if any, to the payment of any unpaid amounts in respect of Unreimbursed Losses of the Note Holders, together with interest thereon from the date of incurrence through the date of such payment, at a rate per annum equal to the Applicable Unreimbursed Rate and any and all other amounts due and owing by the Company under the Operative Documents to or for the benefit of, the Note Holders;

(v) fifth, the excess, if any, to the payment of the Investments, together with accrued and unpaid Distributions thereon to the date of payment;

(vi) sixth, the excess, if any, to the payment of any unpaid amounts in respect of Unreimbursed Losses of the Lessor, together with interest thereon from the date of incurrence through the date of such payment, at a rate per annum equal to the Applicable Unreimbursed Loss Rate and any and all other amounts due and owing by the Company under the Operative Documents to or for the benefit of, the Lessor; and

(vii) seventh, the excess, if any, to the Company.

(f) Payments Under the Instrument Guaranty. Notwithstanding anything to the contrary herein, moneys received representing payment under the Instrument Guaranty shall be applied:

(i) if paid during the continuance of an Event of Default, in accordance with Section 7.01(c); or

(ii) in all other cases, in accordance with Section 7.01(d).

(g) Contingent Rent. Moneys received as payment of Contingent Rent shall be applied in accordance with Section 7.01(e).

(h) Recoveries. Monies received by the Lessor or the Company, as Construction Agent, as payment of any Recoveries shall be applied:

(i) first, to the payment of all costs any expenses incurred in connection with such Recoveries (including, without limitation, attorney fees incurred in recovering such Recoveries);

(ii) second, to the payment of claims or losses relating to such Recoveries;

(iii) third, the excess, if any, to the payment of Actual Project Costs;

(iv) fourth, the excess, if any, to the payment of any unpaid amounts in respect of Unreimbursed Losses, together with interest thereon, from the date of incurrence through the date of such payment, at a rate per annum equal to the Applicable Unreimbursed Loss Rate, and any other amounts due and owing under the Operative Documents to or for the benefit of the Note Holders and the Lessor; and

(v) fifth, the excess, if any, to the Company (or its designee).

(i) Other Payments. Any sums other than sums representing Fixed Rent, Additional Rent, Termination Value, Sales Proceeds, Residual Value Amount, Permitted Lease Balance, payments under the Instrument Guaranty, Recoveries and Net Proceeds received by the Lessor under the Operative Documents (including Advances and/or Investments made on behalf of or by the Lessor to pay interest to the Note Holders and Distributions) shall be applied:

(i) first, to the purposes for which such moneys were paid pursuant thereto; and

(ii) second, the excess, if any, to the Company.

Section 7.02. Net Proceeds. Moneys received by the Proceeds Trustee under the Operative Documents as Net Proceeds and (during the Construction Period) Remaining Net Proceeds shall be segregated and held in trust by the Proceeds Trustee and shall be applied as follows:

(a) Prior to the Completion Date. Prior to the Completion Date, if no Termination Notice has been delivered with respect to an Event of Loss, the Net Proceeds and Remaining Net Proceeds with respect to the Property shall be applied as follows:

(i) first, to the Construction Agent in accordance with the terms of Section 6(a)(iv) of the Construction Agency Agreement for the rebuilding, replacement, repair or remediation of the Property;

(ii) second, the excess, if any, shall be paid (A) to the Company upon the commencement of the Lease Term or (B) if an Event of Default, an Unwind Event or an Environmental Trigger shall have occurred and be continuing upon commencement of the Lease Term, the Proceeds Trustee shall retain such Net Proceeds and Remaining Net Proceeds until such Event of Default, Environmental Trigger or Unwind Event is cured or waived, in which case such Net Proceeds shall be paid to the Company, subject to Section 7.02(c).

(b) During the Base Term. During the Base Term, if no Termination Notice has been delivered with respect to an Event of Loss, the Net Proceeds shall be applied as follows:

(i) first, to the Lessee in accordance with the terms of Article VII of the Lease for the rebuilding, replacement, repair or remediation of the Property;

(ii) second, the excess, if any, shall be paid (A) to the Lessee or (B) if an Event of Default, an Unwind Event or an Environmental Trigger shall have occurred and be continuing, the Proceeds Trustee shall retain such Net Proceeds until such Event of Default, Environmental Trigger or Unwind Event is cured or waived, in which case such Net Proceeds shall be paid to the Lessee, subject to Section 7.02(c).

(c) Upon Termination. If a Termination Notice has been delivered, any Net Proceeds and Remaining Net Proceeds held by the Construction Agent or the Proceeds Trustee or which may be paid to the Construction Agent or the Proceeds Trustee shall be paid to the Agent and shall be applied in accordance with Section 7.01(e) as if such Net Proceeds and Remaining Net Proceeds constituted Sales Proceeds.

Section 7.03. Prepayment of Notes and Investments.

(a) General. Notwithstanding anything to the contrary contained in any of the Operative Documents, no prepayment of any Notes or the Investments may be made pursuant to Section 7.03(c), (i) unless in the case of a prepayment in full of the Notes and the Investments, the entire outstanding principal amount of the Notes, together with interest accrued thereon and all other sums due in respect of the Notes has been first paid in full, and (ii) except to the extent and in the manner otherwise expressly permitted or required hereby. Any prepayment of the Notes and the Investments required or permitted to be made by this Section 7.03 shall be made in accordance with the provisions of this Section 7.03 and except as set forth in Section 7.03(c) shall be (i) with respect to the Notes, at 100% of the then outstanding principal amount of the Notes so prepaid, together with accrued and unpaid interest thereon to the date of prepayment and, as applicable, any Additional Costs or other amounts owing under any of the Operative Documents and any unpaid amounts in respect of Unreimbursed Losses or (ii) with respect to the Investments, at a price equal to the Investment Liquidation Amount owing as of the prepayment date, and as applicable, any Additional Costs or other amounts owing under any of the Operative Documents and any unpaid amounts in respect of Unreimbursed Losses. Except as set forth in Section 7.03(c), unless the principal amount of the Notes is to be prepaid (together with all accrued and unpaid interest thereon to the date of prepayment) in full simultaneously therewith, prepayment of the Investments will not be permitted.

(b) Notice of Prepayment; Termination of Interest and Distributions on Prepayment Date. In case of any prepayment of any of the Notes or the Investments, notice thereof shall be given by the Lessor to the Agent, if the Lessor has notice thereof, and the Agent shall give such notice to the Note Holders and the Lessor of such prepayment at least fifteen (15) days (if practicable, and if not, as soon as it is practicable for the Lessor or the Agent, as applicable, to give such notice) and not more than sixty (60) days prior to the date fixed for prepayment or cancellation. Upon the receipt by the Lessor of the Termination Value or Permitted Lease Balance or on the delivery by or receipt by the Lessor of a Termination Notice, the Lessor shall give notice of such prepayment to the Agent which shall give notice to the Note Holders. Each notice of prepayment shall specify the date fixed for prepayment, the Notes and the Investments subject to prepayment and shall be accompanied by all documents relating to such prepayment. Interest or Distributions on the Notes and the Investments subject to prepayment shall cease to accrue or become due upon the date fixed for prepayment unless default shall be made in the payment of the price payable upon the prepayment thereof.

(c) Permitted Prepayments. Prepayment of the Notes and the Investments prior to the Maturity Date will be permitted and made upon the receipt by or on behalf of the Lessor of (A) the Residual Value Amount, or the Sales Proceeds relating thereto or (B) the Termination Value or Permitted Lease Balance, in each case in compliance with the Operative Documents.

ARTICLE VIII

THE AGENT

Section 8.01. Authorization and Action. Each Note Holder and the Lessor hereby appoints and authorizes the Agent to take such action as the Agent on behalf of the Note Holders and the Lessor and to exercise such powers under this Agreement and the other Operative Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto (including any delegation by the Lessor of its collection and disbursement functions). The Lessor hereby appoints and authorizes the Agent to collect, disburse, invest and otherwise administer on the Lessor's behalf all funds paid or payable to the Agent and the Lessor hereunder or under any of the Operative Documents, in each case in accordance with the terms thereof, and the Lessor, shall not be liable for the actions or inactions of the Agent in connection with the Agent's collection, disbursement and administration of such funds and shall have no duty to supervise the actions of the Agent. As to any matters not expressly provided for by this Agreement or the other Operative Documents, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Holders (except actions requiring the consent of all Note Holders and/or the Lessor, in which case the Agent shall act or refrain from acting upon instructions consented to by all Note Holders and/or the Lessor), and such instructions shall be binding upon all Note Holders and the Lessor; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable Law. The Agent agrees to give to each Note Holder and the Lessor prompt notice of each notice given to it by the Company pursuant to the terms of the Operative Documents and agrees to give each Note holder prompt Notice of each Notice given to it by the Lessor pursuant to the terms of the Operative Documents.

Section 8.02. Agent's Reliance, Etc. Neither the Agent nor any of its Affiliates or Subsidiaries, nor any of the directors, officers, agents or employees of any of them, shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Operative Documents, except for its or their own gross negligence or willful misconduct, it being the intent that such Persons shall not be liable for any such action or inaction that constitutes ordinary negligence. Without limiting the generality of the foregoing, the Agent: (i) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Note Holder or the Lessor and shall not be responsible to any Note Holder or the Lessor for any statements, warranties or representations made in or in connection with this Agreement or the other Operative Documents; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Operative Documents on the part of the Company or the Guarantor or to inspect the Property (including the books and records) of the Company or the Guarantor; (iv) shall not be responsible to any Note Holder or the Lessor for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Operative Documents or any other instrument or document furnished pursuant hereto or thereto; (v) shall have no duty to verify any Requisition or the authenticity of any signature appearing on any Requisition other than to compare such signature with incumbency certificates provided by the Construction Agent listing Officers of the Construction Agent authorized to execute Requisitions; and (vi) shall incur no liability under or in respect of this Agreement or the other Operative Documents by acting upon any notice, consent, certificate or other instrument or writing in accordance with the terms hereof or thereof believed by it to be genuine and signed or sent by the proper party or parties.

Section 8.03. CNAI and Affiliates. CNAI and any of its Affiliates, if acting as Note Holder and/or the Lessor, shall have the same rights and powers under this Agreement and the other Operative Documents as any other Note Holder or the Lessor and may exercise the same as though CNAI or such Affiliate were not the Agent; and the terms "Note Holder" or "Note Holders" and "Lessor" shall, unless otherwise expressly indicated, include CNAI in its individual capacity or any such Affiliate, and CNAI and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Company, the Guarantor and any Subsidiary of the Company or the Guarantor and any Person who may do business with or own securities of the Company, the Guarantor or any Subsidiary of the Company or the Guarantor, all as if CNAI were not the Agent and without any duty to account therefor to the Note Holders and the Lessor.

Section 8.04. Credit Decision. Each Note Holder and the Lessor acknowledges that it has, independently and without reliance upon the Agent, the Lessor or any other Note Holder and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Operative Documents to which it is a party. Each Note Holder and the Lessor also acknowledges that it will, independently and without reliance upon the Agent, the Lessor, or any other Note Holder and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions with respect to this Agreement or any of the other Operative Documents.

Section 8.05. Indemnification. The Note Holders and the Lessor agree to indemnify the Agent, ratably according to the respective aggregate principal amount of the Notes and the Investments then held by each Note Holder or the Lessor, as the case may be (or if the Notes and the Investments have been fully repaid and retired or if any Notes or Investments are held by Persons which are not Note Holders or the Lessor, ratably according to either (i) the respective aggregate amounts of their Note Commitments or Investment Commitment, or (ii) if all such Note Commitments and Investment Commitment have terminated, the respective amounts of the Note Commitments and Investment Commitment terminated), from and against any and all Losses of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement, any other Operative Document or any action taken or omitted by the Agent under this Agreement or any other Operative Document; provided that neither any Note Holder nor the Lessor shall be liable to the Agent for any portion of such Losses resulting from the Agent's gross negligence or willful misconduct. Without limiting the foregoing, each Note Holder and the Lessor agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Operative Document to the extent that the Agent is not reimbursed for such expenses by the Lessor or the Company pursuant to any other provision of the Operative Documents.

Section 8.06. Successor Agent. The Agent may resign at any time as Agent under this Agreement by giving written notice thereof to the Note Holders, the Lessor and the Company and may be removed at any time with or without cause by the Majority Holders. Upon any such resignation or removal, the Majority Holders, subject to the consent of the Company so long as no Event of Default or Unwind Event has occurred and is continuing (which consent shall not be unreasonably withheld, conditioned or delayed), shall have the right to appoint a successor Agent which shall be a commercial bank or trust company organized under the laws of the United States of America or any State thereof (or otherwise authorized by Law to conduct a banking business in the United States or any State thereof) or any other Person acceptable to the Majority Holders and (so long as no Event of Default or Unwind Event has occurred and is continuing) the Company. If no successor Agent shall have been so appointed by the Majority Holders, or if any successor Agent appointed shall not have accepted such appointment, in either case, within thirty (30) days after the retiring Agent's giving of notice of resignation or removal of the retiring Agent by the Majority Holders, then the retiring Agent may, on behalf of the Note Holders and the Lessor, appoint a successor Agent, which shall be a Note Holder which is a commercial bank organized under the laws of the United States of America or of any state thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent under this Agreement by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and shall function as the Agent under this Agreement, and the retiring Agent shall be discharged from its duties and obligations as Agent (other than those which arise prior to such Agent's removal or resignation) under this Agreement. After any retiring Agent's resignation hereunder as Agent, the provisions of Sections 8.01 through 8.06 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

Section 8.07. Certain Duties and Obligations. (a) Notwithstanding anything to the contrary in this Agreement or any other Operative Document, the Agent shall not exercise any rights or remedies under any of the Operative Documents or give any consent under any of the Operative Documents or enter into any agreement amending, modifying, supplementing or waiving any provision of any Operative Document unless it shall have been directed to do so in writing by the requisite vote of the Note Holders and the Lessor required under the Operative Documents or, in the absence of an express provision, by the Majority Holders.

(b) The Agent may execute any of its duties under this Agreement or any Operative Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.

(c) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take action under this Agreement or any other Operative Document (i) if such action would, in the reasonable opinion of the Agent, be contrary to Law or the terms of this Agreement or the other Operative Documents, (ii) if such action is not specifically provided for in this Agreement or another Operative Document, (iii) if it shall not have received any such advice or concurrence of the Majority Holders, as it deems appropriate, or (iv) if, in connection with taking of any such action that would constitute an exercise of remedies under any Operative Document, it shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Operative Document in accordance with a request of the Majority Holders (to the extent that the Majority Holders are expressly authorized to direct the Agent to take or refrain from taking such action) or all Note Holders and/or the Lessor (as the case may be), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lessor and the Note Holders.

(d) The Agent shall not be deemed to have actual, constructive, direct or indirect knowledge or notice of the occurrence of any Event of Default or Unwind Event unless and until the Agent has received a written notice or a certificate from the Company, the Lessor or the Majority Holders, as the case may be, stating that an Event of Default or Unwind Event has occurred under the Operative Documents. The Agent shall have no obligation whatsoever either prior to or after receiving such notice or certificate to inquire whether an Event of Default or Unwind Event has in fact occurred and shall be entitled to rely conclusively, and shall be fully protected in so relying, on any such notice or certificates furnished to it. No provision of this Agreement or any other Operative Document shall require the Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or under any other Operative Document or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(e) The Agent shall be entitled to reimbursement for reasonable out-of-pocket expenses, including the reasonable fees and expenses of its counsel (and any local counsel) and of any experts and agents, which the Agent may reasonably incur in connection with (i) the administration of this Agreement and the other Operative Documents or (ii) the exercise or enforcement (whether through negotiations, legal proceedings or otherwise) of any of the rights of the Lessor, the Agent or the Note Holders hereunder or under the other Operative Documents.

Section 8.08. Record. The Agent shall maintain at its address listed on Schedule I hereto a record (the "Record") for the recordation of the names and addresses of the Note Holders and the Lessor and the Note Commitment and the Investment Commitment of, and principal amount of the Notes and the amount of the Investments, as applicable, owing to, each Note Holder and the Lessor from time to time. The entries in the Record shall be conclusive and binding for all purposes, absent manifest error, and the Company, the Agent, the Lessor and the Note Holders may treat each Person whose name is recorded in the Record as a Note Holder hereunder for all purposes of this Agreement and the other Operative Documents. The Record shall be available for inspection by the Company, the Lessor or any Note Holder at any reasonable time and from time to time upon reasonable prior notice.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Survival. Except as otherwise expressly provided, the parties' obligations under this Agreement and in any certificate or other instrument delivered by any party or on such party's behalf pursuant to this Agreement shall terminate upon the payment in full of all amounts then and thereafter due on the Notes and in respect of the Investments and under any of the Operative Documents. The confidentiality and all indemnification provisions contained in this Agreement, including the provisions of Sections 5.04, 5.05, 9.06, 9.13, 9.14, 9.16, 9.17, 9.25, 9.26, 9.27, 9.28 and 9.33 shall each survive the payment in full of all amounts then and thereafter due on the Notes and the Investments and due under any of the Operative Documents. Such rights and obligations shall survive the execution and delivery of any Operative Document, any issuance or disposition of any of the Notes, the Investments or Distribution relating thereto, any disposition of any interest in the Property or the termination of any Operative Document, and shall continue in effect regardless of any investigation made by or on behalf of any party hereto and notwithstanding that any party may waive compliance with any other provision of any Operative Document. To the extent that any payments made under the Operative Documents are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any Bankruptcy Law, common law or equitable cause, then to such extent, the obligation so satisfied shall be revived and continue as if such payment had not been received and the rights, powers and remedies under this Agreement and each other Operative Document shall continue in full force and effect. In such event, the Operative Documents shall be automatically reinstated and the Company and the Lessor shall take such action as may be reasonably requested by the Agent and the Note Holders to effect such reinstatement.

Section 9.02. Notices. Unless otherwise specifically provided in any Operative Document, all notices, consents, directions, approvals, instructions, requests and other communications given to any party hereto under any Operative Document shall be in writing to such party at the address set forth in Schedule I hereto or at such other address as such party shall designate by notice to each of the other parties hereto and may be personally delivered (including delivery by private courier services) or by telecopy (with a copy of such notice sent by private courier service for overnight delivery or by registered or certified mail), to the party entitled thereto, and shall be deemed to be duly given or made when delivered by hand unless such day is not a Business Day, in which case such delivery shall be deemed to be made as of the next succeeding Business Day or in the case of telecopy (with a copy of such notice sent by private courier service for overnight delivery or by registered or certified mail), when sent (as evidenced by confirmation of transmission), so long as it was received during normal business hours of the receiving party on a Business Day and otherwise such delivery shall be deemed to be made as of the next succeeding Business Day.

Section 9.03. Severability. If any provision hereof or the application thereof to any Person or circumstance shall be invalid, illegal or unenforceable, the remaining provisions or the application of such provision to Persons or circumstances other than those as to which it is invalid or enforceable, shall continue to be valid, legal and enforceable.

Section 9.04. Amendments, Etc. No amendment or waiver of any provision of this Agreement or of any other Operative Document, nor consent to any departure by any party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Holders and the Company and, in respect of any such waiver or consent, such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given; provided, however, that (A) in addition to the requirements above, no amendment, waiver or consent shall, unless in writing and signed by all of the affected Note Holders and the Lessor, do any of the following: (i) increase the Note Commitment or the Investment Commitment, (ii) reduce the Applicable Rate with respect to the Notes or the Investments or any fees payable hereunder or under any other Operative Document to any Note Holder or the Lessor, (iii) postpone any date fixed for any payment of principal of the Notes or the Investments, or interest or Distributions thereon, or any fees or other amounts payable to the Note Holders or the Lessor, (B) no amendment, waiver or consent shall, unless in writing and signed by all of the Note Holders and the Lessor, do any of the following: (i) permit the taking of any action which requires the signing by all the Note Holders and the Lessor pursuant to the terms of the Operative Documents, (ii) amend this Section 9.04; (iii) release the Guarantor from any payment obligation under the Guaranty or amend, modify or waive any provision of the Guaranty relating to the Guarantor's payment obligation thereunder; or (iv)  amend the definition of Majority Holders or Majority Note Holders; (C) no amendment, waiver or consent shall, unless in writing and signed by the Agent, in addition to the parties required above, affect the rights or duties of the Agent under this Agreement or any of the other Operative Documents; and (D) no amendment, waiver or consent shall, unless in writing and signed by the Lessor, in addition to the parties required above, affect the rights or duties of the Lessor under this Agreement or any of the other Operative Documents.

Section 9.05. Headings. The table of contents and headings of the Articles, Sections and subsections of this Agreement are for convenience only and shall not affect the meaning of this Agreement.

Section 9.06. Compliance Responsibility. None of the Lessor (notwithstanding the representations and warranties of the Lessor in Section 3.02), the Agent or any Note Holder shall have any responsibility for compliance by the Property (or any portion thereof) or by the Company with any Law, engineering standards or practices or other matters.

Section 9.07. Definitions. Except as otherwise expressly provided in this Agreement, capitalized terms used in this Agreement and all schedules and exhibits hereto shall have the respective meanings given in Appendix A hereto.

Section 9.08. Benefit.  Nothing in this Agreement, whether express or implied, shall be construed to give to any Person other than the parties to this Agreement and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement and no other Person shall, under any circumstances be deemed to be a beneficiary of this Agreement.

Section 9.09. Place of Payment. So long as a Note Holder, the Lessor or an Affiliate of a Note Holder or the Lessor or a bank or institutional investor is the owner of any beneficial interest in the Notes or Investments, the Agent will cause all amounts to be paid by the Lessor which become due and payable or owing on such beneficial interest in the Notes or Investments to be paid by bank wire transfer of immediately available funds duly made at the account referenced in Schedule I hereto or provided in writing by such Person to the Agent, in all cases without presentation of any underlying instrument, provided that upon receipt of payment in full of the Notes the same shall be returned by the Note Holders to the Lessor marked "canceled".

Section 9.10. Counterparts. The parties may sign this Agreement in any number of counterparts and on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

Section 9.11. Governing Law and Jurisdiction. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its properties and assets, to the non-exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Operative Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement, the Notes or the Investments in the courts of any jurisdiction.

(c) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Operative Document in any New York State or federal court located in New York City. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.12. Time; Business Day. If the date scheduled for any payment or action under any Operative Document shall not be a Business Day, then (unless such Operative Document provides otherwise) such payment shall be made or such action shall be taken on the next succeeding Business Day.

Section 9.13. Transaction Costs; Fees. Subject to Section 1.06(c), the Company shall pay on demand all reasonable charges, fees, expenses, disbursements and out-of-pocket costs (collectively, "Transaction Costs") incurred before, on or after the date hereof in connection with the preparation, execution, delivery and enforcement after default by the Company of any Operative Document, or any other agreement, document or certificate delivered pursuant to or required hereby or thereby or any modification, amendment or supplement thereto or any waivers or enforcement thereof, including, but without duplication:

(i) the reasonable fees, expenses and disbursements of each of the Agent, Special Counsel, the Appraiser, the Environmental Consultant, Citibank's Technical Services Group, the Independent Engineer, outside legal counsel to the Company and the Guarantor, and the Company's outside accountants for services rendered to such parties in connection with such transactions;

(ii) the reasonable fees and expenses of Special Counsel (and any local counsel) with respect to advising, as applicable, the Agent, the Note Holders and the Lessor, respectively, as to their rights and responsibilities under the Operative Documents in connection with the enforcement after default (whether through negotiations, legal proceedings, or otherwise) under any of the Operative Documents;

(iii) all reasonable fees and expenses of the Agent in connection with any document reproduction and distribution expenses, stamp or other similar Taxes, fees or excises, including interest and penalties, and all filing fees, Taxes, and expenses in connection with (A) the recording or filing of instruments and financing statements in connection with the transactions described in this Agreement and (B) the creation, perfection, and maintenance of the security interests created by the Operative Documents;

(iv) the fees and expenses set forth in Schedule II hereto; and

(v) the reasonable fees, expenses and disbursements of any local counsel of the Agent or Special Counsel, if any, for services rendered during the term of the Operative Documents in connection with the filing, continuation or perfection of any mortgages, deeds of trust, debentures and any UCC financing or continuation statements or any other document or instrument relating to the creation, perfection, preservation protection, validity, effectiveness or enforcement thereof.

Section 9.14. Company Indemnification. (a) The Company shall pay, protect, indemnify and hold harmless each Indemnified Party on an After Tax Basis from and against, and shall defend all actions against any Indemnified Party with respect to, any and all liabilities (including but not limited to liability for patent or trademark infringement or misuse or misappropriation of any intellectual property rights, liability in tort (strict or otherwise)), losses, damages, costs, expenses (including but not limited to reasonable attorneys' fees and expenses of counsel), causes of action, suits, claims, demands or judgments of any nature whatsoever (whether or not the Indemnified Party is named as or otherwise is a party thereto) with respect to the transactions contemplated by this Agreement and the other Operative Documents based upon, arising out of or otherwise relating to or in respect of the following (collectively, "Losses"):

(i) any injury to, or death of, any natural person, or damage to or loss of property, or any matters occurring on or resulting from activities using, on or relating to the Property or any part thereof, including activities which violate any Environmental Laws;

(ii) the acquisition, ownership, leasing, subleasing, design, construction, operation, management, maintenance, occupancy, possession, use, non-use, condition, alteration, repair, maintenance, storage, disposition, sale or return of the Property or any part thereof;

(iii) any violation by the Company or the Guarantor of any of the terms or conditions of this Agreement, the Lease, the Ground Lease, the Sub-Ground Lease or any of the other Operative Documents;

(iv) any Default, Event of Default, Unwind Event or Environmental Event;

(v) any act or omission of any of the Company, individually, or as agent under the Construction Agency Agreement, or any of its agents, contractors, licensees, sublessees, invitees, representatives or any Person for whose conduct the Company is legally responsible on or relating to or in connection with the acquisition, ownership, leasing, subleasing, construction, assembly, operation, management, maintenance, occupancy, possession, use, non-use or condition of the Property or any part thereof;

(vi) the performance of any labor or services or furnishing of any materials or other property in respect of the Property or any part thereof;

(vii) any Liens (including Losses arising from Liens relating to Permitted Encumbrances (other than those described in clause (v) of the definition of "Permitted Encumbrances")) and other than Lessor Liens, on or with respect of and to the Property or any part thereof;

(viii) any permitted contest referred to in the Lease;

(ix) any breach, violation or default by the Company or its subcontractors, agents, or any Person for whose conduct the Company is legally responsible under any Facility Agreement or contract or agreement directly or indirectly relating to the Property (or any part thereof) or the transactions to be consummated pursuant to the Operative Documents to which the Company is a party or of any Legal Requirement or Insurance Requirement;

(x) any termination or invalidity of the Lessor's interest in the Property or any part thereof (other than pursuant to the Operative Documents);

(xi) the non-occurrence of any Funding (except as a result of a breach of such Indemnified Party's obligations hereunder or under any other Operative Document) and Break Costs associated with any Funding anticipated to be made on any Funding Date in each case affecting any Indemnified Party, the Property (or any part thereof) or the ownership, leasing, management, construction, maintenance, occupancy, possession, use, non-use or condition thereof;

(xii) any actual or proposed use, by the Company or any of its subcontractors, agents or any Person for whose conduct the Company is legally responsible, of the proceeds of any Advance or Investment;

(xiii) the execution, delivery, and performance by the Company of (or in any other way related to or arising out of) the Operative Documents or the transactions contemplated thereby, or any violation or breach by the Company of such documents and agreements;

(xiv) the impairment of all access to the Property or any part thereof as required for the efficient and proper operation of the Property;

(xv) any defect or deficiency in or any lack of title to or right of possession or use for the Intended Use of the Property which defect, deficiency or absence adversely affects (A) the value, marketability, condition, use, ownership, leasing, subleasing, construction, assembly, operation, management, maintenance, possession, sale or disposition of the Property (or any part thereof) or (B) the proper and efficient operation of the Facility (or any portion thereof) for the Intended Use; or

(xvi) without duplication of any other indemnification required pursuant to this Agreement, any Loss the Lessor may incur or be required to pay under Section 9.25, including in respect of its indemnification of the Lessor Parties for their Losses in respect of matters of the type referred to in the preceding clauses of this Section 9.14(a) (including without limitation the reasonable fees and expenses of separate counsel for the Lessor Parties).

(b) Notwithstanding anything to the contrary contained in this Agreement or the other Operative Documents, the Company shall not be required to indemnify or hold harmless any Indemnified Party against any Losses to the extent arising (x) as a result of the fraud, gross negligence or willful misconduct of such Indemnified Party, (y) out of events occurring after the Expiration Date and the discharge of all of the Company's obligations under the Operative Documents or (z) from third-party damage claims other than those third-party claims caused by or resulting from any actions or failures to act of the Company or any of its subcontractors while in possession or control of the Property or any part thereof (including, without limitation, the failure to comply with any of the Company's obligations (including, without limitation, the Insurance Requirements) under the Operative Documents); provided that this clause (z) shall cease to have any force or effect with respect to Losses arising on and after the Completion Date. Notwithstanding anything to the contrary herein, during the Construction Period the Company shall not be required to indemnify or hold harmless any Indemnified Party for amounts in excess of, the Residual Value Amount, except if such liability arises as a result of a Fully Indemnifiable Event. "Indemnified Party" means the Lessor and its successors and permitted assigns. The indemnity set forth in this Section 9.14 shall not apply to Charges, which shall be exclusively governed by Sections 5.04 and 9.26.

(c) The obligations of the Company under this Section 9.14 shall survive the expiration or any termination of this Agreement, the Lease or any other Operative Document (whether by operation of law or otherwise) for all matters described in this Section 9.14 which occur or arise prior to such expiration or termination or arise out of or result from facts, events, claims, liabilities, actions or conditions occurring, arising or existing on or before such expiration or termination.

(d) An Indemnified Party may demand payment for any Losses incurred by such Indemnified Party, as and when incurred, and such demand for indemnification shall be accompanied by a brief description of the nature and extent of the Losses as well as the circumstances under which indemnification is sought. The Company shall pay when due and payable the full amount of such Losses to the appropriate party.

(e) The Company acknowledges and agrees that (i) its obligations under this Section 9.14 are intended to include and extend to any and all liabilities, sums paid in settlement of claims, obligations, charges, actions, claims, liens, taxes and damages (including punitive damages, penalties, fines, court costs, administrative service fees, response and remediation costs, stabilization costs, encapsulation costs, treatment, storage or disposal costs) imposed upon or incurred by or asserted at any time against the Lessor (whether or not a right exists to be indemnified with respect thereto by any other party) based upon events or circumstances which occurred prior to the expiration or any termination of this Agreement and arising directly or indirectly out of: (A) the treatment, storage, disposal, generation, use, transport, movement, presence, release, threatened release, spill, installation, emission, injection, leaching, dumping, escaping or seeping of any Hazardous Materials at, on, under, onto, through or from any Property or any part thereof; (B) the violation or alleged violation or any obligation under any Environmental Laws relating to or in connection with any Property or any part thereof or any acts or omissions thereon or relating thereto; (C) the violation, alleged violation or any obligation under all national, county, provincial and local laws designed to protect the environment or persons or property therein with respect to Hazardous Materials, whether now existing or hereinafter enacted, promulgated or issued by any Governmental Authority, in each case with respect to any property; and (D) the Construction Agent's failure to comply with its obligations under Sections 6(c) and (d) of the Construction Agency Agreement or the Lessee's failure to comply with its obligations under Sections 7.05 and 7.06 of the Lease, and (ii) the indemnification provided for under this Section 9.14(f) shall be subject to the limitations set forth in Section 9.14(b) and shall be governed by the procedures set forth in Sections 9.14(d) and (e) in each case from and after the Execution Date.

(f) Notwithstanding anything in this Section 9.14 to the contrary, Sections 5.04 and 9.26 shall exclusively control with respect to Charges and Other Taxes.

Section 9.15. Operative Documents; Further Assurances. Each of the parties hereto does hereby covenant and agree to perform and be governed and restricted by the Operative Documents to which it is a party and, subject to the terms and conditions thereof, to take or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable in connection therewith. The Company, the Lessor, the Agent and the Note Holders shall execute and deliver such further instruments and do such further acts as may be reasonably necessary to carry out more effectively the purposes of the Operative Documents and the transactions contemplated thereby.

Section 9.16. Confidentiality. (a) Except as may otherwise be required by applicable Law or any Governmental Authority, each of the parties hereto, other than the Agent and, as applicable, its Affiliates, agrees that, subject to Section 5.03, it will maintain the confidentiality of the structure of this transaction developed exclusively by Citigroup other than aspects of the transaction which were (i) already known to such party prior to being furnished to it by Citigroup, (ii) within the public domain, or (iii) lawfully received by it from third parties under no confidentiality constraints.

(b) The Lessor, the Agent and each Note Holder agree that unless otherwise required by Law or by any Governmental Authority or consented to in writing by the Company and the Agent and subject to the proviso below and the last sentence of this Section 9.16(b), it will maintain the confidentiality of all non-public information (i) regarding the financial terms of this transaction or (ii) regarding the Company, the Guarantor or the Property which shall be furnished to it by or on behalf of the Company in connection with the transactions contemplated by the Operative Documents, in accordance with the procedures it generally applies to confidential material, and will not use such non-public information for any purpose except in connection with the transactions contemplated by the Operative Documents; provided, however, that if the Operative Documents have been terminated and the Company (or its assignee) has not purchased the Property, then none of the Note Holders, the Agent or the Lessor shall be bound by the confidentiality provisions of this Section 9.16(b) with respect to the Property. Notwithstanding the foregoing, any Holder may disclose in any marketing, promotional or "pitch" material that it is a lender in the lease financing for a facility for testing compressors, gas turbines, electric motors, together with all similar and associated equipment so long as it does not disclose any non-public information regarding the financial terms of this transaction or regarding the Company, the Guarantor or the Property.

(c) The parties hereto agree not to publish tombstones or other public announcements in connection with the transactions contemplated hereby without the consent of the Company and the Agent.

(d) Notwithstanding anything to the contrary contained in the Operative Documents, each party hereto (and each employee, representative or other agent of such party) may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transactions contemplated by the Operative Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

Section 9.17. Interest Laws. Nothing contained in this Agreement or the other Operative Documents shall be deemed to require the payment of interest, yield or other charges by any Person in excess of the amount which may be lawfully charged to that Person under any applicable usury laws (the "Maximum Rate"). In the event that any Person shall collect moneys under this Agreement or any other Operative Document which are deemed to constitute interest (including Additional Rent) which would increase the effective interest or yield rate to a rate in excess of the Maximum Rate, all such sums deemed to constitute interest in excess of the Maximum Rate shall, upon such determination, at the option of the Person to whom such payment was made, be returned to the payor thereof or credited against other amounts owed by such payor hereunder or under the other Operative Documents.

Section 9.18. Financial Advisor. The parties hereto acknowledge and agree that Citigroup, the Company's exclusive financial advisor for the transactions contemplated by the Operative Documents, is not making any representation or warranty, nor is Citigroup required to make any disclosure, now or in the future, with respect to the parties' tax or accounting treatment of the transactions contemplated by the Operative Documents. Each of the parties hereto further acknowledges and agrees that (i) Citigroup is not responsible, nor will Citigroup be responsible in the future, for tax and accounting advice with respect to the transactions contemplated by the Operative Documents, (ii) it has, independently and without reliance on Citigroup, made its own analysis and decisions with respect to such matters and has had the benefit of the advice of its own independent tax and accounting advisers with respect to such matters to the extent it has deemed appropriate and (iii) it will, independently and without reliance on Citigroup, continue to make its own analyses and decisions with respect to such matters based on such information and advice as it deems appropriate for such purposes.

Section 9.19. Securities Representation. Each Note Holder and the Lessor hereby represents that it is acquiring its Notes or making its Investments, as applicable, for investment for its own account, and not with a view to or for sale in connection with a distribution of any Note or the Investments, as applicable, except in compliance with all applicable securities laws; provided, however, that, subject to Section 5.03, the disposition of any Note or the Investments, as applicable, shall at all times be within its exclusive control.

Section 9.20. Agreements with Respect to the Property. (a) Upon consummation of the purchase of the Lessor's interest in the Property in compliance with the Operative Documents, the Lessor, will convey its interest in the Property without recourse, representation, or warranty of any kind, except that the Property will be free and clear of any and all Lessor Liens and Liens created by the Operative Documents or otherwise caused by the Lessor or other adverse interest of any kind created by the Lessor (except as consented to or created by or at the request of the Company and except as to any interest created by the Lessor upon the exercise of any right under the Operative Documents upon any Event of Default, Unwind Event or Environmental Trigger).

(b) Upon the consummation of the purchase of the Property in compliance with the Operative Documents, at the request of the Company or the Agent, as applicable, the Lessor, and the Agent shall execute releases and termination statements (or equivalent documents or instruments) required to release or terminate the Liens granted under the Operative Documents with respect to the Property. The Lessor and the Agent shall execute the releases and termination statements under the direction of the Agent. The Company shall pay all out-of-pocket costs and Taxes arising from the preparation, execution, filing, and recording of such releases and termination statements other than with respect to the release of Lessor Liens which shall be the obligation of the party to whom such Lessor Lien is attributable.

Section 9.21. WAIVER OF TRIAL BY JURY. IN ANY ACTION OR PROCEEDING UNDER OR RELATED TO THIS AGREEMENT, THE OTHER OPERATIVE DOCUMENTS OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THE FOREGOING, THE COMPANY, THE AGENT, THE LESSOR AND EACH NOTE HOLDER HEREBY AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY, IRRESPECTIVE OF WHICH PARTY COMMENCES SUCH ACTION OR PROCEEDING AND EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING.

Section 9.22. Other Matters. The Company acknowledges that neither any Note Holder, the Lessor, the Agent, or any Affiliate of any thereof is making any representation, nor is it required to make any disclosure now or in the future, with respect to the parties' tax or accounting treatment of the Property or the financing thereof, nor is any Note Holder, the Lessor, the Agent, or any Affiliate of any thereof responsible, nor will it be responsible in the future, for tax and accounting advice with respect to the Property or the financing thereof, and the Company has had or will have the benefit of the advice of its own independent tax and accounting advisors with respect to such matters.

Section 9.23. Protective Expenditures; Payment for Services. At any time after the expiration or other termination of the Lease if the Company (or its designee), has not purchased the Lessor's interest in the Property in compliance with the terms of the Operative Documents, then any Note Holder or the Lessor shall have the right, but not the obligation, to pay, or to fund the Agent's payment of (i) Taxes, if any, due and owing with respect to the Property, or (ii) insurance premiums required to maintain the coverage required during the term of the Lease (each a "Protective Expenditure"). Reimbursement of Protective Expenditures made by any Note Holder or the Lessor in accordance with this Section 9.23 shall be made upon a sale of all of the Lessor's interest in the Property pursuant to the provisions set forth herein.

Section 9.24. Duty of Care; Provision to Satisfy Express Negligence Test.

(a) Neither the Lessor nor any of its Affiliates shall be liable or responsible to any Note Holder or any other Person claiming through or under a Note Holder for any error in judgment or action taken or omitted to be taken in good faith by the Lessor or any of its Affiliates under this Agreement or the other Operative Documents or the transactions contemplated herein or therein or in relation to the Property or the operation or leasing or sale thereof or any interest therein; except that this provision will not excuse the Lessor from liability to the Note Holders for:

(i) actions taken or omitted to be taken by the Lessor which constitute willful misconduct or gross negligence;

(ii) damages from any failure of the Lessor's representations in Section 3.02 to be true and correct;

(iii) damages result from any breach by the Lessor of its covenants in Section 4.02; or

(iv) any negligent holding or handling of funds actually received by the Lessor in connection with the transactions contemplated herein.

(b) Without limiting the generality of the foregoing, the Lessor (i) may consult with legal counsel (including counsel for the Company), independent public accountants or other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to the Company or the Note Holders, except for the representations expressly provided in Section 3.02, and shall not be responsible to the Company or the Note Holders for any statements, warranties or representations made by any other Person in or in connection with the Operative Documents; (iii) shall not be responsible to the Company or the Note Holders for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of the Operative Documents or any instrument or document furnished in connection therewith; (iv) may rely upon the representations and warranties of the Company and the Note Holders in exercising its powers hereunder (except when and to the extent, if any, the Lessor shall have actual knowledge that such representations and warranties are untrue); and (v) shall incur no liability under or in respect of this Agreement or the other Operative Documents by acting upon any notice, consent, certificate, or other instrument or writing (including any telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent to the proper Person or Persons.

Section 9.25. Lessor Indemnification.

(a) Indemnified Losses. The Lessor shall pay, protect, indemnify, and hold harmless each Lessor Party, on an After Tax Basis from and against, and shall defend all actions against any Lessor Party with respect to any Losses with respect to the transactions contemplated by this Agreement and the other Operative Documents arising from or relating to Covered Matters, subject to the limitations set forth in this Section 9.25.

(b) No Indemnification for Certain Matters. The Lessor shall not be required to indemnify or hold harmless any Lessor Party hereunder against any matter referred to in Section 9.25(a) to the extent arising as a result of (i) the fraud, gross negligence or willful misconduct of such Lessor Party and (ii) events occurring after the Expiration Date and the discharge of all of the Construction Agent's and the Lessee's obligations under the Operative Documents.

(c) Limitations on Indemnification by Lessor. The Lessor's obligation to indemnify and hold harmless any Lessor Party under this Section 9.25:

(i) is not a personal obligation of the Lessor except to the extent of any payments received by the Lessor pursuant to Section 9.14(a)(xvi);

(ii) shall be paid and discharged solely and exclusively from amounts received by the Lessor pursuant to Section 9.14(a)(xvi); and it is expressly agreed by each Lessor Party that the sole recourse of each such Person for payment or discharge of the indemnification obligations created under this Section 9.25 shall be to such amounts paid by the Company, pursuant to Section 9.14(a) or the other Operative Documents;

(iii) is the sole and exclusive right of each Lessor Party against the Lessor, and any right to proceed against the Lessor individually or otherwise under common law, federal or state securities laws or otherwise for indemnification or contribution in connection with the matters covered by this Section 9.25, is hereby expressly waived by each Lessor Party (other than claims that may be made against the Lessor, individually or personally, for breach of this Section 9.25, fraud, gross negligence or willful misconduct).

Nothing in this Section 9.25 is intended as or should be construed as a limitation on the right of any Lessor Party under the Operative Documents to make indemnification, contribution or other claims of any kind against the Company on behalf of the Lessor, to the extent that such claims otherwise may be made under the Operative Documents, with respect to any matter, including indemnification for Losses of the type referred to in this Section 9.25.

(d) Repayment to the Lessor. To the extent that any payments made pursuant to Section 9.14(a)(xvii) are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by the Lessor to a trustee, debtor in possession, receiver or other Person under any Bankruptcy Law, common law or equitable cause, then to such extent, the Lessor Parties who received any such payments from the Lessor (or any portion thereof) shall repay any such amounts to the Lessor, or as may otherwise be directed by a court of competent jurisdiction.

(e) Survival; Reinstatement. The indemnification obligations of the Lessor under this Section 9.25 shall survive and be reinstated to the same extent, for the same period and in the same manner as the indemnification obligations of the Company under Section 9.14(a)(xvii).

(f) Indemnification Procedures. The right of any Lessor Party to seek indemnification from the Lessor under this Section 9.25 is subject to and conditioned upon compliance by any such Lessor Party with the notice, cooperation, appointment of counsel and other provisions in Section 9.14 except (1) that any reference in Section 9.14 to the "Company" shall be deemed to be a reference to the Lessor, provided that notwithstanding this clause (1) and subject to the provisions contained in Section 9.14(d), the Company shall continue to have the right to assume the defense of any claim under Section 9.14 or with respect to this Section 9.25 and employ counsel in connection therewith, and (2) that any reference in Section 9.14 to the "Indemnified Party" (or similar phrase) shall be deemed to be a reference to any "Lessor Party", and (3) the limitation in Section 9.14 on the number of counsel that may be engaged to represent the Lessor shall be deemed to be a reference to the same number of counsel acting on behalf of Lessor Parties, to the extent such costs are recoverable pursuant to Section 9.14.

(g) Charges and Other Taxes. Notwithstanding anything in this Section 9.25 to the contrary, Sections 5.04 and 9.26 shall exclusively control with respect to Charges and Other Taxes.

(h) Lessor Party. As used in this Section 9.25, the term "Lessor Party" shall have the meaning set forth in Appendix A hereto and in Appendix A to the Original Participation Agreement.

Section 9.26. Lessor Tax Indemnification. (a) The Lessor shall pay and indemnify, defend and hold harmless each Lessor Party from and against the full amount of (i) all Charges on an After Tax Basis required to be paid by such Lessor Party (on its behalf or on behalf of any other Person) and any liability (including penalties, interest and expenses, except those arising from the fraud, gross negligence or willful misconduct of such Lessor Party), arising therefrom or with respect thereto (including from any obligation to file any Tax return, report or statement with respect to any such Charges), whether or not such Charges were correctly or legally asserted and (ii) any sums paid by such Lessor Party pursuant to the second sentence of Section 5.04(a). Any payment pursuant to such indemnification shall be made in accordance with the terms of Section 5.04(g).

(b) Tax Reporting Indemnification. If any filing, maintenance, action or execution requested by the Company pursuant to Section 5.05(c) would result in any additional Tax liability payable by any Lessor Party or could reasonably be expected to result in liability payable by such Lessor Party, other than liability ordinarily related to the intended Tax treatment described in Section 5.05(a), then the Lessor will provide an indemnity on an After Tax Basis from and against any such unrelated Tax liability satisfactory to the Lessor Party, in its sole opinion, exercised reasonably and in good faith.

(c) Limitations on Tax Indemnification by Lessor. The Lessor's obligation to indemnify and hold harmless any Lessor Party under this Section 9.26:

(i) is not a personal obligation of the Lessor, except to the extent of any payments by the Lessor pursuant to Section 5.04(c), 5.05(c) or the last sentence of Section 5.04(a);

(ii) shall be paid and discharged solely and exclusively from amounts received by the Lessor pursuant to Section 5.04(c), 5.05(c) or the last sentence of Section 5.04(a) and it is expressly agreed by each Lessor Party that the sole recourse of each such Person for payment or discharge of the indemnification obligations created under this Section 9.26 shall be to such amounts paid by the Company pursuant to Section 5.04(c), 5.05(c) or the last sentence of Section 5.04(a) or the other Operative Documents; and

(iii) is the sole and exclusive right of each Lessor Party against the Lessor, and any right to proceed against the Lessor individually or otherwise under common law, federal or state securities laws or otherwise for indemnification or contribution in connection with the matters covered by this Section 9.26, is hereby expressly waived by each Lessor Party (other than claims that may be made against the Lessor, individually or personally, for breach of this Section 9.26, fraud, gross negligence or willful misconduct).

Nothing in this Section 9.26 is intended as or should be construed as a limitation on the right of any Lessor Party to make indemnification, contribution or other claims of any kind against the Company to the extent that such claims otherwise may be made, with respect to any matter, including indemnification for Charges of the type referred to in this Section 9.26.

(d) Repayment to the Lessor. To the extent that any payments made pursuant to Section 5.04(c), 5.05(c) or the last sentence of Section 5.04(a) are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by the Lessor to a trustee, debtor in possession, receiver or other Person under any Bankruptcy Law, common law or equitable cause, then to such extent, the Lessor Party who received any such payments from the Lessor (or any portion thereof) shall repay any such amounts to the Lessor, or as may otherwise be directed by a court of competent jurisdiction.

(e) Survival; Reinstatement. The indemnification obligations of the Lessor under this Section 9.26 shall survive and be reinstated to the same extent, for the same period and in the same manner as the indemnification obligations of the Company under Section 5.04(c), 5.05(c) or the last sentence of Section 5.04(a).

(f) Lessor Party; Charges. As used in this Section 9.26, the terms "Lessor Party" and "Charges" shall have the meanings set forth in Appendix A hereto and in Appendix A to the Original Participation Agreement.

Section 9.27. Environmental Put Option. At any time within five (5) years after the expiration or termination of the Lease and payment by the Company of Permitted Lease Balance or Termination Value and upon the occurrence of an Environmental Event which arose during the Lease Term, any Note Holder shall have the right, upon thirty (30) days written notice, to require the Company to purchase all of its right, title and interest in and to its applicable series of Notes from such Note Holder for a purchase price of $1, in which case such Note Holder or will convey its right, title and interest in and to such Notes to the Company free and clear of any Lien or other adverse interest of any kind created by such Note Holder or any Person claiming by, through or under such Note Holder (except for Permitted Encumbrances as consented to by the Company and except as to any interest created upon the exercise of any right under any Operative Document upon any Event of Default thereunder). The Note Holders' exercise of their respective rights under this Section 9.27 shall not limit the Note Holders' rights and remedies under any Operative Document, including, without limitation, the Note Holders' rights to indemnification hereunder.

Section 9.28. Limitation on Liabilities. Neither the Company, the Lessor, the Agent, nor any Note Holder shall have any liability to any Person for any special, indirect, consequential or punitive damages in connection with the transactions contemplated by the Operative Documents.

Section 9.29. Not a Partnership, Etc. Neither the execution of this Agreement, not the terms and provisions of the Operative Documents is intended to be or to create, and the foregoing shall be construed not to be or to create any partnership, joint venture or other joint enterprise between the Lessor and any Note Holder. Neither the execution of this Agreement nor the management and administration of the Operative Documents and the related documents by the Lessor, nor any other right, duty or obligation of the Lessor under or pursuant to this Agreement or the other Operative Documents is intended to be or to create any fiduciary relationship between the Lessor and any Note Holder.

Section 9.30. Independent Analysis. Each Note Holder has entered into this Agreement without reliance upon representations made outside this Agreement or the other Operative Documents by the Lessor or by any Affiliate, agent or attorney of the Lessor and only after independently reviewing such documents, independently making such inspections, independently consulting with counsel and independently collecting and verifying such information, as the Lessor determined to be necessary or appropriate. Without limiting the foregoing, each Note Holder has independently reviewed the Operative Documents and independently made such inquiries and investigations of the Company and the Property as such Note Holder determined to be necessary or appropriate before executing this Agreement.

Section 9.31. No Recourse To Lessor. Except for breach of its representations and warranties in Section 3.02 and breach of its obligations under the Operative Documents (other than any obligation to pay any amounts relating to or arising out of the Notes (including the payment of principal, interest and fees to the Note Holders)), it is expressly understood and agreed by the parties hereto that no recourse to or against the Lessor or any trustee, employee, officer, director, incorporator, stockholder or agent of the Lessor shall be had for the payment of any amount owing by the Lessor under this Agreement or the other Operative Documents, or for the payment by the Lessor of any fee in respect hereof or any other obligation or claim of or against the Lessor arising out of or based upon this Agreement or the other Operative Documents.

Section 9.32. Delegation to the Agent. The Lessor hereby delegates to the Agent any and all obligations of the Lessor under the Operative Documents to deliver notices and other written information to the Agent or to the Note Holders, and the Note Holders hereby agree to look to the Agent, and not the Lessor, for the performance of such obligations. The Agent hereby accepts such delegation.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their officers thereunto duly authorized as of the day and year first above written.

DRESSER-RAND S.A. (FRANCE)

By: Name: Title:

CITIBANK INTERNATIONAL PLC (PARIS BRANCH), as Lessor

By: Name: Title:

CITIBANK INTERNATIONAL PLC (PARIS BRANCH), as Agent

By: Name: Title:

CITIBANK INTERNATIONAL PLC (PARIS BRANCH), as a Note Holder

By: Name: Title:

SCHEDULE I

MANNER OF PAYMENT
AND COMMUNICATIONS TO PARTIES

This Schedule I shows the names and addresses of the parties to the foregoing Participation Agreement, the Note Commitment of the Note Holders and the Investment Commitment of the Lessor.

Company:

(1)	Address for all notices:

Dresser-Rand S.A. (France)
31 Boulevard Winston Churchill
76600 LeHavre France
Attention:	Psacal Lardy, Vice President & General Manager
Phone:	33-235-25-53-01
Fax:	33-235-25-53-72

(2)
All payments to the Company with respect to the Operative Documents shall be made by wire transfer of immediately available funds to Credit Lyonnais, IBAN No. FR3230002065220000060375N97, BIC: CRLYFRPP and with sufficient information to identify the source and application of such funds.

Guarantor:

(1)	Address for all notices:

Dresser Rand Group Inc.
1200 W. Sam Houston Pkwy. N.
Houston, TX 77043
Attention:	Treasurer
Phone:	713-935-3488
Fax:	713-935-3880

(2)
All payments to the Guarantor with respect to the Operative Documents shall be made by wire transfer of immediately available funds to Citibank, N.A., ABA No. 021000089, Account No. 30583606, Swift Code: CITIUS33, with a reference to Dresser-Rand Group Inc., and with sufficient information to identify the source and application of such funds.

Lessor:

(1)	Address for all notices:

Citi
Corporate Banking
Global Industrials
388 Greenwich Street, 23rd Floor
New York, NY 10013
Attn:	Michelle Bauko
Phone:	(212) 816-7269
Fax:	(646) 291-3269

WITH A COPY TO:

Citibank International plc (Poland)
On behalf of Citibank International plc, Paris Loans Processing Unit (7th Floor) UL
Chalubinskiego 8
00-613 Warsaw, Poland
Attn:	Magda Ulanowska
Phone:	48 (22) 690 4095
Fax:	48 (22) 692 9940

(2)
All payments to the Lessor with respect to the Operative Documents shall be made by wire transfer of immediately available funds to Citibank, N.A., Account No. [          ], ABA# [          ], with a reference to [          ] and with sufficient information to identify the source and application of such funds.

Agent:

(1)	Address for all notices:

Citi
Corporate Banking
Global Industrials
388 Greenwich Street, 23rd Floor
New York, NY 10013
Attn:	Michelle Bauko
Phone:	(212) 816-7269
Fax:	(646) 291-3269

2

WITH A COPY TO:

Citibank International plc (Poland)
On behalf of Citibank International plc, Paris Loans Processing Unit (7th Floor) UL
Chalubinskiego 8
00-613 Warsaw, Poland
Attn:	Magda Ulanowska
Phone:	48 (22) 690 4095
Fax:	48 (22) 692 9940

(2)
All payments and transfers of funds to the Agent with respect to the Operative Documents shall be made by wire transfer of immediately available funds to Citibank, NA, Account No. [          ], ABA# [          ], Attention:  [          ], with a reference to [          ] and with sufficient information to identify the source and application of such funds.

3

Note Holder:

CITIBANK INTERNATIONAL PLC (PARIS BRANCH)

Amount
A-Note Commitment	€18,400,000
B-Note Commitment	€3,450,000

(1)
All payments with respect to the Operative Documents shall be made by wire transfer of immediately available funds to Citibank International plc (Paris Branch), Account No. [          ], Attn: [          ], ABA# [          ], with a reference to [          ] and with sufficient information to identify the source and application of such funds.

(2)	Address for all notices:

Citi
Corporate Banking
Global Industrials
388 Greenwich Street, 23rd Floor
New York, NY 10013
Attn:	Michelle Bauko
Phone:	(212) 816-7269
Fax:	(646) 291-3269

WITH A COPY TO:

Citibank International plc (Poland)
On behalf of Citibank International plc, Paris Loans Processing Unit (7th Floor) UL
Chalubinskiego 8
00-613 Warsaw, Poland
Attn:	Magda Ulanowska
Phone:	48 (22) 690 4095
Fax:	48 (22) 692 9940

4

Lessor:

CITIBANK INTERNATIONAL PLC (PARIS BRANCH)

Amount
Investment Commitment	€1,150,000

(1)
All payments with respect to the Operative Documents shall be made by wire transfer of immediately available funds to Citibank International plc (Paris Branch), Account No. [          ], ABA #[          ], Attention: [          ] and with sufficient information to identify the source and application of such funds.

(2)	Address for all notices:

Citi
Corporate Banking
Global Industrials
388 Greenwich Street, 23rd Floor
New York, NY 10013
Attn:	Michelle Bauko
Phone:	(212) 816-7269
Fax:	(646) 291-3269

WITH A COPY TO:

Citibank International plc (Poland)
On behalf of Citibank International plc, Paris Loans Processing Unit (7th Floor) UL
Chalubinskiego 8
00-613 Warsaw, Poland
Attn:	Magda Ulanowska
Phone:	48 (22) 690 4095
Fax:	48 (22) 692 9940

5

SCHEDULE II

FEES

I.	Commitment Fees

From and after the Initial Funding Date until the Commitment Termination Date, the Lessor shall pay, or cause to be paid, to the Agent for the account of each Note Holder and the Lessor, on the last Business Day of each March, June, September and December in each year commencing on December 31, 2007 and, on the Commitment Termination Date, commitment fees ("Commitment Fees") on the undrawn amount of such Note Holder's Note Commitment and the Lessor's Investment Commitment during such period at the percentages per annum set forth below and being based on the applicable Level. For purposes of determining the Commitment Fees during a quarterly period, the Level shall be the Leverage Ratio in effect on the as of the last day of the most recent fiscal quarter of the Guarantor immediately preceding such payment date.

Level	Commitment Fee
Level I	37.5 basis points
Level II	35 basis points
Level III	32.5 basis points
Level IV	30 basis points
Level V	25 basis points

II.	Upfront Fees

The Agent shall be paid on the first Funding Date following the Initial Funding Date an upfront fee in an amount equal to 0.20% of the Commitments (the "Upfront Fees"):

III.	Structuring and Advisory Fees

The Company shall pay on the first Funding Date following the Initial funding Date the structuring and advisory fees agreed to between Citigroup Global Markets Inc. and Dresser-Rand Group, Inc. as set forth in the mandate letter dated December 20, 2006 (as amended by the letter date May 9, 2007).

IV.	Agency Fee

Citibank International plc (Paris Branch) shall be paid an annual agency fee on the dates and in the amounts agreed to between the Agent and the Company.

SCHEDULE III

PRICING GRID

	Level I	Level II	Level III	Level IV	Level V
A-Notes: EURIBOR +	250 basis points	200 basis points	175 basis points	150 basis points	125 basis points
B-Notes: EURIBOR +	250 basis points	200 basis points	175 basis points	150 basis points	125 basis points
Investment: EURIBOR +	550 basis points	550 basis points	550 basis points	550 basis points	550 basis points

EXHIBIT A

PURCHASE PROCEDURES

1. Purchase Price. In connection with the purchase of the Property the Company shall purchase the Lessor's interest in the Property for the Termination Value.

2. Offer to Purchase. Any Offer to Purchase received by the Lessor and the Agent will be deemed to have been accepted by the Lessor on the date such Offer to Purchase is received, and any deemed Offer to Purchase shall be deemed accepted by the Lessor on the date such Offer to Purchase is deemed to have been made.

3. Closing Date. The date of the closing of the Company's purchase of the Lessor's interest in the Property (the "Closing Date"), will be no earlier than the date upon which payment of the Termination Value is received by the Lessor and:

(a) in the case of an Offer to Purchase pursuant to Section 6.04 of the Participation Agreement, the date specified by the Company, but in any event not less than five (5) days and no more than ninety (90) days following the date of the Lessor's deemed acceptance of such Offer to Purchase, but in any event not later than the Maturity Date; provided, however, that if such Offer to Purchase is delivered in connection with an Unwind Event, then the Closing Date shall be the date of the Lessor's deemed acceptance of such Offer to Purchase;

(b) in the case of an Offer to Purchase made or deemed to have been made pursuant to Section 6.06(a) of the Participation Agreement, the then existing Expiration Date; and

(c) if the Company after the occurrence of an Event of Default or Unwind Event elects to proceed under Section 6.02(g) of the Participation Agreement, then on the date of the Lessor's receipt of the Termination Value.

4. Conveyance. On the Closing Date, the Company shall pay, or cause to be paid, to the Lessor the Termination Value and:

(a) the Lessor shall simultaneously deliver to the Company a promise to sell under conditions precedent (“promesse de vente”) and a notarial deed documenting the definitive assignment of the Lessor's interest under the Sub-Ground Lease registered with the “conservation des hypothèques” of Le Havre reasonably necessary to assign and convey to the Company its interest in the Property, in each case without recourse, representation or warranty (expressed or implied) of any kind, except that its interest in the Property is free and clear of all Lessor Liens and Liens created by the Operative Documents or otherwise created or caused by the Lessor or other adverse interest of any kind created by any Lessor Party (except as consented to or created by the Company and except as to any interest created by the Lessor or the Agent upon the exercise of any right under the Operative Documents upon any Event of Default or Unwind Event);

A-1

(b) the Company shall assume, or shall cause the purchaser to assume, all of the obligations of the Lessor under the Sub-Ground Lease by proper instrument in recordable form; and

(c) the Lessor shall simultaneously convey, or cause to be conveyed, to the Company any Net Proceeds and/or the right to receive the same if any Net Proceeds are not in the Lessor's possession or control.

5. Releases. Upon the consummation of the purchase of the Lessor's interest in the Property in compliance with this Exhibit A and the Operative Documents, and at the request of the Company or the Agent, as applicable, the Lessor and the Agent (for itself and on behalf of the Note Holders and the Lessor) shall execute release and termination statements required to release or terminate the Liens granted under the Operative Documents (including the Sub-Ground Lease) with respect to the Property. The Lessor shall execute release and termination statements under the direction of the Agent. The Company shall pay all out-of-pocket costs and Taxes arising from the preparation, execution, filing, and recording of such release and termination statements other than with respect to the release of Lessor Liens which shall be the obligation of the party to whom such Lessor Lien is attributable.

6. Termination. Upon the completion of any purchase of the Lessor's interest in the Property in compliance with this Exhibit A but not prior, the Operative Documents (including the Sub-Ground Lease) shall terminate, except for indemnification and other obligations and liabilities which by the terms of the Operative Documents (including Section 9.01 of the Participation Agreement) survive termination thereof.

7. Assignment. The Company may assign to any Person the right to purchase the Lessor's interest in the Property. Notwithstanding any such assignment, the applicable Offer to Purchase (whether delivered or deemed to have been delivered) shall remain irrevocable and the Company will remain liable to the Lessor for the prompt payment and performance, as and when due, of all amounts payable in connection with the purchase of the Lessor's interest in the Property. No consent to any such assignment, acceptance of payment from or performance by any assignee or other action by or on behalf of the Lessor or the Agent other than payment of the purchase price for the Lessor's interest in the Property in full when due will release the Company of any obligations under this Agreement and the other Operative Documents.

A-2

EXHIBIT B

FORM OF REQUISITION
To:	Citibank International plc (Paris Branch) (Attention: Magda Ulanowska, Fax No.: (48 (22) 692 9940)

cc:	Citibank International plc (Paris Branch), as Agent (Attention: Magda Ulanowska, Fax No.: (48 (22) 692 9940)

DRESSER-RAND S.A. (FRANCE)
CERTIFIED REQUISITION NO. DATED

I, __________________ of Dresser Rand- S.A. (France), a French société anonyme registered with the Commercial and Companies Register at Le Havre under No. 562 060 269 (the "Company"), acting as construction agent (the "Construction Agent") for Citibank International plc (Paris Branch) (the "Lessor"), pursuant to the Construction Agency Agreement dated as of December 28, 2007 (as the same may be amended, modified or supplemented from time to time, the "Agency Agreement") between the Company and the Lessor, submit this irrevocable Requisition in accordance with Section 1.03(a) of the Participation Agreement (defined below) and certify, on behalf of the Company, to the following:

1. The total amount of Actual Project Costs for which a Funding is hereby requested is [___________] Euros (€[_________]). The Lessor is hereby requested to make a Funding in the aggregate amount of [                           ] Euros (€[                   ]) on [INSERT DATE - AT LEAST THREE (3) BUSINESS DAYS FOLLOWING THE DATE OF THE REQUISITION]. The Interest Period for the Funding requested by this Requisition shall be [one (1)] [two (2)] [three (3)] [six (6)] month[s]. The Note Holders and the Lessor are hereby requested to make Advances and Investments in the amount of [___________] Euros (€[___________]) and [___________] Euros (€[_________]), respectively, to Credit Lyonnais, IBAN: FR3230002065220000060375N97, BIC: CRLYFRPP.

2. The proceeds of the Funding requested herein shall be used solely to pay Actual Project Costs.

3. No part of the Actual Project Costs paid with the funds advanced under any previous Requisition is a basis for this Requisition, and none of the Actual Project Costs which are the subject of this Requisition was included in any Funding for any prior Requisition.

4. Attached as Schedule A to this Requisition is a general description of the Actual Project Costs to be paid or reimbursed with funds from the proceeds of the Funding requested in this Requisition.

5. Except as the Lessor or the Agent have heretofore been notified in writing, the Construction Agent reasonably believes that (a) the Actual Project Costs to complete the construction of the Facility as contemplated by the Construction Budget will not exceed the aggregate amount of the unused Commitments and (b) the Facility will be completed by the Date Certain.

6. The Property has not suffered any Event of Loss which has not previously been disclosed to the Lessor and the Agent.

7. All amounts previously advanced pursuant to previous Requisitions were paid to the parties entitled thereto as specified in such Requisitions.

8. All conditions precedent to the Funding requested herein that are set forth in the Participation Agreement have been satisfied or waived in accordance with the terms of the Operative Documents except for the following: [LIST ALL UNSATISFIED CONDITIONS PRECEDENT]

9. All of the representations and warranties of the Company and the Guarantor set forth in the Operative Documents entered into on or prior to the date hereof are true and correct in all material respects on and as of the date hereof, except, where applicable, on and as of the date specified in such representation or warranty. The Construction Agent (and in its individual capacity) is in compliance with all of its obligations under the Operative Documents and there exists no condition or event that would constitute an Event of Default, Unwind Event or Environmental Trigger.

All terms not defined herein shall have the meanings given to such terms in the Appendix A to the Participation Agreement dated as December 20, 2007 among the Company, Citibank International plc (Paris Branch), the Persons named therein as Note Holders, and Citibank International plc (Paris Branch) as Agent (as the same may be amended, modified or supplemented from time to time, the "Participation Agreement").

Dated this [_____] day of [_____________], 200[__].

DRESSER-RAND S.A. (FRANCE), as Construction Agent

By: Name: Title:

Schedule A

General Description of Work	Amount of Actual Project Costs Requested in this Requisition

EXHIBIT C

FORM OF OFFICER'S
CERTIFICATE OF COMPLETION

OFFICER'S CERTIFICATE

This Officer's Certificate is being furnished pursuant to the requirements of Section 2.04(a) of the Participation Agreement dated as of December 20, 2007 (as the same may be amended modified or supplemented from time to time, the "Participation Agreement"), among Dresser-Rand S.A (France), a French société anonyme registered with the Commercial and Companies Register at Le Havre under No. 562 060 269 (the "Company" or in its capacity as agent under the Agency Agreement, the "Construction Agent"); Citibank International plc (Paris Branch); the Persons named therein as Note Holders; and Citibank International plc (Paris Branch), as Agent. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Appendix A to the Participation Agreement.

The undersigned, on behalf of the Company, as Construction Agent, hereby certifies that:

1. The construction of the Facility has been substantially completed in accordance with the Construction Agency Agreement and all applicable Laws.

2. The Property is ready for occupancy and operation in accordance with the Construction Agency Agreement subject to customary punch list items, as evidenced by the issuance by the appropriate Governmental Authority of a permanent or temporary certificate of occupancy (or equivalent certificate or document) for the Facility contemplated by the Construction Agency Agreement.

3. All of the representations and warranties set forth in Section 3.01 of the Participation Agreement and in the Guaranty are true and correct in all material respects as of the date hereof or, as applicable, on and as of the date specified in such representation.

4. All conditions set forth in Section 2.04 of the Participation Agreement have been satisfied in full.

Dated: ___________	DRESSER-RAND S.A. (FRANCE), as Construction Agent

By: Name: Title:

C-1

APPENDIX A

PART I

Preliminary Statement

A. The Lessor will obtain a leasehold interest in the Land on which the Facility will be constructed and installed.

C. Using funds provided by the Lessor, the Company, as Construction Agent, has agreed to construct, or cause to be constructed, the Facility, and the Lessor has agreed to lease to the Lessee, and the Lessee has agreed to lease from the Lessor, the Facility and the Land pursuant to the terms of the Lease.

D. The Lessor is willing to provide a portion of the funding of the Actual Project Costs of the Facility.

E. The Lessor wishes to obtain, and the Note Holders are willing to provide, limited recourse financing of the remaining portion of the funding of the Actual Project Costs of the Facility.

F. Concurrently with the execution and delivery of the Participation Agreement, the Lessor is entering into the Loan Agreement, pursuant to which, among other things, provision is made for the issuance of the Notes to the Note Holders.

PART II

Rules of Construction

The following rules of usage shall apply to the Participation Agreement and the other Operative Documents (and each appendix, schedule, exhibit and annex thereto) unless otherwise required by the context or unless otherwise specified therein:

(a) Unless otherwise specified, definitions set forth herein or in any other Operative Document shall be equally applicable to the singular and plural forms of the terms defined.

(b) References to articles, sections, paragraphs, clauses, annexes, appendices, schedules or exhibits are references to articles, sections, paragraphs, clauses, annexes, appendices, schedules or exhibits in or to any Operative Document.

(c) The headings, subheadings and table of contents used in any Operative Document are solely for convenience of reference, shall not constitute a part of such Operative Document and shall not affect the meaning, construction or effect of any provision thereof.

(d) References to any Person in any Operative Document shall include such Person, its successors and permitted assigns.

(e) Reference to any agreement in any Operative Document means such agreement as amended, supplemented or otherwise modified from time to time in accordance with the applicable provisions thereof.

(f) References to any law in any Operative Document includes any amendment or modification to such law and any rules or regulations issued thereunder or any law enacted in substitution or replacement thereof.

(g) Words such as "hereunder", "hereto", "hereof" and "herein" and other words of like import used in any Operative Document shall, unless the context clearly indicates to the contrary, refer to the whole of such Operative Document and not to any particular article, section, subsection, paragraph or clause thereof.

(h) References to "including" in any Operative Document means including without limiting the generality of any description preceding such term.

(i) All terms of an accounting nature shall be construed in accordance with GAAP, as in effect from time to time.

(j) In any Operative Document, in connection with the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

PART III

Glossary of Terms

Part III of this Appendix A is a glossary of all or substantially all of the defined terms used in the Operative Documents. Not all of the terms defined in this Appendix A are used in the Participation Agreement.

"Act" means the Securities Act of 1933.

2

"Actual Project Costs" means, without duplication, (a) all amounts paid or payable with respect to the Property to finance the designing, engineering, surveying, acquisition, installation, construction, maintenance and decommission of the Facility through the Completion Date including, without limitation, the following: (i) project team costs associated with performing project oversight, (ii) architectural fees, design fees, engineering fees and fees and costs paid in connection with obtaining project permits and approvals required by Legal Requirements; (iii) site preparation costs; (iv) costs and other amounts payable by the Lessor under any Facility Agreement; (v) all costs and expenses payable for supplies, materials, equipment, labor and profit with respect to the Facility under any construction contract; and (vi) all pre-construction costs relating to the Property which has been incurred or paid by the Construction Agent; (b) all fees (including Commitment Fees) and expenses paid or payable on or with respect to the Notes; (c) all interest on the Notes; (d) all Distributions, fees (including Commitment Fees) and expenses paid or payable on or with respect to the Investments; (e) during the Interim Term, all premiums of insurance policies (and deductibles with respect thereto) required by the Construction Agency Agreement and all other costs of ownership and operation of the Property (including, without limitation, real estate taxes and utilities with respect to the Property); (f) all fees payable to any Citigroup Affiliate as provided in Schedule II to the Participation Agreement; and (g) all Transaction Costs.

"Additional Costs" means all Break Costs, Capital Adequacy Costs, Reserve Costs, Increased Costs, Charges, Other Taxes and other amounts, other than Fixed Rent, Termination Value, Permitted Lease Balance or Residual Value Amount payable (or indemnified against) by the Lessor or the Company, pursuant to the Participation Agreement and the other Operative Documents.

"Additional Rent" means all amounts (other than Fixed Rent, Termination Value, Permitted Lease Balance and Residual Value Amount) which the Company is required to pay to the Lessor pursuant to the Lease and the other Operative Documents, including (i) unpaid Charges, (ii) all sums, costs and expenses that are due and payable pursuant to Sections 6.04, 6.05, 6.06, 6.07 and 6.08 of the Participation Agreement, together with every fine, penalty, interest and cost that may be added for non-payment or late payment thereof, (iii) all fees and expenses payable by the Lessor pursuant to Sections 5.04, 9.13 and 9.25 of the Participation Agreement, (iv) all Transaction Costs and (v) all other Additional Costs.

"Adjusted Capitalized Cost" means the sum of the Series A Portion, Series B Portion and Series C Portion, and:

The "Series A Portion" of the Adjusted Capitalized Cost at any time shall be equal to the then outstanding aggregate principal amount of the A-Notes, together with interest accrued and unpaid and all other amounts due thereon;

The "Series B Portion" of the Adjusted Capitalized Cost at any time shall be equal to the then outstanding aggregate principal amount of the B-Notes, together with interest accrued and unpaid and all other amounts due thereon; and

The "Series C Portion" of the Adjusted Capitalized Cost at any time shall be equal to the then outstanding Investments, together with Distributions and all other amounts due thereon.

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"Advance" has the meaning set forth in Section 1.01(a) of the Participation Agreement.

"Affiliate" means, when used with respect to a Person, any other Person (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, (b) which beneficially owns or holds 5% or more of any class of the Voting Stock (or, in the case of a Person that is not a corporation, 5% or more of the equity interest) of such Person, or (c) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by such Person or any of its subsidiaries. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract and otherwise.

"After Tax Basis" means, with respect to any payment to be received, on a basis such that such payment received (actually or constructively) or accrued by any Person shall be supplemented by a further payment or payments to the recipient so that the sum of all such payments shall, after deduction for the net increase in all Taxes (taking into account any related credits or deductions claimed in the same or a prior period for which such Taxes are imposed as determined in good faith by such recipient in its sole discretion) using such ordering and other principles as it shall reasonably determine (without regard to when such Taxes are deemed utilized under the applicable Tax laws) resulting from the receipt (actual or constructive) or accrual of such payments, be equal to the payment otherwise required to be made.

"Agent" means CNAI or any successor selected pursuant to the Participation Agreement, acting in its capacity as administrative agent for the Note Holders and the Lessor.

"Alterations" means any and all additions to, alterations of, or replacements for, the Facility or any portion thereof made by or for the Lessee, at the sole cost and expense of the Lessee (as distinct from such additions, alterations and replacements funded by Advances and Investments), excluding any replacements installed as part of scheduled maintenance procedures.

"A-Note Capitalized Amounts" means interest on the A-Notes which is at any time payable to the A-Note Holders and funded by Advances made by the A-Note Holders pursuant to Section 1.03(b) of the Participation Agreement.

"A-Note Commitment" of any A-Note Holder means the commitment of such Person to make Advances under such Person's A-Note to fund Actual Project Costs, up to the aggregate principal amount set forth below the name of such Person on Schedule I to the Participation Agreement under the heading "A-Note Commitment," as the same may be adjusted from time to time pursuant to any Assignment and Acceptance(s) executed by such A-Note Holder pursuant to the terms of the Participation Agreement, which commitment shall expire on the Commitment Termination Date.

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"A-Note Holder" means the holder of any A-Notes.

"A-Notes" has the meaning set forth in Section 2.02 of the Loan Agreement.

"A-Portion of Actual Project Costs" means the amount equal to the product of (i) the aggregate amount of Actual Project Costs (excluding the A-Note Capitalized Amounts, the B-Note Capitalized Amounts and the Investment Capitalized Amounts) to be funded, multiplied by (ii) 80%.

"Applicable Margin" means, (a) with respect to the Notes, the percentage per annum applicable to the Notes for such Interest Period as shown on Schedule III to the Participation Agreement and being based upon the Level, and (b) with respect to the Investments, the percentage per annum applicable to the Investments for such Interest Period as shown on Schedule III to the Participation Agreement and being based upon the Level. For purposes of determining the Applicable Margin during an Interest Period, the Level shall be the Leverage Ratio as of the last day of the most recent fiscal quarter of the Guarantor immediately preceding such Interest Period.

"Applicable Payee" has the meaning set forth in Section 5.04(a) of the Participation Agreement.

"Applicable Payor" has the meaning set forth in Section 5.04(a) of the Participation Agreement.

"Applicable Permit" means any Permit that is necessary to own, acquire, maintain, operate, lease, construct, occupy or use (for the Intended Use) all or any portion of the Facility or interest therein in accordance with any of the Operative Documents.

"Applicable Rate" means the rate applied pursuant to Section 5.01(a) of the Participation Agreement.

"Applicable Unreimbursed Loss Rate" means (a) with respect to Unreimbursed Losses incurred by the Note Holders, the rate per annum that would have accrued on such Unreimbursed Losses had such Unreimbursed Losses been treated as outstanding principal under the B-Notes and (b) with respect to Unreimbursed Losses incurred by the Lessor, the rate per annum that would have accrued on such Unreimbursed Losses had such Unreimbursed Losses been treated as outstanding Investments, in each case from the date of incurrence to the date of payment of such Unreimbursed Losses. Interest accrued at the Applicable Unreimbursed Loss Rate shall be compounded on each Payment Date until the payment in full of such Unreimbursed Losses, together with all accrued interest thereon.

5

"Appraisal" means the appraisal of the Property delivered on or before the Initial Funding Date, which showed that the fair market value of the Property is forecasted to be (a) at the Completion Date, at least approximately equal to the estimated Actual Project Costs for the Property, and (b) at the Base Term Expiration Date, at least equal to three (3) times the sum of the principal amount of the B-Notes and the Investments projected to be outstanding at the Completion Date.

"Appraiser" means an independent MAI selected by the Agent and reasonably acceptable to Company.

"Assignee" has the meaning set forth in Section 5.03(b) of the Participation Agreement.

"Assignment and Acceptance" has the meaning set forth in Section 5.03(b) of the Participation Agreement.

"Assignor" has the meaning set forth in Section 5.03(b) of the Participation Agreement.

"Bankruptcy Event" means an event described in Section 6.01(e), (f), (g) or (h) of the Participation Agreement.

"Bankruptcy Law" means Title 11 of the United States Code, and any applicable Federal, state or local insolvency, reorganization, moratorium, fraudulent conveyance or similar Law now or hereinafter in effect for the relief of debtors.

"Base Term" has the meaning set forth in Section 3.01 of the Lease.

"Base Term Expiration Date" means the date that is five years and one month after the Completion Date or such earlier date on which the Lease is terminated in accordance with the terms of the Operative Documents.

"Best's" means Best's Insurance Reports published by A.M. Best Company, Inc. or any successor thereto which is a nationally recognized statistical rating organization.

"B-Note Capitalized Amounts" means interest on the B-Notes which is at any time payable to the B-Note Holders and funded by Advances made by the B-Note Holders pursuant to Section 1.03(b) of the Participation Agreement.

"B-Note Commitment" of any B-Note Holder means the commitment of such Person to make Advances under such Person's B-Note to fund Actual Project Costs, up to the aggregate principal amount set forth below the name of such Person on Schedule I to the Participation Agreement under the heading "B-Note Commitment," as the same may be adjusted from time to time pursuant to any Assignment(s) and Acceptance(s) executed by such B-Note Holder and pursuant to the terms of the Participation Agreement, which commitment shall expire on the Commitment Termination Date.

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"B-Note Holder" means the holder of any B-Notes.

"B-Notes" has the meaning set forth in Section 2.02 of the Loan Agreement.

"B-Portion of Actual Project Costs" means the amount equal to the product of (i) the aggregate amount of Actual Project Costs (excluding the A-Note Capitalized Amounts, the B-Note Capitalized Amounts and the Investment Capitalized Amounts) to be funded, multiplied by (ii) 15%.

"Break Costs" has the meaning set forth in Section 5.02(g) of the Participation Agreement.

"Business Day" means any day that is not (i) a Saturday or Sunday, (ii) Christmas Day or New Year's Day or (iii) any other day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system (or any other successor settlement system) is not scheduled to operate (as determined by the Agent).

"Capital Adequacy Costs" has the meaning set forth in Section 5.02(c) of the Participation Agreement.

"Casualty" means fire, earthquake, tornado, hurricane or other event that results in damage to, or destruction of, the Property or any portion thereof.

"Charges" means all Taxes arising directly or indirectly out of the transactions contemplated by the Participation Agreement and the other Operative Documents, (a) including (i) those which, at any time prior to or during the Lease Term, may accrue with respect to, be imposed or levied upon or assessed against or be a Lien upon (x) the Property or any part thereof, the Lessor or the Operative Documents, including the Notes and the Investments or (y)  the Lease or the leasehold estates thereby created, or which arise in respect of the acquisition, ownership, renovation, construction, installation, substitution, maintenance, manufacture, occupancy, operation, possession, disposition, use, non-use, financing, leasing, sub-leasing or condition of the Property or any part thereof or of the execution, delivery, expiration, redemption or termination of the Lease, the Notes, the Investments or any other Operative Document; (ii) those which may be imposed or levied upon, assessed against or measured by any Fixed Rent, Additional Rent or other sum payable under the Lease, the Notes, the Investments, the Participation Agreement or any other Operative Document; (iii) all sales, value added, goods and services, use and similar Taxes at any time levied, assessed or payable on account of the ownership, operation, use, leasing, or subleasing of the Property or any part thereof; (iv) all charges, rents, levies, fees, or assessments for or in respect of utilities, communications and other services rendered or used on or about or in connection with the Property or any part thereof; and (v) payments in lieu of each of the foregoing and all liabilities with respect to the foregoing; and (b) excluding Excluded Charges.

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“CIP” means Citibank International plc (Paris Branch), a finance institution established under the laws of England and qualified in France as a credit establishment of the European Economic Area.

"Citibank" means Citibank, N.A., a national banking association.

"Citigroup" means Citigroup Global Markets, Inc., Citibank, CNAI, Citicorp USA, Inc. and/or any of their respective branches or Affiliates.

"Closing Costs" means all costs and expenses incident to any sale, lease, exchange, redeployment or other disposition of the Property pursuant to the Operative Documents, including reasonable attorneys' fees of Special Counsel and any local counsel and escrow fees, recording fees, broker's fees, any out-of-pocket fees, costs (including Break Costs) or expenses incurred reasonably, or payable under the Operative Documents, by the Lessor or the Agent in connection with the same and in connection with the release of any Operative Document, and all applicable transfer and sales taxes which may be imposed by reason of such sale and conveyance and the delivery of any and all instruments in connection therewith.

"Closing Date" has the meaning set forth in Exhibit A to the Participation Agreement.

"CNAI" means Citicorp North America, Inc., a Delaware corporation.

"Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated or issued from time to time thereunder.

"Commission" means the Securities and Exchange Commission, or any regulatory body that succeeds to the functions thereof.

"Commitment Fees" has the meaning set forth in Schedule II to the Participation Agreement.

"Commitment Termination Date" means the earliest of (i) the Completion Date, (ii) the Date Certain (iii) full utilization of the Commitments and (iv) any other termination of the Commitments in full, including upon an Event of Default or Unwind Event.

"Commitments" means, collectively the Note Commitments and the Investment Commitment, totaling €23,000,000.

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"Company" means Dresser-Rand S.A. (France), a French société anonyme corporation.

"Completion Certificate" has the meaning set forth in Section 2.04(a) of the Participation Agreement.

"Completion Date" means the date on and as of which (i) the Construction Agent has delivered to the Lessor a fully executed Completion Certificate for the Property and (ii) the other conditions set forth in Section 2.04 of the Participation Agreement have been satisfied.

"Condemnation" means the taking, compulsory acquisition or requisitioning of the use of or title to the Property, any part thereof or the Lessor's rights, title and interest therein, by, or on account of, any condemnation or other action by any Person having the power of condemnation and shall include the withdrawal of the right to occupy the Land pursuant to the Ground Lease for reasons of public interest or utility.

"Consent" means any consent, approval, waiver, exemption, order, other action by, and any notice to or filing with, any Governmental Authority or other Person.

"Construction Agency Agreement" means the Construction Agency Agreement dated as of or prior to the Initial Funding Date between the Company, as Construction Agent, and the Lessor.

"Construction Agent" means the Company, as construction agent under the Agency Agreement.

"Construction Budget" means the budget prepared by the Construction Agent, in form and substance reasonably satisfactory to the Agent, which specifies the expected Actual Project Costs for the acquisition, construction and installation of the Facility, as the same may be amended, subject to limitations contained in Section 4(a)(i) of the Construction Agency Agreement.

"Construction Period Funding Requirement" has the meaning set forth in Section 1.05(c) of the Participation Agreement.

"Construction Period" means the period which commenced on the Initial Funding Date and terminates on the Completion Date or on such earlier date that the Operative Documents may be terminated in accordance with the terms of the Operative Documents.

"Construction Schedule" means the construction schedule for the Facility, in form and substance reasonably satisfactory to the Agent, as the same may be amended, subject to the limitations contained in Section 4(a)(iii) of the Construction Agency Agreement.

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"Contingent Rent" has the meaning set forth in Section 6.07 of the Participation Agreement.

"Covered Matters" means each of the matters referred to in clauses (i) through (xvi), inclusive, of Section 9.14(a) of the Participation Agreement and subject to the exclusions set forth in Section 9.14(b) of the Participation Agreement.

"CIP" means Citibank International plc (Paris Branch) a finance institution established under the laws of England and qualified in France as a credit establishment of the European Economic Area.

"Consolidated Debt" has the meaning given to such term in the Revolving Credit Agreement.

"Date Certain" means eighteen (18) months from the Initial Funding Date, subject to an extension of up to six months for Force Majeure affecting the completion of the Property.

"Debt" means (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property (excluding obligations under agreements for the purchase of goods in the normal course of business, but including obligations under agreements relating to the issuance of performance letters of credit or acceptance financing), (iv) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above and (vi) liabilities in respect of unfunded vested benefits under Plans; provided that (x) for the purposes of Section 8(a) of the Guaranty, "Debt" means only indebtedness for borrowed money (however evidenced) and (y) for the purposes of Section 6.01(f) of the Participation Agreement "Debt" means only (1) the obligations described in clauses (i), (ii) and (iii) above and (2) the obligations described in clause (v) above (to the extent such obligations relate to Debt described in clause (i) or (ii) above).

"Debt Rating" means as of any date, the rating that has been most recently announced by a Rating Agency for any class of senior, unsecured, non-credit enhanced long-term indebtedness for borrowed money issued by the Guarantor. For purposes of the foregoing, if any rating established by a Rating Agency shall be changed, such change shall be effective as of the date on which such change is first announced publicly by such Rating Agency.

"Default" means an event which with the lapse of time, the giving of notice or both would become an Event of Default or an Unwind Event.

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"Default Rate" means a rate per annum equal at all times to two percent (2%) per annum above the Applicable Rate.

"Distributions" means the distributions of current yield payable in respect of the Investments on each Payment Date, except that such amounts shall be capitalized pursuant to Section 1.03(b) of the Participation Agreement during the Construction Period.

"EBITDA" has the meaning given to such term in the Revolving Credit Agreement.

"Effective Date" has the meaning given to such term in Section 2.01(a) of the Participation Agreement.

"Eligible Assignee" means any Affiliate of the Note Holders and any financial institution approved by the Agent and, so long as no Event of Default or Unwind Event shall have occurred and be continuing, the Company, such approval not to be unreasonably withheld or delayed.

"EMU Legislation" means legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third stage of EMU.

"Environmental Action" means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement arising under any Environmental Law or Environmental Permit or relating to Hazardous Materials or arising from alleged injury or threat of injury to health and safety as it relates to Hazardous Materials or the environment, including (a) by any Governmental Authority for enforcement, Remediation or other actions or damages and (b) by any Governmental Authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

"Environmental Consultant" means any environmental consulting firm selected by the Agent and reasonably satisfactory to the Company.

"Environmental Event" means (i) any environmental event that has occurred or any environmental condition that is discovered in, on, beneath, from or involving the Property or any portion thereof (including the presence, emission, discharge, disposal, spill, leaching or other release of Hazardous Materials or the violation of any applicable Environmental Law) for which it may reasonably be expected that responsive measures, Remediation, or reporting will be required under any Environmental Law or (ii) the commencement of an Environmental Action concerning or against the Construction Agent, the Lessor, the Lessee, or the Property or any portion thereof, which Environmental Action could reasonably be expected to result in any ordered Remediation or corrective action or other liability.

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"Environmental Law" means any and all applicable Laws (as well as obligations, duties and requirements relating thereto under common law) relating to: (a) emissions, discharges, spills, releases or threatened releases of pollutants, contaminants, Hazardous Materials, materials containing Hazardous Materials, or hazardous or toxic materials or wastes into ambient air, surface water, groundwater, watercourses, publicly or privately-owned treatment works, drains, sewer systems, wetlands, septic systems or onto land; (b) the use, treatment, storage, disposal, handling, manufacturing, transportation, or shipment of Hazardous Materials, materials containing Hazardous Materials or hazardous and/or toxic wastes, materials, products or by-products (or of equipment or apparatus containing Hazardous Materials); (c) pollution or the protection of human health, safety or the environment from exposure to or injury or damage caused by Hazardous Materials; or (d) land use laws to the extent relating to human health and safety as it relates to Hazardous Materials or the environment.

"Environmental Permit" means any Permit, approval, identification number, license or other authorization required under any Environmental Law.

"Environmental Trigger" means the occurrence or existence of one or more Environmental Events affecting the Property where, in the reasonable opinion of the Agent and the Environmental Consultant, (i) the cost of Remediation, individually or in the aggregate, is reasonably expected to exceed $5,000,000 or (ii) the occurrence of such Environmental Event would materially and adversely affect the value of the Property or is otherwise reasonably expected to result in material liability with respect to the Property.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

"ERISA Affiliate" means any trade or business (whether or not incorporated) which is a member of a group of which the Guarantor is a member and which is under common control within the meaning of the regulations under Section 414 of the Code.

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"EURIBOR Rate" means for any Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of one percent) appearing on the Screen for Euros as the British Bankers Association LIBOR Rate ("BBA LIBOR") for deposits in Euros within the member states of the European Union which are Participating Member States at approximately 11:00 A.M. London time (or as soon thereafter as practicable) two Business Days prior to the first day of the Interest Period for such Advance or Investment, respectively, with a term equivalent to such Interest Period; provided that if such rate does not appear on such Screen (or, if such Screen shall cease to be publicly available or if the information contained on such Screen, in the Agent's reasonable judgment, shall cease accurately to reflect such BBA LIBOR for deposits in Euros within the member states of the European Union which are Participating Member States, as reported by any publicly available source of similar market data selected by the Agent that, in the Agent's reasonable judgment, accurately reflects such BBA LIBOR for deposits in Euros within the member states of the European Union which are Participating Member States), the "EURIBOR Rate" for such Interest Period for such Advance or Investment, respectively, shall be the arithmetic average (rounded to the nearest 1/100 of one percent) of the rates per annum at which deposits in Euros are offered by the principal office of the Citibank in (i) London, England to prime banks in the London interbank market at approximately 10:00 A.M. (London time), two Business Days before the first day of the Interest Period for such Advance or Investment, respectively, in an amount substantially equal to the Advance or Investment, respectively, comprising part of such Funding to be outstanding during such Interest Period.

"Euro" or “€” means the single currency of Participating Member States of the European Union.

"Eurocurrency Liabilities" has the meaning assigned to the term "Eurocurrency liabilities" in Regulation D of the Federal Reserve Board, as in effect from time to time.

"Event of Default" has the meaning set forth in Section 6.01 of the Participation Agreement.

"Event of Loss" means a Casualty, Condemnation or Environmental Event with respect to the Property.

"Exchange Act" means the Securities Exchange Act of 1934.

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"Excluded Charges" means (i) Taxes imposed on the Agent's or the Lessor's gross or net income or gross or net receipts (including any minimum taxes or taxes on, measured by or in the nature of capital, net worth, excess profits, items of tax preference, capital stock, franchise, business privilege or doing business taxes, all of the foregoing, to the extent such taxes are in the nature of a tax based upon or measured by gross or net income or gross or net receipts), and franchise Taxes imposed on such Person, to the extent such Tax is determined solely by reference to the fees received by the Agent or the Lessor under the Operative Documents; (ii) United States federal Taxes imposed on gross or net income or gross or net receipts (including any minimum taxes or taxes on, measured by or in the nature of capital, net worth, excess profits, items of tax preference, capital stock, franchise, business privilege or doing business taxes, all of the foregoing, to the extent such taxes are in the nature of a tax based upon or measured by gross or net income or gross or net receipts) (other than Taxes withheld at the source which shall be indemnified to the extent provided below) on a Lessor Party (other than an Indemnified Party) to the extent that such Tax is determined solely on the basis that such Person is a creditor entitled to receive only payments of interest, stated original issue discount, if any, and principal for such Tax purposes; (iii) Taxes imposed on a Lessor Party's (other than an Indemnified Party's) gross or net income or gross or net receipts (including any minimum taxes or taxes on, measured by or in the nature of capital, net worth, excess profits, items of tax preference, capital stock, franchise, business privilege or doing business taxes, all of the foregoing, to the extent such taxes are in the nature of a tax based upon or measured by gross or net income or gross or net receipts) by the jurisdiction under the Laws of which such Person is organized or by any jurisdiction in which such Person is doing business or by any political subdivision of the foregoing, to the extent that such Tax is determined solely on the basis that such Person is a creditor entitled to receive only payments of interest, stated original issue discount, if any, and principal for such Tax purposes; (iv) any Taxes imposed by the United States of America by means of withholding at the source if and to the extent that (A) such Taxes are not attributable to a change in applicable Law after the Execution Date or the effective date of the Assignment and Acceptance pursuant to which such Person became a Lessor Party (other than an Indemnified Party), (B) such Taxes are determined solely on the basis that such Person is a creditor entitled to receive only payments of interest, stated original issue discount, if any, and principal for such Tax purposes and (C) such Taxes are attributable to such Person's failure to properly complete and execute any Prescribed Forms such Person is eligible to complete that have been provided to it by the Company that would have reduced or eliminated the obligation to withhold such Taxes; (v) any Tax to the extent it relates to any act, event or omission that occurs, or relates to a period, after the termination of the Lease; (vi) any Tax for so long as it is being contested in accordance with the provisions of Section 5.04(h) of the Participation Agreement, provided that the foregoing shall not limit the Company's obligation under Section 5.04(h) of the Participation Agreement to advance to such Lessor Party amounts with respect to Taxes that are being contested in accordance with Section 5.04(h) of the Participation Agreement or any expenses incurred by such Lessor Party in connection with such contest; (vii) any Taxes imposed upon a Lessor Party with respect to any transfer, sale, financing or other disposition of any interest in the Property or any part thereof, or any interest therein or any interest or obligation under the Operative Documents or any Note or the Investments, or from any sale, assignment, transfer or other disposition of any interest in a Lessor Party or any Affiliate thereof, (other than any transfer in connection with (1) the exercise by the Company of its purchase option pursuant to Section 6.04 of the Participation Agreement, (2) the occurrence of an Event of Default, (3) a Casualty or Condemnation affecting the Property or (4) any assignment, sublease, modification or addition of or to the Property by the Company; (viii) any Taxes imposed against or payable by the Lessor Party resulting from, or that would not have been imposed but for, the gross negligence or willful misconduct of such Lessor Party; (ix) Taxes imposed on or payable by a Lessor Party to the extent such Taxes would not have been imposed but for a breach by the Lessor Party or any Affiliate thereof of any representations, warranties or covenants set forth in the Operative Documents (unless such breach is caused by the Company's breach of its representations, warranties or covenants set forth in the Operative Documents); (x) Taxes to the extent resulting from such Lessor Party's failure to comply with the provisions of Section 5.04(h) of the Participation Agreement, which failure precludes or materially adversely affects the ability to conduct a contest pursuant to Section 5.04(h) of the Participation Agreement (unless such failure is caused by the Company's breach of its obligations); (xi) Taxes which are included in Actual Project Costs if and to the extent actually paid and such Taxes are provided for in the Construction Budget; (xii) Taxes imposed on or with respect to or payable as a result of activities of a Lessor Party unrelated to the transactions contemplated by the Participation Agreement and the Operative Documents; (xiii) any Taxes imposed on a direct or indirect transferee, successor or assign of a Lessor Party to the extent of the excess of such Taxes over the amount of such Taxes that would have been imposed had there not been a transfer by the original Lessor Party of an interest arising under the Operative Documents, provided, however, that there shall not be excluded under this clause (xiii) any such Tax if such direct or indirect transferee, successor, or assignee of the Lessor Party acquired its interest as a result of a transfer in connection with or after an Event of Default; provided, further, that there shall not be excluded under this clause (xiii) any amount necessary to make any payment on an After Tax Basis; (xiv) any gift, inheritance or estate or similar Tax; (xv) any Tax imposed on a Lessor Party as a result of the failure of such Lessor Party to file any report, return or statement on a timely basis and to pay any Tax indicated as being due and payable on such report, return or statement, other than any withholding or other Tax which may be paid by the Company directly except to the extent attributable to (A) the Company's failure to satisfy its obligations under Section 5.04(i) of the Participation Agreement or (B) the Company's failure to make any payment with respect to such Tax in accordance with the provisions of Section 5.04 of the Participation Agreement; (xvi) any Tax which is specifically identified as an Actual Project Cost in the Construction Budget if and to the extent actually paid and (xvii) any Taxes arising from the occurrence of any prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975(c) of the Code; provided, however, that any such Taxes are not incurred or increased directly or indirectly by actions of the Company on or after the Execution Date (other than actions specifically required of the Company under any of the Operative Documents).

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"Expiration Date" means (i) the Base Term Expiration Date, (ii) if an Extension Term is given effect, its Renewal Term Expiration Date, and (iii) any other date on which the Lease is terminated in accordance with its terms and the terms of the other Operative Documents.

"Extension Request" has the meaning set forth in Section 5.07(a) of the Participation Agreement.

"Extension Term" has the meaning set forth in Section 3.02(a) of the Lease.

"Facility" means all required improvements to be constructed on the Land as described, including all buildings, fixtures and equipment of every kind from time to time to be constructed and installed pursuant to the Construction Agency Agreement and the Facility Agreements, together with any and all easements, benefits and appurtenances or such improvements, including sidewalks, utility pipes, conduits and lines, and parking areas and roadways.

15

"Facility Agreements" has the meaning set forth in Section 3(e) of the Agency Agreement.

"Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

"FIN 46" means Financial Accounting Standards Board Interpretation No. 46 entitled "Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin (ARB) No. 51" issued in January 2003.

"Financial Officer" means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer, controller, or vice president-finance of such Person.

"Fixed Rent" has the meaning set forth in Section 4.01 of the Lease.

"Force Majeure" means strikes, acts of God, acts of any Governmental Authority, natural disaster, war, insurrection, riot, terrorist acts or civil disobedience or other events beyond the direct or indirect control of the Construction Agent or its contractors or subcontractors and which are not attributable to a Fully Indemnifiable Event; provided, that an event shall not be considered to be beyond the control of the Construction Agent or its contractors or subcontractors if such event (x) could have been avoided by exercising that standard of foresight, care and due diligence that an ordinary, prudent and competent Person would exercise under the circumstances or (y) could have been avoided through the commercially reasonable expenditure of funds by the Construction Agent from proceeds of Advances and Investments.

"Force Majeure Costs" means any diminution in fair value of the Property due to a Force Majeure Loss Event, and any costs incurred by the Lessor as a result of a Force Majeure Loss Event; provided, however, that such costs shall only include interest on the Notes and Distributions on the Investments to the extent such interest and Distributions exceed the then available Total Note Commitment and the Investment Commitment or are for a period after the Date Certain.

"'Force Majeure Loss Event" means any Casualty or Condemnation, respectively, arising from an event of Force Majeure, which event of Force Majeure occurs during the Interim Term and, without duplication, any other event of Force Majeure with occurs during the Interim Term, in each case as determined by the Construction Agent in its reasonable discretion by written notice to the Agent and the Lessor delivered after the Construction Agent has knowledge of the relevant event. For the avoidance of doubt, Fully Indemnifiable Events do not constitute Force Majeure Loss Events.

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"Fully Indemnifiable Event" means: (i) any Environmental Event arising from a Pre-existing Environmental Condition, (ii) any claims of the Lessor for Losses unrelated to completion of construction of the Facility arising from any actions or failures to act on the part of the Company, as Construction Agent, or the Company's agents or subcontractors while in possession or control of the Facility or any portion thereof; (iii) any act of fraud, misapplication of funds, illegal acts, or willful misconduct on the part of the Company or (iv) any Bankruptcy Event.

"Funding" means a funding of Actual Project Costs specified in a Requisition, which Funding will consist of Advances made by the Note Holders and Investments made by the Lessor.

"Funding Date" means any date on which a Funding occurs under Article I of the Participation Agreement.

"Funding Percentage" means (a) with respect to any A-Note Holder, for any Funding to be made by the A-Note Holders, the percentage equal to such A-Note Holder's A-Note Commitment divided by the Total A-Note Commitment, (b)  with respect to any B-Note Holder, for any Funding to be made by the B-Note Holders, the percentage equal to such B-Note Holder's B-Note Commitment divided by the Total B-Note Commitment, and (c) with respect to the Lessor, for any Funding to be made by the Lessor, 100%.

"GAAP" means generally accepted accounting principles (including principles of consolidation), in effect from time to time in the United States, consistently applied.

"GAAP Project Costs" means Actual Project Costs other than (i) Specified Capitalized Amounts and (ii) deductibles under insurance policies maintained by the Construction Agent under the Agency Agreement.

"Governmental Action" means all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, written interpretations, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Governmental Authority, or required by any applicable Law, and shall include, without limitation, all environmental and operating permits and licenses that are required for the use, occupancy, zoning and operation of the Property as provided in the Lease.

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"Governmental Authority" means any United States, European Union, French, national, provincial, local or foreign court or governmental agency, authority, instrumentality or regulatory body with jurisdiction over the Company, the Lessor, the Lessee, the Note Holders, the Agent or the Property or any portion thereof.

"Ground Lease" means the Ground Lease dated as of or prior to the Initial Funding Date, between the Port, as ground lessor and the Company, as ground lessee, as the same may be further amended from time to time.

"Guarantor" means Dresser Rand Group Inc.

"Guaranty" means the Parent Guaranty dated as of or prior to the Initial Funding Date by the Guarantor in favor of the Lessor.

"Hazardous Materials" means (a) hazardous materials, hazardous wastes, hazardous pollutants, hazardous contaminants and hazardous substances as those or similar terms are defined under any Environmental Laws (including any liquid, ion, living organism or noise) that may be harmful to human health or other life or the environment or a nuisance to any person or that may make the use or ownership of any affected land or property more costly; (b) petroleum and petroleum products including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) asbestos and/or any material which contains any hydrated mineral silicate, including, but not limited to, chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (e) polychlorinated biphenyls ("PCB's"), or PCB-containing materials, or fluids; (f) radon; (g) any other hazardous radioactive, toxic or noxious substance, material, pollutant, or solid, liquid or gaseous waste; and (h) any hazardous substance that, whether by its nature or its use, is regulated under any Environmental Law or with respect to which any Environmental Law or governmental agency requires environmental investigation, monitoring or remediation.

"Increased Costs" has the meaning set forth in Section 5.02(b) of the Participation Agreement.

"Indemnified Party" has the meaning set forth in Section 9.14(b) of the Participation Agreement.

"Independent Engineer" means an engineering firm recognized nationally in France (i) reasonably satisfactory to the Agent and the Company and (ii) with respect to Section 9.05(b) of the Lease, reasonably satisfactory to the Agent.

“Initial Funding Date” means the date on which all of the conditions precedent set forth in Section 2.02 of the Participation Agreement are satisfied, which date shall be the date that each Operative Document (other than the Participation Agreement) shall be dated.

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"Instrument Guaranty" means the Instrument Guaranty dated as of or prior to the Initial Funding Date by the Company in favor of the Note Holders and the Lessor.

"Insurance Requirements" means (i) during the Construction Period, the insurance requirements contained in Section 5 of the Construction Agency Agreement and (ii) during the Base Term, the insurance requirements contained in Section 6.05 of the Lease.

"Intellectual Property Rights" has the meaning set forth in Section 6.10(d)(ii) of the Lease.

"Intended Use" means a facility for testing compressors, gas turbines, electric motors, together with all similar and associated equipment.

"Interest Period" means, with respect to the Notes and the Investments, the period commencing on a Funding Date, or the last day of the immediately preceding Interest Period, as applicable, and ending on the numerically corresponding day in the calendar month that is one (1), two (2), three (3) or six (6) months thereafter and each successive period commencing on the last day of the preceding Interest Period and ending on the numerically corresponding day of the calendar month that is one (1), two (2), three (3) or six (6) months thereafter; provided, however, that:

(i) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of the then commencing Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii) no Interest Period shall extend beyond the Expiration Date;

(iv) for purposes of calculating interest for any Interest Period, such calculations shall include the first day but exclude the last day of any such Interest Period; and

(v) there shall not be more than three (3) Interest Periods at any one time.

"Interest Setting Date" means, with respect to any Interest Period, the date which is three (3) Business Days before the first day of such Interest Period.

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"Interim Term" has the meaning set forth in Section 3.01 of the Lease.

"Investment" has the meaning set forth in Section 1.02(a) of the Participation Agreement.

"Investment Capitalized Amounts" means Distributions and, if Citigroup is the Lessor, the fees payable to Citigroup pursuant to Sections III and IV of Schedule II to the Participation Agreement, which amounts are funded by Investments made pursuant to Section 1.03(b) of the Participation Agreement.

"Investment Commitment" means the commitment of the Lessor to make Investments pursuant to Section 1.02 of the Participation Agreement up to an amount equal to €1,150,000, which commitment shall expire on the Commitment Termination Date.

"Investment Liquidation Amount" means the unpaid Investments, plus the Distributions accrued and unpaid thereon.

"Investment Portion of Actual Project Costs" means the amount equal to the product of (i) the aggregate amount of Actual Project Costs (excluding the A-Note Capitalized Amounts, the B-Note Capitalized Amounts and the Investment Capitalized Amounts) to be funded, multiplied by (ii) 5%.

"Involuntary Transfer" has the meaning set forth in Section 5.03(j)(ii) of the Participation Agreement.

"Junior Takeout" has the meaning set forth in Section 6.09(d)(ii) of the Participation Agreement.

"Junior Takeout Notice" has the meaning set forth in Section 6.09(d)(ii) of the Participation Agreement.

"Junior Takeout Option" has the meaning set forth in Section 6.09(d)(ii) of the Participation Agreement.

"Junior Takeout Period" has the meaning set forth in Section 6.09(d)(ii) of the Participation Agreement.

"Junior Takeout Price" has the meaning set forth in Section 6.09(d)(ii) of the Participation Agreement.

"Land" has the meaning set forth in the Preliminary Statement of the Lease.

"Law" means any law (including ERISA), treaty, statute, rule, regulation, ordinance, directive, order, ruling, code, binding judgment, decree, injunction, writ, determination, award, Permit, requirement or decision of, or agreement with or by a Governmental Authority, as the same shall be amended, issued or promulgated from time to time.

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"Lease" means the Lease dated as of or prior to the Initial Funding Date between the Lessor and the Lessee.

"Lease Extension Request" has the meaning set forth in Section 3.02(a) of the Lease.

"Lease Term" means the Interim Term, the Base Term and the Extension Term(s), if any.

"Legal Requirements" means (i) all applicable Laws, ordinary or extraordinary, or requirements arising from any restriction of record or otherwise, which now or at any time hereafter may be applicable to (A) the Lessor, solely as the result and directly related to being the holder of the ownership rights in, title to or leasehold interest in the Property; (B) the Lessee under the Lease; or (C) the Property or any part thereof, or any of the adjoining sidewalks or the ownership, acquisition, installation, construction, operation, mortgaging, occupancy, possession, use, non-use or condition of the Property or any part thereof; and (ii) all material agreements, covenants, and restrictions applicable to the Property or any part thereof or the ownership, acquisition, installation, construction, rebuilding, operation, mortgaging, occupancy, possession, use, non-use or condition thereof.

"Lessee" means the Company, as lessee under the Lease, and its successors and permitted assigns.

"Lessor" means CIP, and its permitted successors and assigns under the terms of the Participation Agreement and the other Operative Documents.

"Lessor Group" means the Lessor, the Agent, the Note Holders, and their respective agents and representatives.

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"Lessor Lien" means any Lien, true lease or sublease or disposition of title with respect to the Property arising as a result of (i) any claim against the Lessor, the Agent or any Note Holder not resulting from the transactions contemplated by the Operative Documents, (ii) any act or omission of the Lessor, the Agent or any Note Holder which is not required or expressly permitted by the Operative Documents or is in violation of any of the terms of the Operative Documents, (iii) any claim against the Lessor, the Agent or any Note Holder with respect to Taxes or Transaction Costs against which the Construction Agent or the Lessee is not required to indemnify the Lessor, the Agent or any Note Holder, in its individual capacity, pursuant to Section 9.14 of the Participation Agreement (other than by reason of clause (z) of Section 9.14(b) of the Participation Agreement), (iv) any claim against the Lessor or the Agent arising out of any transfer by the Lessor of all or any portion of the Property or the Operative Documents other than the transfer of title to or possession of the Property by the Lessor (1) pursuant to and in accordance with Sections 6.02, 6.03, 6.06, 6.07, 6.08, 6.09 or 6.10 of the Participation Agreement, (2) to any Person with the consent of the Company or (3) to the Company or any designee of the Company pursuant to or in accordance with the Operative Documents, or (v) any claim against any Note Holder arising out of any transfer by such Note Holder of any Note or any interest therein other than in accordance with the provisions of the Participation Agreement. Lessor Liens will not include any Permitted Encumbrances, any interests created by the Lessor upon the exercise of any right under the Operative Documents upon any Default, Event of Default or Unwind Event or any Lien or other encumbrance created by the Construction Agent or the Lessee, whether or not on behalf of the Lessor.

"Lessor Party" means each of the Lessor, the Agent, the Note Holders, their respective Affiliates, permitted successors and assigns and any officer, director, employee, agent or controlling Person of any of the above.

“Levels” means, as applicable, Level I, Level II, Level III, Level IV or Level V.

“Level I” means a Leverage Ratio equal to or greater than 2.5 to 1.0.

“Level II” means a Leverage Ratio less than 2.5 to 1:0 but equal to or greater than 2.0 to 1.0.

“Level III” means a Leverage Ratio less than 2.0 to 1:0 but equal to or greater than 1.5 to 1.0.

“Level IV” means Leverage Ratio less than 1.50 to 1:0 but equal to or greater than 1.0 to 1.0.

“Level V” means Leverage Ratio less than 1.0 to 1.00

"Leverage Ratio" means, on any date, the ratio of (a) Consolidated Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of the Guarantor most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided that to the extent any Asset Disposition or any Asset Acquisition (each as defined in the Revolving Credit Agreement) (or any similar transaction or transactions that require a waiver or a consent of the Required Lenders (as defined in the Revolving Credit Agreement) or incurrence or repayment of Indebtedness (as defined in the Revolving Credit Agreement) (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, EBITDA shall be determined for the respective Test Period on a Pro Forma Basis (as defined in the Revolving Credit Agreement) for such occurrences.

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"Liquidation Property Interest" means all rights, privileges and benefits of the Company under the Ground Lease and the Sub-Ground Lease and of the Lessor under the Sub-Ground Lease.

"Lessor Transferee" has the meaning set forth in Section 5.03(j)(i) of the Participation Agreement.

"Lien" means any deed to secure debt, mortgage, deed of trust, pledge, security interest, security title, encumbrance, lien, judgment lien, writ of execution, attachment or charge of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give, any security interest or financing statements under any applicable personal property security act or any comparable Law of any jurisdiction.

"Liquidation Event" has the meaning set forth in Section 6.09(a) of the Participation Agreement.

"Loan Agreement" means the Loan Agreement dated as of or prior to the Initial Funding Date among the Lessor, the Note Holders and the Agent.

"Losses" has the meaning set forth in Section 9.14(a) of the Participation Agreement.

"MAI" means a General Appraisal Member of the Appraisal Institute (formerly Member Appraisal Institute).

"Majority Holders" means (a) from the Initial Funding Date to the Commitment Termination Date, the Note Holders and the Lessor holding at least 50.1% of the aggregate Total Note Commitment and Investment Commitment, and (b) at any time on or after the Commitment Termination Date, the Note Holders and the Lessor holding at least 50.1% of the aggregate unpaid principal amount of the Notes and the Investments.

"Majority Note Holders" means (a) from the Initial Funding Date to the Commitment Termination Date, the Note Holders holding at least 50.1% of the aggregate Total Note Commitment, and (b) at any time on or after the Commitment Termination Date, the Note Holders holding at least 50.1% of the aggregate unpaid principal amount of the Notes.

"Margin Stock" has the meaning set forth in Regulations T, U and X.

"Material Adverse Effect" means a material adverse effect on any of (a) the business, assets, operations or condition, financial or otherwise, of the Guarantor and its Subsidiaries taken as a whole, (b) the ability of the Company or the Guarantor to perform any of its obligations under the Operative Documents or the ability of the Agent, any Note Holder or the Lessor to enforce any of such obligations, (c) the rights of or benefits (directly or indirectly) available to the Lessor and the Note Holders under any Operative Document, (d) the value, condition, marketability or operation of the Property or the Lessor's ownership or lease thereof taken as a whole, or (e) the validity or enforceability of any of the Operative Documents.

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"Material Plan" means either (i) a Plan under which the present value of the vested benefits exceeds the fair market value of the assets of such Plan allocable to such benefits by more than $20,000,000 or (ii) a Plan whose assets have a market value in excess of $100,000,000.

"Maturity Date" means the date that is 6 ½ years after the Initial Funding Date, as the same may be extended in accordance with Section 5.07 of the Participation Agreement.

"Maximum Rate" has the meaning set forth in Section 9.17 of the Participation Agreement.

"Moody's" means Moody's Investors Service, Inc. and any successor thereto which is a nationally recognized statistical rating organization.

"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ECSA to which the Guarantor or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding three plan years made or accrued an obligation to make contributions.

"Net Proceeds" means all Proceeds less the costs and expenses incurred by the Lessor and the Lessee in collecting such amounts with respect to the Property pursuant to Article VII of the Lease or Section 6 of the Construction Agency Agreement (other than amounts previously paid by the Lessee or the Construction Agent, as applicable, for costs and expenses in connection therewith to which the Lessor is entitled to reimbursement pursuant to the Operative Documents).

"New Note" has the meaning set forth in Section 3.04(b) of the Loan Agreement.

"Non-Accepting Holder" has the meaning set forth in Section 5.07(a) of the Participation Agreement.

"Non-Performance Event" has the meaning set forth in Section 6.03(d) of the Participation Agreement.

"Note Commitment" of any Note Holder means (i) the aggregate of the A-Note Commitment and B-Note Commitment of such Note Holder or (ii) if such Note Holder has only an A-Note Commitment or B-Note Commitment, the amount of the A-Note Commitment or the amount of the B-Note Commitment of such Note Holder, as applicable.

24

"Note Holder" means any or all of the A-Note Holders and the B-Note Holders.

"Notes" means, collectively, the A-Notes and the B-Notes.

"Offer to Purchase" means an irrevocable, written offer to purchase the Lessor's interest in the Property delivered in accordance with the purchase procedures set forth in Exhibit A to the Participation Agreement.

"Officer" of any Person means the president, any vice president, or an individual in such other similar capacity or any other duly authorized and responsible officer of such Person.

"Officer's Certificate" or "Officers' Certificate" of a Person means a certificate signed by an Officer or Officers of such Person.

"Old Note" has the meaning set forth in Section 3.04(b) of the Loan Agreement.

"Operative Documents" means the Participation Agreement, the Loan Agreement, the Notes, the Construction Agency Agreement, the Guaranty, the Instrument Guaranty, the Lease, the Sub-Ground Lease and the Ground Lease (and any memorandum thereof), in each case individually and collectively.

"Other Taxes" has the meaning set forth in Section 5.04(b) of the Participation Agreement.

"Outstanding" means, with reference to the Notes, as of any particular time, all Notes theretofore issued, except:

(a) Notes theretofore canceled and destroyed by the Lessor or surrendered to the Lessor for cancellation and destruction;

(b) Notes theretofore paid in full or required to be prepaid or canceled in whole within thirty (30) days thereafter; provided that in the case of Notes so to be prepaid or canceled, moneys sufficient for such prepayment or cancellation thereof shall theretofore have been deposited with, or shall then be held by, the Lessor, in accordance with the provisions of the Participation Agreement and notice of such prepayment or cancellation shall have been given or provision therefor satisfactory to the Lessor shall have been made; and

25

(c) Notes for which other Notes shall theretofore have been issued pursuant to Section 3.04 of the Loan Agreement; and

except also that (for the purpose of determining whether the Note Holders of the requisite principal amount of Notes or requisite Note Commitment have made or concurred in any notice, request, demand, direction, consent, approval, order, waiver, acceptance, appointment or other instrument or communication under or pursuant to any Operative Document), Notes registered in the name of the Company or a nominee or Affiliate of the Company shall be disregarded and deemed not to be Outstanding.

"Participation Agreement" means the Participation Agreement dated as of the Effective Date among the Company, the Lessor, the Note Holders, and the Agent.

"Participating Member States" means each state so described in any EMU Legislation.

"Payment Date" means, with respect to the Notes and the Investments, (a) if the Applicable Rate is determined by reference to the LIBO Rate, the Payment Date shall be each Conversion Date and the last day of each Interest Period and, without duplication, if such Interest Period has a duration of more than three (3) months, on each three-month anniversary of the first day of such Interest Period occurring during such Interest Period; (b) if the Applicable Rate is determined by reference to the Base Rate, the Payment Date shall be each Conversion Date and the last Business Day of each March, June, September and December and (c) in any case, the Commitment Termination Date and the Expiration Date. If the Applicable Rate is determined by reference to the LIBO Rate and if a Payment Date is not a LIBO Business Day, such Payment Date shall be the next preceding LIBO Business Day. Otherwise, if a Payment Date is not a Business Day, such Payment Date shall be the next succeeding Business Day.

"PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto.

"Permit" means any approval, certificate of occupancy, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from any Governmental Authority.

"Permitted Encumbrances" means with respect to the Property, any of the following: (i) any liens thereon for Charges and any liens (including title reservation rights) of mechanics, materialmen and laborers for work or services performed or materials furnished in connection with the Property, in each instance, which are not due and payable, or which are being contested in good faith by pursuant to Section 10.02 of the Lease; (ii) rights reserved to or vested in any Governmental Authority to condemn, acquire by compulsory acquisition, appropriate or recapture, control or regulate the use of the Property; (iii) easements, rights-of-way, servitudes, restrictions, reservations and other minor defects, encumbrances and irregularities in title to the Property or the Lessor's right, title and interest therein, which could not, individually or in the aggregate, materially and adversely affect the value, condition or marketability of the Property or the operation of the Property; and (v) the Operative Documents and all Liens created or contemplated thereby.

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"'Permitted Lease Balance" means the Termination Value, minus the amount of any Force Majeure Costs and Unreimbursed Losses, plus the amount of insurance proceeds or Condemnation awards and proceeds and third party payments applied toward the remediation of losses or damages relating to such Force Majeure Costs.

"Person" means any individual, corporation, limited liability partnership, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government.

"Plan" means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Guarantor or any ERISA Affiliate and covered by Title IV of ERISA.

"Plan and Specifications" has the meaning given to such term in the Construction Agency Agreement.

"Port" means the Autonomous Port of Le Havre, a public entity, registered with the SIREN under No. 775 770 198.

"Pre-existing Environmental Condition" means the presence or suspected presence of Hazardous Materials or any other condition that could give rise to an Environmental Event in, on or under the Land, which was in existence prior to the Property Acquisition Date.

"Prescribed Forms" means such duly executed form(s) or statement(s), and in such number of copies, which may, from time to time, be prescribed by Law and which, pursuant to applicable provisions of (a) an income tax treaty between the United States and the country of residence of the Note Holder or the Lessor providing the form(s) or statement(s), (b) the Code, or (c) any applicable rule or regulation under the Code, permit the Company and/or the Lessor to make payments under the Operative Documents for the account of the Lessor and/or any Note Holder free or at a reduced rate of deduction or withholding of income or similar Taxes.

"Proceeding" means any action, suit or proceeding in equity or at law or otherwise.

"Proceeds" means any and all amounts representing insurance proceeds or condemnation awards paid in connection with an Event of Loss to which the Property, the Lessee, the Agent or the Lessor may be entitled other than amounts paid by the Lessee (including amounts paid by the Lessee under any self insurance program) or funded by the Lessor whether or not through Advances and Investments.

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"Proceeds Trustee" means any title company or independent bank or trust company as may be designated by the Agent and, so long as no Event of Default or Unwind Event has occurred and is continuing, approved by the Company, such approval not to be unreasonably withheld or delayed.

"Property" means the Facility and the Land.

"Property Acquisition Date" means the date on which the Ground Lease is entered into between the Port, the Company and CIP.

"Property Charges" means all Charges with respect to the Property.

"Protective Expenditures" has the meaning set forth in Section 9.23 of the Participation Agreement.

"Prudent Industry Practice" means, at a particular time, (a) any of the practices, methods and acts engaged in or approved by a significant portion of the competitive construction industry at such time, or (b) with respect to any matter to which clause (a) does not apply, any of the practices, methods and acts which, in the exercise of reasonable judgment at the time the decision was made, could have been expected to accomplish the desired result consistent with good business practices, reliability, safety and expedition. "Prudent Industry Practice" is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts having due regard for, among other things, manufacturers' warranties and the requirements of any Governmental Authority of competent jurisdiction.

"Rating Agency" means S&P or Moody's.

"Rating Level" means, as applicable, Rating Level I, Rating Level II or Rating Level III.

"Rating Level I" means a Debt Rating of at least BBB+ by S&P or Baa1 by Moody's.

"Rating Level II" means a Debt Rating of BBB by S&P or Baa2 by Moody's.

"Rating Level III" means a Debt Rating below BBB by S&P or Baa3 by Moody's.

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"Record" has the meaning set forth in Section 8.08 of the Participation Agreement.

"Recoveries" means amounts recovered or recoverable by Lessor, or the Construction Agent (on behalf of Lessor), pursuant to or under any applicable Facility Agreement or any other document or contract (other than the Operative Documents) relating to the construction and acquisition of the Facility.

"Regulation T, U, or X" means such Regulations of the Federal Reserve Board, as in effect from time to time.

"Remaining Net Proceeds" has the meaning set forth in Section 6(a)(vi) of the Agency Agreement.

"Remarketing Period" has the meaning set forth in Sections 6.02(g), 6.03(c), 6.07 and 6.08 of the Participation Agreement, as the case may be.

"Remediation" means monitoring, investigation, cleanup, containment, excavation, removal, mitigation, treatment, response or restoration work.

"Renewal Term Expiration Date" means the last day of any Extension Term.

"Rent" means, collectively, Fixed Rent and Additional Rent.

"Reportable Event" means an event described in Section 4043(c) of ERISA with respect to which the 30-day notice requirement has not been waived by the PBGC.

"Reportable Event of Loss" means an Event of Loss where expenditures are expected to exceed in the aggregate during the Lease Term €5,000,000.

"Requisition" has the meaning set forth in Section 1.03(a) of the Participation Agreement.

"Reserve Costs" means, so long as a Note Holder or the Lessor shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional amounts equal to the product of (i) such Note Holder's or the Lessor's portion of the Adjusted Capitalized Cost of the Property multiplied by (ii) an interest rate per annum (at all times during the portion of the LIBO Rate Period during which such reserves were assessed) equal to the amount obtained by subtracting (a) the LIBO Rate for such LIBO Rate Period from (b) the rate obtained by dividing such LIBO Rate for such LIBO Rate Period by a percentage equal to 100% minus the LIBO Rate Reserve Percentage applicable to such Note Holder or the Lessor (as the case may be).

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"Residual Value Amount" means (i) at any date prior to the Completion Date, an amount equal to 89.99% of GAAP Project Costs financed through Advances and Investments to date, and (ii) at any date following the Completion Date, an amount equal to 80% of Actual Project Costs financed through Advances and Investments.

"Responsible Officer" means, with respect to the Company, any of the chief executive officer, the chief operating officer, the chief financial officer, the treasurer, any assistant treasurer, vice president, assistant vice president or other authorized officer who in the normal performance of his or her operational responsibilities would have knowledge of such matter and the requirements with respect thereto, of the Company.

"Retainage Amount" means the final contract price payment under any Facility Agreement payable after substantial in accordance with the provisions of such Facility Agreement..

"Return Conditions" has the meaning set forth in Section 9.05 of the Lease.

"Return Indemnity Agreement" has the meaning set forth in Section 9.05(k) of the Lease.

"Revolving Credit Agreement" means the US$500,000,000 Amended and Restated Credit Agreement dated as of August 30, 2007,as amended, supplemented or otherwise modified from time to time, among Dresser Rand Group Inc., as Domestic Borrower, D-R Holdings (France) S.A.S., as French Borrower, the Lenders party thereto, Citigroup North America, Inc., as Administrative Agent, and certain other financial institutions in other agent capacities,; provided, that, in the event that the Revolving Credit Agreement is terminated, the terms and provisions contained in the Revolving Credit Agreement immediately prior to such termination shall continue to apply herein as though such termination had not occurred.

"Sales Proceeds" means the proceeds of any sale, or other realization, of the Property.

"S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto which is a nationally recognized statistical rating organization.

"Screen" means, Reuters Screen LIBOR01, Page: BBA LIBOR (or any successor or substitute page, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time for the purposes of providing quotations of interest rates applicable to Euros within the member states of the European Union which are Participating Member States).

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"Senior Takeout" has the meaning set forth in Section 6.09(c)(ii) of the Participation Agreement.

"Senior Takeout Notice" has the meaning set forth in Section 6.09(c)(ii) of the Participation Agreement.

"Senior Takeout Option" has the meaning set forth in Section 6.09(c)(ii) of the Participation Agreement.

"Senior Takeout Period" has the meaning set forth in Section 6.09(c)(ii) of the Participation Agreement.

"Senior Takeout Price" has the meaning set forth in Section 6.09(c)(ii) of the Participation Agreement.

"Special Counsel" means Chadbourne & Parke LLP, or such other counsel as is reasonably satisfactory to the Agent.

"Specified Capitalized Amounts" means Distributions, Commitment Fees, Upfront Fees, transaction costs, structuring, advisory and other fees which are at any time payable to the Lessor, fees (other than Commitment Fees) payable to a Note Holder that is an Affiliate of the Lessor and which are funded by Investments made pursuant to Section 1.03(b) of the Participation Agreement.

"Sub-Ground Lease" means the Sub-Lease Agreement (Convention De Sous-Occupation Du Domaine Public) Authorizing the Temporary Occupation of Land in the Public Domain dated as of or prior to the Initial Funding Date, between Dresser-Rand S.A. and Citibank International PLC.

"Subsidiary" of a Person means any corporation or other similar entity of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation or entity (irrespective of whether or not at the time capital stock of any other class or classes of such corporation or entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

"Tax" or "Taxes" means any federal, state or local fee (including license, inspection, filing, recording, transfer and registration fees), tax (including any income, gross receipts, withholding, franchise, excise, sales, use, value added, goods and services, real, personal, tangible or intangible property tax or any tax similar to any of the foregoing taxes), interest equalization, recording, transfer or stamp tax, assessment (including any maintenance charge, owner association dues, charges or assessments), levy, impost, duty, charge or withholding of any kind or nature whatsoever, general and special, ordinary and extraordinary, foreseen and unforeseen of every character imposed or assessed by any federal, state or local government or agency, or governmental authority, together with any addition to tax, penalty, fine or interest thereon.

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"Term" means the period commencing on the Completion Date and ending on the Expiration Date.

"Termination Event" means (i) a "Reportable Event" described in Section 4043 of ERISA and the regulations issued thereunder (other than a "Reportable Event" not subject to the provision for 30-day notice to the PBGC under such regulations), or (ii) the withdrawal of the Guarantor or any of its ERISA Affiliates from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Plan by the PBGC, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

"Termination Notice" means any written notice of termination of the Lease or any other Operative Document that may be issued by the Lessee, the Lessor or the Agent after the occurrence of (i) an Event of Default or Unwind Event, (ii) a Casualty or Condemnation pursuant to Section 7.02 of the Lease or Section 6 of the Agency Agreement or (iii) an Environmental Trigger pursuant to Section 7.06 of the Lease or Section 6 of the Agency Agreement.

"Termination Value" means, as calculated as of the date of payment, without duplication, the sum of:

(a) an amount equal to (1) the unpaid principal amount of the Notes, plus (2) the unpaid Investments, plus (3) interest accrued and unpaid on the Notes to and including the Closing Date, plus (4) Distributions accrued and unpaid on the Investments to and including the Closing Date, plus

(b) all Closing Costs related to the sale of the Lessor's interest in the Property, plus

(c) all Break Costs related to the sale of the Lessor's interest in the Property, plus

(d) all Unreimbursed Losses, plus

(e) all other amounts owed by the Company under the Operative Documents.

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"Test Period" means, on any date of determination, the period of four consecutive fiscal quarters of the Company then most recently ended (taken as one accounting period).

"Total A-Note Commitment" means the aggregate A-Note Commitment of each A-Note Holder up to the aggregate amount of €18,400,000.

"Total B-Note Commitment" means the aggregate B-Note Commitment of each B-Note Holder up to the aggregate amount of 3,450,000.

"Total Note Commitment" means the aggregate Note Commitment of each Note Holder up to the aggregate amount of €21,850,000.

"Total Commitment Amount" means €23,000,000.

"Transaction Costs" has the meaning set forth in Section 9.13 of the Participation Agreement.

"Transfer" has the meaning set forth in Section 5.03(j)(i) of the Participation Agreement.

"Transferee" has the meaning set forth in Section 5.03(i) of the Participation Agreement.

"Unreimbursed Losses" means any and all Losses or Charges with respect to the transactions contemplated by the Operative Documents incurred by the Lessor or any other Lessor Party, which Losses or Charges (x) have not been paid by or on behalf of the Lessor with funds provided by the Construction Agent or the Lessee pursuant to the provisions of the Operative Documents and (y) have not been capitalized into the Notes and the Investments.

"Unwind Event" has the meaning set forth in Section 6.03(a) of the Participation Agreement.

"Upfront Fees" means the upfront fees described in Schedule II to the Participation Agreement.

"U.S. Dollars" or "$" means lawful currency of the United States of America.

"Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

"Work" has the meaning set forth in Section 7.01(d) of the Lease.

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